Exhibit 99.5
NOTICE OF SPECIAL MEETING OF
SHAREHOLDERS
and
HOLDERS OF 11.75% SUBORDINATED NOTES DUE 2017
of
PRIMARY ENERGY RECYCLING CORPORATION
MANAGEMENT PROXY CIRCULAR
With Respect to a Proposed
RECAPITALIZATION
pursuant to a
PLAN OF ARRANGEMENT
June 29, 2009
     These materials are important and require your immediate attention. They require Primary Energy Recycling Corporation securityholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisors. If you have questions or require more information with regard to voting, please contact Georgeson Shareholder Communications Canada, Inc. at 1.866.725.6498 or Computershare Investor Services Inc. at 1.800.564.6253 or via email at service@computershare.com.

June 29, 2009

To the holders of:	11.75% Subordinated Notes Due 2017 (the “Subordinated Notes”) of Primary Energy Recycling Corporation (the “Company”), including those Subordinated Notes currently or formerly held as a component of an enhanced income security (“EIS”) of the Company and those Subordinated Notes held separately (the “Separate Subordinated Notes”)

And to the holders of:	Common Shares (the “Existing Common Shares”) of the Company, including those Existing Common Shares held as a component of an EIS and those Existing Common Shares held separately
     As discussed in our recent public filings, last year the board of directors of the Company (the “Board”) initiated a strategic review process that resulted in the decision to pursue, together with EPCOR USA Ventures LLC (“EPCOR” or the “Manager”), the Company’s external manager and holder of an approximate 15.4% interest in Primary Energy Recycling Holdings LLC (“Primary Energy”), the sale of the Company or Primary Energy. Despite significant efforts, the sale process did not result in the receipt of an acquisition offer that the Board believes would provide adequate value to the Company’s securityholders.
     Concurrently with the sale process, the Company commenced efforts, led by its financial advisor Credit Suisse Securities (USA) LLC, to refinance its US$135 million term loan (the “Credit Facility”), due to mature on August 24, 2009. The current lending market is such that refinancing the Credit Facility is only feasible if there is no other material debt outstanding, including the Subordinated Notes. The Board has determined, therefore, that converting the Subordinated Notes into equity is required to obtain refinancing of the Credit Facility.
     If the Company is not able to refinance or extend the term of the Credit Facility on or prior to its maturity date, there will be an event of default under the Credit Facility and all amounts outstanding under the Credit Facility will become due and payable. In such a case, the collateral agent will be entitled on behalf of the lenders to, among other things, sell the Company’s assets and apply the proceeds to repay the amounts outstanding under the Credit Facility. An event of default under the Credit Facility in these circumstances would also result in, among other things, an immediate event of default under the indenture governing the Subordinated Notes, and the Company would be prohibited from making any payments (of principal or interest) on the Subordinated Notes or making any dividend payments on the Existing Common Shares until all amounts outstanding under the Credit Facility were repaid in full.
     The proposed recapitalization transaction (the “Recapitalization”), described below, is a means by which the Company can reduce its debt and associated interest costs in a manner that the Board believes will address the Company’s near term refinancing needs and create a capital structure that will be attractive to potential lenders and investors. Completion of the proposed Recapitalization will be conditional on, among other things, the concurrent completion of the refinancing of the Credit Facility.
     The Recapitalization contemplates a plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) that will result in:
•	the conversion of all outstanding Subordinated Notes into Existing Common Shares on the basis of sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes (the “Conversion”); and

•	the consolidation of all outstanding Existing Common Shares after completion of the Conversion on the basis of one new common share of the Company (the “New Common Shares”) for every seventeen (17) Existing Common Shares.
     As a result of the Recapitalization, the Company’s outstanding share capital will consist of approximately 38.0 million New Common Shares and each EIS unit will be replaced by one New Common Share. Currently, EIS holders own in the aggregate almost

100% of the Existing Common Shares. Following completion of the Recapitalization, the current holders of EISs will hold in the aggregate approximately 81.7% of the New Common Shares and the current holders of the Separate Subordinated Notes will hold in the aggregate approximately 18.3% of the New Common Shares.
     The Board believes that the proposed Recapitalization will benefit the Company by:
•	enhancing the Company’s options for refinancing the Credit Facility, without which the Company may be required to pursue other alternatives, including the sale of core assets or non-consensual proceedings under creditor protection legislation;

•	delevering its capital structure by reducing total debt; and

•	eliminating the high level of monthly interest payments on the Subordinated Notes.
     The Company and EPCOR have entered into an agreement pursuant to which the parties have agreed, concurrently with completion of the proposed Recapitalization, to make certain amendments to the capital structure of Primary Energy to replicate the effects of the Recapitalization. Following completion of these amendments, Primary Energy will have one class of common membership interests outstanding, approximately 14.3% of which will be owned by EPCOR and approximately 85.7% of which will be owned by the Company.
     The Company and EPCOR have also agreed to make certain amendments to the Company’s management arrangements with EPCOR, which are aimed at giving the Company greater control over the business. The Company intends to effect these changes to the management arrangements in a manner that should be cost neutral and result in a more effective management structure for the Company. In addition, the parties have agreed that, conditional on the completion of the Recapitalization and effective as of September 1, 2009, provided that EPCOR agrees to the sale, transfer, assignment or redemption of its interests in Primary Energy, the Company will have the right to terminate the management agreement with EPCOR for an initial termination fee of US$8 million, which fee shall decline on a monthly basis over a four year period to US$5,000,000. Further details regarding the proposed management restructuring is provided in the accompanying proxy circular. Completion of the Recapitalization will be conditional on, among other things, the concurrent completion of the amendments to the capital structure of Primary Energy and the management restructuring.
     When considering the Recapitalization and the related amendments to the capital structure of Primary Energy, the Board determined that amending the capital structure of Primary Energy is in the best interests of the Company. When making this determination the Board considered, among other factors:
•	The related amendments increase the Company’s relative equity ownership of Primary Energy from approximately 83.0% to 85.7%.

•	The related amendments will only occur if the refinancing of the Credit Facility is completed.

•	Pursuing non-consensual proceedings under creditor protection legislation would likely have a material and adverse impact on the value of the Company and Shareholders would be unlikely to have any recovery in such proceedings.

•	The proposed changes to the management structure, and in particular the Company’s right to terminate the management agreement in certain circumstances, are important factors that the Company believes will strengthen Primary Energy’s ability to manage its business and grow in the future and the related amendments were critical to achieving these changes.
     The Board believes that, in view of the challenges and risks to the Company’s ongoing viability resulting, in part, from the Company’s current capital structure, the Recapitalization is the best alternative available to, and in the best interest of, the Company and holders of Subordinated Notes and Existing Common Shares (collectively, the “Securityholders”). The Board has received an opinion (the “Fairness Opinion”) from its financial advisor, Genuity Capital Markets, that the Conversion, if implemented, is fair to holders of Subordinated Notes from a financial point of view. Securityholders are encouraged to read the Fairness Opinion carefully in its entirety. The Fairness Opinion is attached as Appendix F to the accompanying proxy circular.
     Completion of the proposed Recapitalization is subject to several conditions, including obtaining the requisite approval by Securityholders and approval by the Supreme Court of British Columbia. In addition, the Recapitalization will only be implemented concurrently with the completion of the refinancing of the Credit Facility.

     Certain directors of the Company and senior officers of the Manager, who collectively own 80,000 EISs, have indicated their intention to vote in favour of the Arrangement.
     The Existing Common Shares are listed on the Toronto Stock Exchange (the “TSX”) but have not been posted for trading. The Company has applied to have the New Common Shares listed and posted for trading on the TSX as of the Effective Date under the symbol “PRI”. Listing will be subject to the Company fulfilling the listing requirements of the TSX.
     The Board believes that it is extremely important that the Recapitalization be approved and implemented. We urge you to give serious attention to the Recapitalization and we recommend that you vote in favour of it in person or by proxy at the meeting on July 30, 2009. The current proposal is integral to our objectives of delevering the Company’s capital structure, securing a replacement credit facility and positioning the Company for the future, objectives to which management and the Board are committed, without having to pursue other alternatives that include the sale of core assets or non-consensual proceedings under creditor protection legislation. We hope that we will receive your support.

Yours very truly,

“Michel Lavigne”

A. Michel Lavigne (signed)
Chairman of the Board of Directors
     This material is important and requires your immediate attention. The transactions contemplated in the Recapitalization are complex. The accompanying proxy circular contains a description of, and a copy of, the plan of arrangement and other information concerning the Company to assist you in considering this matter. You are urged to review this information carefully. Should you have any questions or require assistance in understanding and evaluating how you will be affected by the proposed Recapitalization, please consult your legal, tax or other professional advisors. If you have questions or require more information with regard to voting, please Georgeson Shareholder Communications Canada, Inc. at 1.866.725.6498 or Computershare Investor Services Inc. at 1.800.564.6253 or via email at service@computershare.com. Additional copies of these materials are available by contacting V. Michael Alverson, Chief Financial Officer and Vice President, EPCOR USA Ventures LLC, Suite 129, 2000 York Road, Oak Brook, Illinois, 60523, USA.

IMPORTANT INFORMATION
     THIS MANAGEMENT PROXY CIRCULAR (THE “CIRCULAR”) CONTAINS IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE MATTERS REFERRED TO HEREIN.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION REGARDING THE RECAPITALIZATION THAT IS NOT CONTAINED IN THIS CIRCULAR AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON. THIS CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES DESCRIBED IN THIS CIRCULAR, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS CIRCULAR NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THE RECAPITALIZATION REFERRED TO IN THIS CIRCULAR SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS CIRCULAR.
     The distribution of the securities issued under the Recapitalization will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or the securities laws of any state of the United States. Such securities will instead be issued in reliance upon exemptions under the 1933 Act and applicable exemptions under state securities laws. Certain of the securities issued under the Recapitalization will be subject to restrictions on transfer. See “Certain Regulatory and Other Matters Relating to the Recapitalization — Resale of Securities Received in the Recapitalization — United States”.
     The issuance of the securities under the Recapitalization will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such new securities to be issued under the Recapitalization. Certain of the securities issued under the Recapitalization will be subject to restrictions on transfer. See “Certain Regulatory and Other Matters Relating to the Recapitalization — Resale of Securities Received in the Recapitalization — Canada”.
     Securityholders should carefully consider the income tax consequences of the proposed plan of arrangement described herein. See “Income Tax Considerations”.
     All information in this Circular is given as of June 29, 2009 unless otherwise indicated.
     Securityholders should not construe the contents of this Circular as investment, legal or tax advice. Securityholders should consult their own counsel, accountants and other advisors as to legal, tax, business, financial and related aspects of the Recapitalization. In making a decision regarding the Recapitalization, Securityholders must rely on their own examination of the Company and the advice of their own advisors.
     Any statement contained in this Circular or any amendment hereof or supplement hereto or in any document referred to in this Circular is to be considered modified or replaced to the extent that a statement contained herein or in any amendment or supplement or any subsequently filed document modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this Circular.
     This Circular is not an offer to sell or the solicitation of an offer to buy the Existing Common Shares or the New Common Shares. Such securities have not been and will not be registered under the 1933 Act or under Canadian provincial securities legislation, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

TABLE OF CONTENTS

IMPORTANT INFORMATION	5
FORWARD-LOOKING STATEMENTS	7
CURRENCY AND EXCHANGE RATE INFORMATION	8
PRESENTATION OF FINANCIAL INFORMATION	8
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND NOTEHOLDERS	9
SUMMARY	11
GLOSSARY	20
INFORMATION FOR BENEFICIAL OWNERS OF EXISTING COMMON SHARES AND SUBORDINATED NOTES	24
SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS	25
VOTING SECURITIES OF PERC AND PRINCIPAL HOLDERS THEREOF	26
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	27
BACKGROUND TO THE RECAPITALIZATION	28
DESCRIPTION OF THE RECAPITALIZATION	29
CERTAIN REGULATORY AND OTHER MATTERS RELATING TO THE RECAPITALIZATION	37
PERC BEFORE THE RECAPITALIZATION	38
PERC AFTER THE RECAPITALIZATION	40
LEGAL PROCEEDINGS	41
INCOME TAX CONSIDERATIONS	41
RISK FACTORS	49
AUDITORS, TRANSFER AGENT, REGISTRAR AND INDENTURE TRUSTEE	57
LEGAL MATTERS	57
DOCUMENTS INCORPORATED BY REFERENCE	57
ADDITIONAL INFORMATION	58
QUESTIONS AND FURTHER ASSISTANCE	58
APPROVAL OF PROXY CIRCULAR BY THE BOARD OF DIRECTORS	58
CONSENT OF GENUITY CAPITAL MARKETS	59
AUDITOR’S CONSENT	60

APPENDICES

Appendix A — Form of Noteholders’ Arrangement Resolution

Appendix B — Form of Shareholders’ Arrangement Resolution

Appendix C — Plan of Arrangement

Appendix D — Interim Order

Appendix E — Notice of Hearing of Petition

Appendix F — Fairness Opinion

FORWARD-LOOKING STATEMENTS
Cautionary Statement with regard to Forward-Looking Statements
     Certain statements in this Circular are “forward-looking statements”, which reflect the expectations of management regarding the successful completion and effects of the Recapitalization (defined herein) and refinancing of the Credit Facility (defined herein), future growth, results of operations, performance and business prospects and opportunities of the Company. Such forward-looking statements reflect current expectations regarding future events and operating performance and speak only as of the date of this Circular. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward-looking statements. Although the forward-looking statements contained in this Circular are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. Some of the risks, uncertainties and other factors include:
•	We may be unable to refinance our Credit Facility and continue as a going concern;

•	We may be required to pursue other alternatives that could have a negative effect on the Company and its stakeholders, including the sale of core assets or non-consensual proceedings under creditor protection legislation;

•	It is possible that the Company will experience an “ownership change” within the meaning of United States federal income tax laws in connection with or after the Recapitalization, which may limit the Company’s ability to use its pre-ownership change losses for periods following such ownership change;

•	The Company will recognize cancellation of indebtedness income for United States federal income tax purposes and debt forgiveness for Canadian federal income tax purposes to the extent the principal amount of the Subordinated Notes exceeds the fair market value of the Existing Common Shares issued in the Conversion, and such recognition may result in adverse tax consequences to the Company;

•	Absence of prior market for Existing Common Shares (defined herein) and New Common Shares (defined herein);

•	The Company’s financing arrangements could impact its business;

•	Dependence on the Manager (defined herein) and key personnel and risks associated with amendments to the Management Agreement (defined herein);

•	The Company’s reliance on only two underlying steel industry customers for its revenues;

•	The risk that revenue may be reduced upon expiration or termination of agreements with the Company’s customers;

•	The risk that the Projects (defined herein) may not operate as planned due to a failure to generate maximum electricity or thermal energy, equipment failures and other issues;

•	The dependence of the Projects on their electricity and thermal energy customers performing their obligations and maintaining operations;

•	Natural and inherent risks associated with operations;

•	Variations in cash flow;

•	The Company’s limited control over the Harbor Coal Project (defined herein);

•	Changing economic and political environment;

•	The impact of environmental and other regulations;

•	The impact of energy laws and regulations;

•	Labor disruptions;

•	The risk of future legal proceedings;

•	The risks associated with insurance not being sufficient to cover all losses;

•	Changes in costs and technology;

•	The risk that ArcelorMittal Steel may purchase the Ironside Project;

•	The risks associated with the term of the Management Agreement exceeding the terms of existing customer contracts; and

•	Risks associated with the Company’s financial results being dependent on the Manager’s internal controls over financial reporting.
     Any forward-looking statements made by us or on our behalf are subject to these factors and the other risk factors described (or incorporated by reference) in this Circular. These risks should be considered carefully, and readers are cautioned not to place undue reliance on our forward-looking statements. These factors and the other risk factors described (or incorporated by reference) in this Circular are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our future results. Such forward-looking statements are made as of the date of this Circular and, except as required by applicable securities laws, the Company assumes no obligation to update or revise them to reflect new events or circumstances. For a further discussion of risks, see “Risk Factors.”
CURRENCY AND EXCHANGE RATE INFORMATION
     In this Circular, references to “Cdn$” and “Canadian dollars” are to the lawful currency of Canada and references to “$”, “US$” and “U.S. dollars” are to the lawful currency of the United States. All dollar amounts herein are in U.S. dollars, unless otherwise stated.
     The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar, expressed in Canadian dollars, the average of such exchange rates during such period and the exchange rate at the end of such period, based on the noon rate as quoted by the Bank of Canada (the “Noon Buying Rate”). On June 26, 2009 the Noon Buying Rate was US$1.00 = Cdn$1.1531.

	Three Months Ended	Twelve Months Ended
	March 31, 2009	December 31, 2008
High	$1.30	$1.30
Low	$1.18	$0.97
Average(1)	$1.25	$1.07
Period End	$1.26	$1.22

(1)	The average exchange rate is the average of the Noon Buying Rates from all the business days during the period.
PRESENTATION OF FINANCIAL INFORMATION
     Our consolidated financial statements incorporated by reference and included in this Circular have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”). These principles differ in certain material respects from accounting principles generally accepted in the United States, and thus the financial information contained herein may not be comparable to the financial statements of U.S. companies.
     Our consolidated financial statements incorporated by reference and included in this Circular are presented on the assumption that we continue as a going concern. The going concern basis of presentation assumes that we will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities and commitments in the normal course of business. If this assumption were not used, adjustments would have to be made to the carrying value of our assets and liabilities, reported revenues and expenses and balance sheet classifications. If the Recapitalization and refinancing of the Credit Facility is not completed, based on our current liquidity position and forecasted operating cash flows and capital requirements for the next twelve months, there is significant doubt about the appropriateness of using the going concern assumption. See “Risk Factors — Risks Relating to the Non-Implementation of the Recapitalization — We May be Unable to Refinance our Credit Facility and Continue as a Going Concern.”

PRIMARY ENERGY RECYCLING CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND NOTEHOLDERS

TO HOLDERS OF:	THE 11.75% SUBORDINATED NOTES DUE 2017 OF PRIMARY ENERGY RECYCLING CORPORATION (the “Subordinated Notes”)

AND TO HOLDERS OF:	COMMON SHARES OF PRIMARY ENERGY RECYCLING CORPORATION (the “Existing Common Shares”)
     NOTICE IS HEREBY GIVEN that, pursuant to an order of the Supreme Court of British Columbia (the “Court”) dated June 26, 2009, a meeting (the “Meeting”) of the holders of the Subordinated Notes (the “Noteholders”) and of the holders of the Existing Common Shares (the “Shareholders”) of Primary Energy Recycling Corporation (the “Company”) will be held at the TSX Broadcast Centre, Main Floor, The Exchange Centre, 130 King Street West, Toronto, Ontario, Canada on July 30, 2009 at 10:00 a.m. (Toronto time) for the following purposes:
(a)	to consider, and, if deemed advisable, to pass, with or without variation, a resolution (the “Noteholders’ Arrangement Resolution”), the full text of which is set out in Appendix A to the accompanying management proxy circular (the “Circular”), approving an arrangement (the “Arrangement”) pursuant to Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”), which Arrangement is more particularly described in the accompanying Circular;

(b)	to consider, and, if deemed advisable, to pass, with or without variation, a special resolution of Shareholders (the “Shareholders’ Arrangement Resolution”), the full text of which is set out in Appendix B to the Circular, approving the Arrangement pursuant to Division 5 of Part 9 of the BCBCA, which Arrangement is more particularly described in the accompanying Circular; and

(c)	to transact such other business as may properly come before the Meeting or any adjournment thereof.
     The record date for entitlement to notice of the Meeting is June 24, 2009 (the “Record Date”). Each Noteholder as of the Record Date will have one vote for each Cdn$2.50 principal amount of Subordinated Notes held as of the Record Date. Each Shareholder as of the Record Date will have one vote for each Existing Common Share held as of the Record Date.
     Subject to any further order of the Court, the Court has set the quorum for the Meeting as the presence, in person or by proxy, of (a) one or more persons who are, or who represent by proxy, Noteholders who, in the aggregate, hold at least 5% of the aggregate principal amount of Subordinated Notes entitled to be voted at the Meeting; and (b) two persons who are, or who represent by proxy, Shareholders who, in the aggregate, hold at least 5% of the outstanding Existing Common Shares entitled to be voted at the Meeting.
     Noteholders and Shareholders, whether they hold their securities separately or as a component of an enhanced income security of the Company, are entitled to receive notice of, attend and vote at the Meeting as further described in the Circular.
     Noteholders and Shareholders that do not hold their securities in their own name should contact their broker or other intermediary through which they hold Subordinated Notes and Existing Common Shares, as applicable, to obtain a voting instruction form or a valid proxy.
     Subject to any further order of the Court, the vote required to pass the Noteholders’ Arrangement Resolution is the affirmative vote of at least a majority in number of Noteholders holding not less than 75% of the aggregate principal amount of Subordinated Notes present in person or by proxy voting together as a single class. The vote required to pass the Shareholders’ Arrangement Resolution is the affirmative vote of at least two-thirds of votes cast by Shareholders present in person or represented by proxy at the Meeting and entitled to vote on such resolution.
     The implementation of the Arrangement is subject to the approval of the Court. The hearing in respect of the Final Order is scheduled to be heard at 10:00 a.m. (Vancouver time) or soon thereafter on August 4, 2009, at 800 Smithe Street, Vancouver, British Columbia, Canada.

DATED at Toronto, Ontario this 29th day of June, 2009.

By Order of the Board of Directors of Primary Energy Recycling Corporation

“Michel Lavigne”

A. Michel Lavigne (signed)
Chairman of the Board of Directors
     Whether or not Shareholders and Noteholders are able to be present at the Meeting, they are requested to vote by following the instructions provided on the accompanying form of proxy or voting instruction card. In order to be effective, proxies must be received by Computershare Investor Services Inc. prior to 10:00 a.m. (Toronto time) on July 28, 2009 (or, in the event that the Meeting is adjourned or postponed, at such date and time as may be determined by an order of the Court) at the following address:
Computershare Investor Services Inc.
9th Floor, 100 University Avenue
Toronto, Ontario, Canada
M5J 2Y1
     If Shareholders or Noteholders have any questions about obtaining and completing proxies or voting instruction cards, they should contact Georgeson Shareholder Communications Canada, Inc. at 1.866.725.6498 or Computershare Investor Services Inc. at 1.800.564.6253 or via email at service@computershare.com.

SUMMARY
     This summary highlights selected information from this Circular to help Securityholders understand the Recapitalization. Securityholders should read this Circular carefully in its entirety to understand the terms of the Recapitalization as well as tax and other considerations that may be important to them in deciding whether to approve the Recapitalization. Securityholders should pay special attention to the “Risk Factors” section of this Circular. The following summary is qualified in its entirety by reference to the detailed information contained in this Circular. Capitalized terms used but not otherwise defined in this Summary have the meanings ascribed to them in the Glossary.
     References to “PERC” and the “Company” refer to Primary Energy Recycling Corporation and references to “we”, “our” and “us” refer to, collectively, Primary Energy Recycling Corporation, Primary Energy Recycling Holdings LLC and all of their subsidiaries.
PRIMARY ENERGY RECYCLING CORPORATION
     PERC is a corporation established under the laws of Ontario on June 10, 2005 and continued under the laws of British Columbia on August 5, 2005. The registered office of the PERC is located at Suite 1600, Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2 and the head office of PERC is located at Suite 3000, 79 Wellington Street West, Toronto, Ontario, Canada, M5K 1N2. The registered and head office addresses of PERC are those of its external legal counsel and PERC has no employees or assets in Canada.
     PERC holds approximately 84.6% of the total of preferred and common interests of Primary Energy Recycling Holdings LLC (“Primary Energy”) through its holdings of Class A preferred membership interests (the “Class A Preferred Interests”) and Class A common membership interests (the “Class A Common Interests”) of Primary Energy. PERC holds approximately 83.0% of the common interests and approximately 85.8% of the preferred interests of Primary Energy.
PRIMARY ENERGY
     Primary Energy is a limited liability company established under the laws of Delaware on May 23, 2005 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523. Primary Energy owns 100% of Primary Energy Operations LLC (“Primary Operations”), which in turn owns, through its subsidiaries, four wholly-owned recycled energy projects and a 50% interest in a pulverized coal facility (collectively, the “Projects”). Primary Operations is a limited liability company established under the laws of Delaware on June 26, 2003 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523.
EPCOR USA VENTURES LLC
     EPCOR USA Ventures LLC (“EPCOR” or the “Manager”) is a limited liability company established under the laws of Delaware on December 9, 2004 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523. EPCOR provides management and administrative services to the Company, Primary Energy and their subsidiaries pursuant to the terms of a management agreement (the “Management Agreement”). The Manager indirectly holds, through EPCOR USA Holdings LLC (“EPCOR Holdco”), approximately 15.4% of the total of preferred and common interests of Primary Energy through its holdings of Class B preferred membership interests (the “Class B Preferred Interests”) and Class B common membership interests (the “Class B Common Interests”) of Primary Energy. EPCOR Holdco holds approximately 17.0% of the common interests and approximately 14.2% of the preferred interests of Primary Energy.
     Additional information about PERC, Primary Energy and the Manager can be found on Primary Energy Recycling Corporation’s profile on SEDAR at www.sedar.com.
THE RECAPITALIZATION
     This Circular describes the proposed Recapitalization. The Recapitalization will be considered by Noteholders and Shareholders at the Meeting called for that purpose. If completed as contemplated, the Recapitalization will result in a number of significant changes to the capital structure of the Company, as more particularly described in this Circular.

BACKGROUND TO THE RECAPITALIZATION
     Last year, the board of directors of the Company (the “Board”) initiated a strategic review process to evaluate options available to the Company to maximize value for holders of the Company’s enhanced income securities (“EISs”). To assist in this review, the Company retained Genuity Capital Markets (“Genuity”) as its financial advisor and Mr. John D. Prunkl, former director and President of the Company, as a consultant. Together with Genuity, Mr. Prunkl and the Company’s external legal counsel, the Board considered pursuing various strategic alternatives, including a potential sale of the Company or of Primary Energy and the internalization of management of the Company. As part of this review, the Board and its advisors considered the Company’s current arrangements with its manager, EPCOR. Based on this review and following discussions with EPCOR, in late September 2008 the Board and EPCOR decided to jointly initiate a sale process.
     In October 2008, the Company and Primary Energy jointly retained Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Genuity to act as co-lead financial advisors in connection with the sale process. Several potential purchasers were identified and a number of them completed detailed due diligence of the Company, including site visits to the Company’s facilities. Final bids were submitted at the end of April. The Board reviewed the final bids with its financial and legal advisors and concluded that none of the offers would provide adequate value to Securityholders.
     Concurrently with the sale process, the Company commenced efforts to refinance the Credit Facility, due to mature on August 24, 2009. In February 2009, the Company retained Credit Suisse to lead the refinancing process and the parties actively pursued a replacement of the Credit Facility; however, the Company met significant challenges on its refinancing efforts. In particular, the current lending market is such that refinancing the Credit Facility is only feasible if there is no other material debt outstanding, including the Subordinated Notes. The Board has determined, therefore, that converting the Subordinated Notes into equity is required to obtain refinancing of the Credit Facility.
     In the absence of a sale transaction or secured refinancing commitments, the Company does not currently have sufficient cash on hand to pay the amounts that will come due under the Credit Facility on August 24, 2009. If the Company is not able to refinance or extend the term of the Credit Facility on or prior to its maturity date, there will be an event of default under the Credit Facility and all amounts outstanding thereunder will become due and payable. In such a case, the collateral agent will be entitled on behalf of the lenders to, among other things, sell the Company’s assets and apply the proceeds to repay the amounts outstanding under the Credit Facility. An event of default under the Credit Facility in these circumstances will also result in, among other things, an immediate event of default under the indenture governing the Subordinated Notes (the “Indenture”), and the Company will be prohibited from making any payments (of principal or interest) on the Subordinated Notes or making any dividend payments on the Existing Common Shares until all amounts outstanding under the Credit Facility are repaid in full.
     In response to these developments, on June 19, 2009, the Company announced the proposed recapitalization transaction (the “Recapitalization”), which would result in the conversion of all of the Subordinated Notes into newly issued common shares of the Company, immediately followed by a consolidation of all of the common shares of the Company. The Recapitalization is a means by which the Company can reduce its debt and associated interest costs in a manner that the Board believes will address the Company’s near term refinancing needs and create a capital structure that will be attractive to potential lenders and investors. Completion of the proposed Recapitalization will be conditional on, among other things, the concurrent completion of the refinancing of the Credit Facility.
     On June 22, 2009, the Company announced that it had signed a term sheet with anchor lenders to refinance the Credit Facility. The term sheet provides for a new senior secured term loan facility with a principal amount sufficient to repay the Credit Facility (the “Proposed Facility”). The Proposed Facility would require quarterly scheduled amortization payments, a quarterly cash sweep of excess cash flow and mandatory prepayments of net cash proceeds from asset sales that would be expected to result in the substantial de-leveraging of the Company over the term of the Proposed Facility. The Proposed Facility would be guaranteed by all of the Company’s subsidiaries and secured by a pledge of substantially all of the Company’s and its subsidiaries’ assets. The anchor lenders, which includes the Company’s financial advisor, Credit Suisse, or their respective affiliates, are expected to be co-lead arrangers of the Proposed Facility. The Company is currently working diligently towards obtaining financing commitments from the anchor lenders and additional lenders and negotiating definitive loan documentation for the Proposed Facility; however, there can be no assurance that the Company will be able to secure such commitments on the terms described above or at all.
     On June 26, 2009, the Company and EPCOR entered into an agreement pursuant to which the parties agreed, concurrently with completion of the proposed Recapitalization, to make certain amendments to the capital structure of Primary Energy to replicate the effects of the Recapitalization. Following completion of these amendments, Primary Energy will have one class of common membership interests outstanding. EPCOR will own 6,337,471 new common membership interests of Primary Energy and the Company will own 37,964,706 new common membership interests of Primary Energy, representing approximately 14.3% and 85.7%, respectively, of the outstanding new common membership interests of Primary Energy. The Company and EPCOR have also agreed to make certain amendments to the Company’s management arrangements with EPCOR, which are aimed at giving the Company greater control over the business. The Company intends to effect these changes to the management arrangements in a manner that should be cost neutral and result in a more effective management structure for the Company. In addition, the parties have agreed that, conditional on the completion of the Recapitalization and effective as of September 1, 2009, provided that EPCOR agrees to the sale, transfer, assignment or redemption of its interests in Primary Energy, the Company will have the right to terminate the Management Agreement for an initial termination fee of US$8 million, which fee shall decline on a monthly basis over a four year period to US$5,000,000. Further details regarding the proposed management restructuring are provided under the heading “Primary Energy Restructuring — Management Restructuring” below. Completion of the Recapitalization will be conditional on, among other things, the concurrent completion of the amendments to the capital structure of Primary Energy and the management restructuring.
     The Board believes that, in view of the challenges and risks to the Company’s ongoing viability resulting, in part, from the Company’s current capital structure, the Recapitalization, including the concurrent amendments to the capital structure of Primary Energy and management restructuring described above, is the best alternative available to, and in the best interest of, the Company and Securityholders. The Board has received a fairness opinion from Genuity, which states that the Conversion, if implemented, is fair to the Noteholders from a financial point of view.
DESCRIPTION OF THE RECAPITALIZATION
The Arrangement
Treatment of Noteholders
     All accrued and unpaid interest on the Subordinated Notes up to and including the day before the Effective Date will be paid in cash on the Effective Date.
     On the Effective Date, in full settlement of the Subordinated Notes and all obligations under the Subordinated Notes and the Indenture, Noteholders will receive sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes (the “Conversion”), representing in the aggregate approximately 95.2% of the Existing Common Shares on a Fully Diluted Basis. Pursuant to the Plan of Arrangement, the Subordinated Notes and all entitlements relating to the Subordinated Notes will be irrevocably and fully cancelled on the Effective Date and the Indenture will be terminated.
     No fractional Existing Common Shares will be issued as part of the Conversion. See “Description of the Recapitalization — The Arrangement — Fractional Shares.”
Treatment of Shareholders
     Immediately following the Conversion on the Effective Date, there will be a consolidation of all outstanding Existing Common Shares whereby Existing Common Shares will be exchanged for New Common Shares on the basis of one New Common Share for every seventeen (17) Existing Common Shares (the “Consolidation”). On the Effective Date, all entitlements relating to the Existing Common Shares will be irrevocably and fully cancelled and extinguished.
     No fractional New Common Shares will be issued as part of the Consolidation. See “Description of the Recapitalization — The Arrangement — Fractional Shares.”
Securities Issued to Securityholders Under the Arrangement
Existing Common Shares
     On the Effective Date, sixteen (16) Existing Common Shares will be issued for each Cdn$2.50 principal amount of Subordinated Notes pursuant to the Conversion. Immediately thereafter, all outstanding Existing Common Shares will be exchanged for New Common Shares. For a description of the Subordinated Notes and Existing Common Shares, see “PERC Before the Recapitalization — Capital of the Company.”

New Common Shares
     PERC is authorized to issue an unlimited number of New Common Shares. The New Common Shares issued pursuant to the Consolidation will be of the same class as the Existing Common Shares. Holders of New Common Shares will be entitled to receive dividends as and when declared by the Board and will be entitled to one vote per share on all matters to be voted on at all meetings of shareholders. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of New Common Shares will be entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.
     On June 19, 2009, concurrent with the public announcement of the Recapitalization, the Board suspended the declaration of dividends on all Existing Common Shares. The Board expects that the terms of any new credit facility will effectively prohibit the declaration and payment of dividends on the New Common Shares until the Company is able to achieve certain reductions in outstanding indebtedness under its new credit facility.
     The Company has applied to have the New Common Shares listed and posted for trading on the Toronto Stock Exchange (the “TSX”) as of the Effective Date under the symbol “PRI”. Listing will be subject to the Company fulfilling the listing requirements of the TSX.
EFFECT OF THE RECAPITALIZATION
     The following table shows the effect of the Recapitalization on the Company’s consolidated capital structure. As the final terms of the refinancing of the Credit Facility are not currently known, the following table does not show the effect of such refinancing on the Company’s consolidated capital structure.

		Pro Forma
		After
	March 31, 2009	Recapitalization
	($ in thousands, except ratios and percentages)
	(Unaudited)	(Unaudited)
Long-term debt, including current portion	211,112	135,000 (1)
Shareholders’ equity	47,513	117,457 (2)
Total capitalization	258,625	252,457
Debt/Equity	4.4	1.2
Debt as a percentage of total capitalization	81.6%	53.5%

(1)	Assumes the current indebtedness of $135 million under the Credit Facility remains outstanding. The final terms of the new credit facility are not currently known and as such, this number may not be reflective of the total indebtedness that will be outstanding on completion of the Recapitalization and the concurrent refinancing of the Credit Facility. The Company expects that the amounts of indebtedness outstanding under any new credit facility will increase from its current level. For example, if the new credit facility is in the amount of $150 million, the Total capitalization would be $267,457, Debt/Equity would be 1.3 and Debt as a percentage of total capitalization would be 56.1%.

(2)	Reflects the Conversion, net of professional fees of $2.5 million and the write off of existing deferred finance fees of $3.7 million.
THE MEETING
     Pursuant to the Interim Order, the Company has called the Meeting for Noteholders and Shareholders to consider and, if deemed advisable, pass the Arrangement Resolutions approving the Recapitalization. The Meeting will be held on July 30, 2009 at the TSX Broadcast Centre, Main Floor, The Exchange Centre, 130 King Street West, Toronto, Ontario, commencing at 10:00 a.m. (Toronto time).
     Subject to any further order of the Court, the Court has set the quorum for the Meeting as the presence, in person or by proxy, of (a) one or more persons who are, or who represent by proxy, Noteholders who, in the aggregate, hold at least 5% of the aggregate principal amount of Subordinated Notes entitled to be voted at the Meeting; and (b) two persons who are, or who represent by proxy, Shareholders who, in the aggregate, hold at least 5% of the outstanding Existing Common Shares entitled to be voted at the Meeting.
     Noteholders and Shareholders, whether they hold their securities separately or as a component of an EIS, are entitled to receive notice of, attend and vote at the Meeting as further described in the Circular.

     Beneficial Owners who hold their Subordinated Notes and/or Existing Common Shares in the name of an intermediary or in the name of a depositary such as CDS will receive either a voting instruction form or form of proxy. Beneficial Owners must complete and sign the voting instruction form or form of proxy and return it in accordance with the directions set out on such form. Beneficial Owners who desire to attend the Meeting in person must follow the procedures set out under “Information for Beneficial Owners of Existing Common Shares and Subordinated Notes.”
     Beneficial Owners who have questions or require further information on how to submit their vote at the Meeting are encouraged to speak with their brokers and intermediaries or to contact Computershare Investor Services Inc. at 1.800.564.6253 or via email at service@computershare.com.
Securityholder Approvals
Shareholder Approval
     Shareholders are entitled to one vote for each Existing Common Share held as of the Record Date. Spoiled, invalid or illegible ballots or abstentions will not be counted. The Shareholders’ Arrangement Resolution (the full text of which is set out in Appendix B to this Circular) must be approved by at least two-thirds of the votes cast by Shareholders present in person or represented by proxy at the Meeting and entitled to vote on such resolution.
     Holders of EISs will be required to vote their Existing Common Shares and the corresponding Subordinated Note component of such EISs either both in favour of, or both against, the Shareholders’ Arrangement Resolution and Noteholders’ Arrangement Resolution, as applicable.
Noteholder Approval
     The Interim Order specifies that all Noteholders as of the Record Date shall vote as one class for the purposes of voting on the Noteholders’ Arrangement Resolution. The Interim Order provides that, subject to any further order of the Court, in order for the Noteholders’ Arrangement Resolution (the full text of which is set out in Appendix A to this Circular) to be passed by Noteholders at the Meeting, at least a majority in number of Noteholders holding not less than 75% of the aggregate principal amount of Subordinated Notes present in person or by proxy at the Meeting, voting together as a single class, must vote in favour of the Noteholders’ Arrangement Resolution.
     Holders of EISs will be required to vote their Subordinated Notes and the corresponding Existing Common Share component of such EISs either both in favour of, or both against, the Noteholders’ Arrangement Resolution and Shareholders’ Arrangement Resolution, as applicable.
Court Approval of Plan of Arrangement
     The implementation of the Plan of Arrangement is subject to, among other things, approval of the Court. Prior to the mailing of this Circular, the Company filed an application for approval of the Arrangement and obtained the Interim Order, a copy of which is attached as Appendix D to this Circular.
     Following approval of the Noteholders’ Arrangement Resolution and the Shareholders’ Arrangement Resolution at the Meeting, the Company intends to apply for the Final Order. A copy of the Notice of Hearing of Petition is attached as Appendix E to this Circular. The hearing in respect of the Final Order is scheduled to take place on August 4, 2009 at 10:00 a.m. (Vancouver time) or soon thereafter before the Court at 800 Smithe Street, Vancouver, British Columbia, Canada. At the hearing, any Securityholder or other interested party who wishes to participate, or to be represented, or to present evidence or argument, may do so, subject to filing with the Court and serving upon the solicitors for the Company an Appearance and satisfying any other requirements of the Court as provided in the Interim Order or otherwise. At the hearing for the Final Order, the Court will consider, among other things, the fairness and reasonableness of the Arrangement, and the approval of each of the Noteholders’ Arrangement Resolution and the Shareholders’ Arrangement Resolution at the Meeting.

PRIMARY ENERGY RESTRUCTURING
Amendments to Capital Structure
     On June 26, 2009, the Company and EPCOR entered into an agreement pursuant to which the parties agreed, concurrently with completion of the proposed Recapitalization, to make certain amendments to the capital structure of Primary Energy to replicate the effects of the Recapitalization. Following completion of these amendments, Primary Energy will have one class of common membership interests outstanding. EPCOR will own 6,337,471 new common membership interests of Primary Energy and the Company will own 37,964,706 new common membership interests of Primary Energy, representing approximately 14.3% and 85.7%, respectively, of the outstanding new common membership interests of Primary Energy.
     Holders of the new common membership interests of Primary Energy: (i) will be entitled to receive distributions pro rata based on the number of new common membership interests held as and when declared by the board of managers of Primary Energy, except that for so long as it is a member of Primary Energy, PERC and only PERC will be entitled to receive additional special distributions equal to all of PERC’s ongoing public company and corporate expenses and costs (the “Special Distributions”), which Special Distributions shall accrue daily in arrears and be compounded monthly, whether or not such Special Distributions are declared by the board of managers of Primary Energy and paid; (ii) will be entitled to vote on all matters to be voted on at all meetings of members of Primary Energy; and (iii) upon the voluntary or involuntary liquidation, dissolution or winding-up of Primary Energy, will be entitled to share ratably in the remaining assets available for distribution after payment of liabilities of Primary Energy, including, without limitation, any accrued and unpaid Special Distributions.
     In addition, the Company and EPCOR have agreed to amend the securityholders’ agreement governing Primary Energy to provide that so long as EPCOR owns 10% or more of the equity interests in Primary Energy, the Company will have the right to require EPCOR to sell its interests in a sale of all of the interests of Primary Energy; provided that if EPCOR opposes the sale of its interest, any such sale transaction will require the approval of 2/3 of the votes cast by the Company’s shareholders, such calculation to be made as if EPCOR, solely for this purpose, was a shareholder of the Company that voted against the sale and holds the number of votes determined on the basis of its pro rata interest in Primary Energy. If EPCOR’s interests in Primary Energy fall below 10%, the Company will have the right to unilaterally require EPCOR to sell its interests in a sale transaction. If the Company exercises its right to require EPCOR to sell its interests in Primary Energy in a sale that is opposed by EPCOR, the Company will also be required to terminate the Management Agreement and pay the applicable termination fee described below.
     Currently, the Class A Preferred Interests, all of which are held by PERC, have a preferential right over any other class of membership interests of Primary Energy with respect to the payment of dividends and upon liquidation, dissolution, or winding up of Primary Energy. On completion of the Recapitalization and the concurrent amendments to the capital structure of Primary Energy described above, the priority of the Class A Preferred Interests over all other membership interests will be eliminated and all holders of the new common membership interests of Primary Energy will be entitled to pro rata distributions and will be entitled to share ratably in the assets of Primary Energy on a liquidation, dissolution or winding-up of Primary Energy. The amendments to the capital structure of Primary Energy, and the resulting elimination of the preference of the Class A Preferred Interests over all other membership interests of Primary Energy, will occur only if the Recapitalization and the refinancing of the Credit Facility are completed. If the Recapitalization and the refinancing of the Credit Facility are not completed, the capital structure of Primary Energy will remain unchanged and PERC will continue to hold Class A Preferred Interests with preferential rights over all other membership interests of Primary Energy.
     When considering the Recapitalization and the related amendments to the capital structure of Primary Energy, the Board considered the loss of liquidation preference on PERC’s Class A Preferred Interests and determined that amending the capital structure of Primary Energy is in the best interests of the Company. When making this determination the Board considered, among other factors:
•	The related amendments increase the Company’s relative equity ownership of Primary Energy from approximately 83.0% to 85.7%.

•	The related amendments will only occur if the refinancing of the Credit Facility is completed.

•	Pursuing non-consensual proceedings under creditor protection legislation would likely have a material and adverse impact on the value of the Company and Shareholders would be unlikely to have any recovery in such proceedings.

•	The proposed changes to the management structure described below, and in particular the Company’s right to terminate the Management Agreement in certain circumstances, are important factors that the Company believes will strengthen Primary Energy’s ability to manage its business and grow in the future and the related amendments were critical to achieving these changes.
Management Restructuring
     On closing of the Recapitalization, the Company and EPCOR have also agreed to make the following amendments to the Company’s management arrangements with EPCOR which are aimed at giving the Company greater control over the business:
•	A new Chief Executive Officer will be selected by and report to Primary Energy.

•	Certain key employees of EPCOR will be dedicated full-time to all other executive management functions and will report to the new Chief Executive Officer.

•	EPCOR will continue to provide certain back office and plant management functions.

•	The Company will have the right to terminate the Management Agreement for an initial termination fee of US$8 million which fee shall decline on a monthly basis over a four year period to US$5 million; provided that EPCOR agrees to the sale, transfer, assignment or redemption of its interests in Primary Energy.

•	EPCOR and the Company will agree to terminate, as between themselves, the allocation agreement between the Company, EPCOR and certain other parties and terminate all existing rights of first offer as between EPCOR and the Company.
     The Company intends to effect these changes to the management arrangements in a manner that should be cost neutral and result in a more effective management structure for the Company. Once these amendments take effect on closing of the Recapitalization, the Company will continue to pay EPCOR a base management fee equal to approximately US$3 million, subject to adjustment for inflation. A portion of the base fee will be allocated towards the costs of EPCOR’s provision of the back office and management functions, which costs will be managed by EPCOR. Another portion of the base fee will be allocated towards the costs of compensating the dedicated employees and reimbursing Primary Energy for the compensation of its new Chief Executive Officer, which costs will be managed by Primary Energy. If the costs of managing the business under these new arrangements exceed Primary Energy’s current costs, Primary Energy will be responsible for such costs to the extent of such increase. See “Risks Relating to the Implementation of the Recapitalization — Dependence on the Manager and Key Personnel and Amendments to the Management Agreement.”
CONDITIONS TO THE ARRANGEMENT BECOMING EFFECTIVE
     The following are the conditions to the Arrangement becoming effective:
(a)	the concurrent completion of the refinancing of the Credit Facility;

(b)	the concurrent completion of the amendments to the capital structure of Primary Energy and management restructuring described above under “Primary Energy Restructuring”;

(c)	subject to any further order of the Court, the Plan of Arrangement must be submitted to the Noteholders and Shareholders for their approval and must be approved in the manner set forth in the Interim Order;

(d)	the Final Order must be obtained in form and substance satisfactory to the Company;

(e)	no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of, or damages on account of or relating to, the Recapitalization and no cease trading or similar order with respect to the Existing Common Shares shall have become effective or threatened;

(f)	the Company shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization; and

(g)	all applicable governmental, regulatory and judicial consents, and any other third party consents, shall have been obtained.

     See “Description of the Recapitalization — Conditions to the Arrangement Becoming Effective.”
FAIRNESS OPINION
     In connection with the Recapitalization, the Board received the Fairness Opinion from the Company’s financial advisor, Genuity, that the Conversion, if implemented, is fair to the Noteholders from a financial point of view. See “Description of the Recapitalization — Fairness Opinion”. The full text of the Fairness Opinion is attached as Appendix F to this Circular and should be read in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by Genuity in providing its opinion.
RECOMMENDATION OF THE BOARD OF DIRECTORS
     The Board of Directors met frequently to review strategic alternatives and after careful consideration of, among other things, the Fairness Opinion, the Board of Directors has unanimously approved the Recapitalization and authorized its submission to Securityholders and the Court for their respective approvals. The Board also considered various other factors including (1) the challenges faced by the Company in securing refinancing of the Credit Facility while the Subordinated Notes remain in place, (2) the strategic significance and benefits of the Recapitalization including the reduction of the Company’s net debt and the elimination of interest payable on the Subordinated Notes, (3) the absence of a sale transaction that would provide adequate value to Securityholders despite a sale process initiated by the Company, (4) the likelihood that if the Company does not proceed with the Recapitalization, the Company will default on its obligations under the Credit Facility which would result in, among other things, a default by the Company under the Indenture, (5) the fact that pursuing non-consensual proceedings under creditor protection legislation would likely have a material and adverse impact on the Company and Shareholders would be unlikely to have any recovery in such proceedings, and (6) the required approvals of the Recapitalization by Securityholders and the Court.
     When approving the Recapitalization, the Board also considered, in particular, the relative rights of the Noteholders and the Company’s other stakeholders on completion of the Recapitalization compared to the relative rights of such parties in non-consensual proceedings under creditor protection legislation.
     The Subordinated Notes are unsecured obligations of the Company, guaranteed by Primary Energy and its direct and indirect subsidiaries on an unsecured basis. The indebtedness evidenced by each guarantee is subordinated in right of payment, as set forth in the Indenture, to all existing and future senior indebtedness of such guarantor, including the senior indebtedness of Primary Energy and certain of its affiliates under the Credit Facility (the “Senior Indebtedness”).
     Upon any payment or distribution of the assets of the Company or Primary Energy upon a total or partial liquidation or dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or Primary Energy or their respective property, or an assignment for the benefit of their respective creditors or any marshalling of the Company’s or Primary Energy’s assets or liabilities (an “Insolvency Event”), the holders of Senior Indebtedness will be entitled to receive payment in full of all the Senior Indebtedness before Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, and all commitments with respect to the Senior Indebtedness have been terminated, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness.
     By reason of such subordination provisions contained in the Indenture, in the event of an Insolvency Event, creditors of the Company or Primary Energy who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.
     After payment has been made in full to holders of Senior Indebtedness, the Company believes that the relative ranking of all other parties on an Insolvency Event of Primary Energy would be as follows:
(i)	General unsecured claims, which would include, among others, claims by Noteholders and claims by EPCOR regarding its entitlements under the Management Agreement.

(ii)	Class B Preferred Interests (all of which are held by EPCOR).

(iii)	Class A Common Interests (all of which are held by PERC) and Class B Common Interests (all of which are held by EPCOR).

     After consideration of the relative rights of the Company’s stakeholders described above and the fact that non-consensual proceedings under creditor protection legislation is often costly, time-consuming and inherently uncertain, the Board determined that the Recapitalization is the best alternative for the Company to pursue at this time.
     The Board of Directors unanimously recommends that Securityholders vote in favour of the Arrangement Resolutions.
     See “Description of the Recapitalization — Recommendation of the Board of Directors.”
INCOME TAX CONSIDERATIONS
Canadian Income Tax Considerations
     For a detailed description of the Canadian income tax consequences resulting from the Recapitalization, please refer to “Income Tax Considerations — Certain Canadian Federal Income Tax Considerations.”
United States Income Tax Considerations
     For a detailed description of the United States federal income tax consequences resulting from the Recapitalization, please refer to “Income Tax Considerations — Certain United States Federal Income Tax Considerations.” See also “Risks Relating to the Implementation of the Recapitalization — United States Federal Income Tax Consequences of the Recapitalization to the Company.”
RISK FACTORS
     Securityholders should carefully consider the risk factors concerning the implementation and non-implementation, respectively, of the Recapitalization and risk factors concerning the securities and business of PERC described under “Risk Factors.”

GLOSSARY
     Unless the context otherwise requires, when used in this Circular the following terms have the meanings set forth below. Words importing the singular include the plural and vice versa, and words importing any gender include all genders.
     “1933 Act” means the United States Securities Act of 1933, as amended and now in effect and as it may be further amended from time to time prior to the Effective Date.
     “Agent” means Computershare Trust Company of Canada, the holder of a global certificate representing all the Existing Common Shares and Subordinated Notes currently or formerly held as a component of an EIS.
     “Allocation Agreement” means the allocation agreement dated November 1, 2006 among the Manager, the Company, EPCOR Power L.P. and the other parties named therein.
     “Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company.
     “Arrangement Resolutions” means together, the Noteholders’ Arrangement Resolution and the Shareholders’ Arrangement Resolution.
     “BCBCA” means the Business Corporations Act (British Columbia) and the regulations thereto, now in effect and as it may be amended from time to time prior to the Effective Date.
     “Beneficial Owners” means persons who are shown in the book-entry only system as beneficial owners of EISs, Existing Common Shares or Subordinated Notes, as applicable.
     “Board of Directors” or “Board” means the board of directors of the Company.
     “business day” means any day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Vancouver, British Columbia; Toronto, Ontario; and Chicago, Illinois.
     “Canadian GAAP” means Canadian generally accepted accounting principles.
     “Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereto, as amended.
     “Capacity Payment” means a payment based on the capacity of an electric generator to deliver electric energy, or based on the capacity of a cogeneration facility to deliver electricity and thermal energy. A facility’s capacity may be determined for these purposes by agreement, by historical performance, or by periodic testing of the facility. Capacity Payments are generally owed whether or not the generator or cogeneration facility is actually operated because they are based on the facility’s ability to deliver as opposed to its actual deliveries.
     “Cdn$” means Canadian dollars.
     “CDS” means CDS Clearing and Depository Services Inc. or any successor thereof.
     “Circular” means, collectively, the Notice of Meeting and this management proxy circular dated June 29, 2009, together with all appendices hereto.
     “Class A Common Interests” means all of the outstanding Class A common membership interests of Primary Energy.
     “Class A Preferred Interests” means all of the outstanding Class A preferred membership interests of Primary Energy.
     “Class B Common Interests” means all of the outstanding Class B common membership interests of Primary Energy.

     “Class B Preferred Interests” means all of the outstanding Class B preferred membership interests of Primary Energy.
     “Code” means the U.S. Internal Revenue Code of 1986, as amended.
     “Consolidation” means the consolidation of all the Existing Common Shares after completion of the Conversion on the basis of one New Common Share for every seventeen (17) Existing Common Shares.
     “Conversion” means the conversion of all outstanding Subordinated Notes on the basis of sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes.
     “Court” means the Supreme Court of British Columbia.
     “Credit Facility” means the credit facility dated August 24, 2005 between, among others, a syndicate of financial institutions and Primary Operations, as amended on June 13, 2007, November 30, 2007 and April 7, 2009, as may be further amended, modified or supplemented.
     “Credit Suisse” means Credit Suisse Securities (USA) LLC.
     “Effective Date” means the date upon which all conditions to the completion of the Arrangement have been satisfied or waived and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and on which the Final Order is deposited at the Company’s registered office.
     “Effective Time” means the time on the Effective Date at which all of the steps in the Arrangement have been completed.
     “EIS” means an enhanced income security of the Company, consisting of one Existing Common Share and Cdn$2.50 principal amount of Subordinated Notes.
     “EPCOR” or the “Manager” means EPCOR USA Ventures LLC.
     “EPCOR Holdco” means EPCOR USA Holdings LLC.
     “EPCOR USA” means EPCOR USA Inc.
     “Existing Common Shares” means the common shares in the capital of the Company that are duly issued and outstanding immediately prior to the Consolidation.
     “Fairness Opinion” means the opinion dated June 18, 2009 provided by Genuity as set forth in Appendix F.
     “Final Order” means the final order of the Court approving the Arrangement under Division 5 of Part 9 of the BCBCA, containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended and modified by any court of competent jurisdiction.
     “Fully Diluted Basis” means the number of New Common Shares that would be issued and outstanding after giving effect to the transactions contemplated by the Plan of Arrangement.
     “Genuity” means Genuity Capital Markets.
     “Georgeson” means Georgeson Shareholder Communications Canada, Inc.
     “Harbor Coal Project” means the coal pulverization facility which is owned by PCI Associates, a general partnership under the laws of the State of Indiana, the two general partners of which are Harbor Coal LLC (formerly Harbor Coal Company) and III/PCI Inc. (formerly ISC/PCI Inc.).

     “Indenture” means the subordinated note indenture dated August 24, 2005 among PERC, Primary Energy and Computershare Trust Company of Canada, under which the Subordinated Notes were issued by the Company, as amended, modified or supplemented from time to time.
     “Insolvency Event” means a total or partial liquidation or dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or Primary Energy or their respective property, or an assignment for the benefit of their respective creditors or any marshalling of the Company’s or Primary Energy’s assets or liabilities.
     “Interim Order” means the interim order of the Court, as the same may be amended by the Court, providing for, among other things, the calling of the Meeting and providing declarations and directions with respect to the Arrangement, a copy of which is attached as Appendix D, as such order may be amended, supplemented or varied by the Court.
     “Ironside Lease” means the lease agreement between Ironside Energy LLC and the host dated September 29, 2003.
     “Management Agreement” means the management agreement dated August 24, 2005 among the Manager, the Company, Primary Energy and Primary Operations, as it may be amended, supplemented and restated from time to time.
     “Meeting” means the special meeting of Shareholders and Noteholders to be held on July 30, 2009 to consider the matters set out in the Notice of Meeting.
     “Meeting Materials” means the Notice of Meeting, this Circular and the forms of proxy being mailed to Noteholders and Shareholders herewith.
     “MI 61-101” means Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions as adopted by the Ontario Securities Commission.
     “Mittal” means ArcelorMittal Steel.
     “New Common Shares” means the post-Consolidation common shares in the capital of the Company to be issued pursuant to the Plan of Arrangement.
     “Noon Buying Rate” means the noon rate for U.S. dollars expressed in Canadian dollars as quoted by the Bank of Canada.
     “Noteholders” means holders of the Subordinated Notes.
     “Noteholders’ Arrangement Resolution” means the resolution of the Noteholders to approve the Plan of Arrangement, to be passed by the requisite number of affirmative votes of the Noteholders at the Meeting, the full text of which is set out as Appendix A to this Circular.
     “Notice of Meeting” means the notice of the Meeting sent to Noteholders and Shareholders in connection with the Meeting.
     “PERC” or the “Company” means Primary Energy Recycling Corporation.
     “Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.
     “Plan of Arrangement” means the plan of arrangement substantially in the form and content of Appendix C to this Circular and any amendments or modifications or supplements thereto made in accordance with the provisions of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company.
     “Primary Energy” means Primary Energy Recycling Holdings LLC.
     “Primary Operations” means Primary Energy Operations LLC.

     “Projects” means the four wholly-owned recycled energy projects and the 50% interest in a pulverized coal facility owned indirectly by Primary Operations.
     “Proposed Facility” means a proposed new senior secured term loan facility with a principal amount sufficient to repay the Credit Facility, as described under the heading “Background to the Recapitalization”.
     “Purchase Option” means the option to purchase the Ironside Project at a purchase price equal to the greater of certain amounts set out in the Ironside Lease and fair market value.
     “Recapitalization” means the Conversion and the Consolidation contemplated by this Circular, the Arrangement Resolutions and the Plan of Arrangement.
     “Record Date” means June 24, 2009.
     “Recycled Energy Projects” means the Company’s four wholly-owned recycled energy projects.
     “Registrar” means the Registrar of Companies appointed pursuant to section 400 of the BCBCA.
     “Securities” means the Existing Common Shares and Subordinated Notes, held either separately or as a component of an EIS.
     “Securityholder” means a holder of Securities.
     “Senior Indebtedness” means all existing and future senior indebtedness of Primary Energy and its direct and indirect subsidiaries, including the senior indebtedness of Primary Energy and certain of its affiliates under the Credit Facility.
     “Separate Subordinated Notes” means the Cdn$18.5 million aggregate principal amount of Subordinated Notes issued and sold separately from EISs on August 24, 2005.
     “Shareholders” means holders of Existing Common Shares immediately prior to the Conversion.
     “Shareholders’ Arrangement Resolution” means the special resolution of the Shareholders to approve the Plan of Arrangement, to be passed by the requisite number of affirmative votes of the Shareholders at the Meeting, the full text of which is set forth in Appendix B to this Circular.
     “Special Distributions” means the special distributions equal to all of PERC’s ongoing public company and corporate expenses and costs that PERC, and only PERC, will be entitled to receive on its new common membership interests of Primary Energy following the completion of the amendments to the capital structure of Primary Energy.
     “Subordinated Notes” means the 11.75% subordinated notes of the Company due 2017, held as Separate Subordinated Notes or currently or formerly held as a component of an EIS.
     “Transfer Agent” means Computershare Investor Services Inc., the registrar and transfer agent of the Existing Common Shares and the New Common Shares.
     “TSX” means the Toronto Stock Exchange.
     “US$”, “U.S. dollars” or “$” means United States dollars.

PRIMARY ENERGY RECYCLING CORPORATION
INFORMATION CIRCULAR
     This Circular is furnished in connection with the solicitation of proxies by or on behalf of management of Primary Energy Recycling Corporation (“PERC” or the “Company”) for use at the Meeting to be held on July 30, 2009 at the TSX Broadcast Centre, Main Floor, The Exchange Centre, 130 King Street West, Toronto, Ontario, commencing at 10:00 a.m. (Toronto time), and at all postponements or adjournments thereof, for the purposes set forth in the Notice of Meeting. The Registrar of Companies for British Columbia has provided its written consent to the holding of the Meeting at this location.
     Each enhanced income security of PERC (an “EIS”) represents one common share of PERC (an “Existing Common Share”) and Cdn$2.50 principal amount of subordinated notes of PERC due 2017 (the “Subordinated Notes”). If you hold Existing Common Shares, either separately or as a component of an EIS, or if you own Subordinated Notes, either as Separate Subordinated Notes or currently or formerly as a component of an EIS, you are a “Beneficial Owner” and are entitled to receive notice of, attend and vote at the Meeting as further described in this Circular.
INFORMATION FOR BENEFICIAL OWNERS OF EXISTING COMMON SHARES AND SUBORDINATED NOTES
Overview of Book-Entry Only Registration of Existing Common Shares and Subordinated Notes
     Existing Common Shares and Subordinated Notes are registered in a “book-entry only” system under which all the issued and outstanding Existing Common Shares and Subordinated Notes are evidenced by global certificates that are registered in the name of and held by (i) CDS Clearing and Depository Services Inc. or its nominee (“CDS”), which holds global certificates representing the outstanding EISs, the Existing Common Shares that have been separated, and the Separate Subordinated Notes, and (ii) Computershare Trust Company of Canada (the “Agent”), which holds in trust for the benefit of holders of EISs a global certificate representing the Existing Common Shares and Subordinated Notes that are a component of an EIS. At the date of this Circular, CDS and the Agent are the only registered holders of the Existing Common Shares and the Subordinated Notes.
     CDS and intermediaries (such as banks, trust companies, securities dealers and brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans) with whom you deal in respect of your EISs, Existing Common Shares and Subordinated Notes, maintain written records (book-entries) of the identity of beneficial owners of EISs, Existing Common Shares and Subordinated Notes and the number of EISs, Existing Common Shares and Subordinated Notes beneficially owned by each beneficial owner. In this Circular, references to “Beneficial Owners” are to persons who are shown in the book-entry only system as beneficial owners of EISs, Existing Common Shares or Subordinated Notes.
     In accordance with Canadian securities law, PERC has distributed copies of the Notice of Meeting, this Circular and forms of proxy (collectively, the “Meeting Materials”) for onward distribution by intermediaries to Beneficial Owners.
     Intermediaries are required to forward Meeting Materials to you as a Beneficial Owner. Typically, intermediaries will use a service company (such as Broadridge Financial Solutions, Inc. (“Broadridge”)) to forward the Meeting Materials to Beneficial Owners.
Request for Voting Instructions
     As a Beneficial Owner, you will receive a voting instruction form with your Meeting Materials. The purpose of this form is to permit you as a Beneficial Owner to direct the voting of your Existing Common Shares and Subordinated Notes (together, the “Securities”). Holders of EISs will be required to vote their Subordinated Notes and corresponding Existing Common Share component of such EISs either both in favour of, or both against, the Noteholders’ Arrangement Resolution and Shareholders’ Arrangement Resolution, as applicable. As a Beneficial Owner, you should do the following:
If You Do Not Wish to Attend the Meeting.
     If, as a Beneficial Owner, you do not wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), complete and sign the voting instruction form and return it in accordance with the instructions on the form. Voting instruction forms sent by Broadridge also permit the completion of the voting instruction form by telephone or through the internet at www.proxyvote.com. As a Beneficial Owner, you may revoke a voting instruction form given to an intermediary in accordance with any instructions indicated on the voting instruction form or as otherwise communicated by your intermediary.
If You Wish to Attend the Meeting (or Have Somebody You Choose Attend for You).
     If, as a Beneficial Owner, you wish to attend and vote at the Meeting in person (or have another person, who need not be a Shareholder, attend and vote on your behalf), you must follow the instructions on the voting instruction form that you receive or seek a form of proxy from your intermediary.
     As a Beneficial Owner, you should follow the instructions on the voting instruction form you receive. If you are not sure what to do, you should immediately contact your intermediary in respect of your Existing Common Shares or Subordinated Notes, as applicable.
SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS
Solicitation of Proxies
     The solicitation of proxies for the Meeting will be made primarily by mail, but proxies may also be solicited personally, in writing or by telephone. PERC has retained the services of Georgeson Shareholder Communications Canada, Inc. (“Georgeson”) to assist with the solicitation of proxies. Georgeson will receive a fee of Cdn$40,000 for its services in connection with the Recapitalization and will be indemnified against certain liabilities that may arise out of the performance of its obligations. PERC will bear the cost of the solicitation of proxies for the Meeting and will bear the legal, printing and other costs associated with the preparation of this Circular.
Voting of Proxies
     Holders of EISs will be required to vote their Subordinated Notes and the corresponding Existing Common Share component of such EISs either both in favour of, or both against, the Noteholders’ Arrangement Resolution and Shareholders’ Arrangement Resolution, as applicable.
     In certain cases, you will not receive a voting instruction form and will instead receive, as part of the Meeting Materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted to the number of Securities beneficially owned by you but which is otherwise uncompleted. As a Beneficial Owner and upon submission by you (or your designee) of identification satisfactory to the Agent’s representative, you may also require the Agent to sign and deliver to you (or your designee) a proxy to personally exercise the voting rights attaching to the Securities you own if you either (i) have not previously given the Agent voting instructions in respect of the Meeting, or (ii) submit to such representative written revocation of any such previous instructions.
     If you receive a form of proxy and do not wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), you must complete the form of proxy and deposit it with Computershare Investor Services Inc. (the “Transfer Agent”), as described below in “Deposit of Proxies” or otherwise follow the instructions provided by the intermediary.
     If you receive a form of proxy and wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), you must strike out the names of the persons named in the proxy and insert the your (or such other person’s) name in the blank space provided.
Appointment of Proxies
     The persons named in the form of proxy are representatives of PERC. Securityholders have the right to appoint as their proxyholder a person or company other than the PERC representatives named on the form of proxy. Securityholders should write the name of the person or company they wish to appoint, who need not be a Securityholder, in the blank space provided on the form of proxy. If a Securityholder does not appoint another person or company as proxyholder, the PERC representatives designated in the form of proxy will vote the Securities in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions of the Securityholder as indicated on the form of proxy. If the Securityholder specifies a choice with respect to any matter to be acted upon, the Securities will be voted or withheld from voting accordingly. In the absence of any voting instructions, your Existing Common Shares or Subordinated Notes will be voted FOR the applicable Arrangement Resolutions.
     The form of proxy confers discretionary authority upon the PERC representatives designated in the form of proxy with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Circular, the Board knows of no such amendments, variations or other matters.
Deposit of Proxies
     To be valid, proxies must be deposited with the Transfer Agent at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, M5J 2Y1, Fax: 1.866.249.7775, Attention: Proxy Department, in accordance with the instructions on the form of proxy, by no later than 10:00 a.m. (Toronto time) on July 28, 2009 or if the Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned or postponed meeting. Failure to properly complete or deposit a proxy may result in the proxy being invalid. The time limit for the deposit of proxies may be waived by PERC in its discretion without notice.
Revocation of Proxies
     Proxies may be revoked:
(a)	by completing and signing a proxy bearing a later date and depositing it with the Transfer Agent in the manner described above;

(b)	by depositing an instrument in writing executed by the Securityholder or by the Securityholder’s attorney authorized in writing: (i) at the registered office of PERC at any time up to and including the last business day preceding the date of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used; or (ii) with the chair of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment of the Meeting; or

(c)	in any other manner approved by law.
     You should follow the instructions in the document that you have received and contact your intermediary promptly if you need assistance.
Procedures for Receipt of New Common Shares
     Beneficial Owners of Existing Common Shares or Subordinated Notes will receive their New Common Shares through the facilities of CDS. Delivery of New Common Shares will be made through the facilities of CDS to CDS participants who in turn will effect the delivery of the New Common Shares to the Beneficial Owners of such New Common Shares pursuant to standing instructions and customary practices.
     Beneficial Owners should contact their applicable intermediary for instructions and assistance in providing details of registration and delivery of their New Common Shares.
VOTING SECURITIES OF PERC AND PRINCIPAL HOLDERS THEREOF
Existing Common Shares
     PERC is authorized to issue an unlimited number of Existing Common Shares. As of June 29, 2009 there are 31,000,000 Existing Common Shares outstanding of which 30,941,500 are held as components of EISs and 58,500 are held separately. All of the outstanding Existing Common Shares held as part of an EIS are registered in the name of the Agent and are held by the Agent in trust for the holders of EISs and all of the Existing Common Shares that have been separated (not forming part of an EIS) are registered in the name of CDS.
     At the Meeting, each Shareholder of record at the close of business on June 24, 2009, the record date established for notice of the Meeting (the “Record Date”), will be entitled to one vote for each Existing Common Share held on all matters proposed to come before the Meeting.

     The Shareholders’ Arrangement Resolution (the full text of which is set out in Appendix B) must be approved at the Meeting by not less than two-thirds of votes cast by Shareholders present in person or represented by proxy at the Meeting and entitled to vote on such resolution.
     To the knowledge of the Board, the following persons beneficially own, or control or direct, directly or indirectly, Existing Common Shares carrying 10% or more of the votes attached to the issued and outstanding Existing Common Shares:

	Number of Existing Common Shares	Approximate percentage
	beneficially owned, or controlled or directed,	of total Existing
	directly or indirectly(1)	Common Shares
Cumberland Private Wealth Management Inc.	5,463,092	17.6%
Kingstown Capital Management LP	3,969,234	12.8%

(1)	Based on information provided by Shareholders identified above.
Subordinated Notes
     As of June 29, 2009, Cdn$96.0 million aggregate principal amount of Subordinated Notes are outstanding. Of these, Cdn$77.5 million aggregate principal amount of Subordinated Notes are currently or were formerly held as a component of an EIS and the remaining Cdn$18.5 million are held as Separate Subordinated Notes. The Subordinated Notes have been issued under a trust indenture (the “Indenture”) dated August 24, 2005 among the Company, Primary Energy, as guarantor, the other guarantors party thereto, and Computershare Trust Company of Canada, as trustee (the “Note Trustee”).
     At the Meeting, each Noteholder of record at the close of business on June 24, 2009, the Record Date, will be entitled to vote at the Meeting. Subject to any further order of the Court, pursuant to the Interim Order, each Subordinated Note carries one vote for each Cdn$2.50 principal amount of Subordinated Notes held as of the Record Date. Subject to any further order of the Court, the Court has set the quorum for the Meeting as the presence, in person or by proxy, of one or more persons who are, or who represent by proxy, Noteholders who, in the aggregate, hold at least 5% of the aggregate principal amount of Subordinated Notes entitled to be voted at the Meeting. Subject to any further order of the Court, the Noteholders’ Arrangement Resolution must be approved by the affirmative vote of at least a majority in number of Noteholders holding not less than 75% of the aggregate principal amount of Subordinated Notes present in person or represented by proxy at the Meeting and entitled to vote on the Noteholders’ Arrangement Resolution voting together as a single class.
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
     To the knowledge of PERC, except as described in this Circular, as of the date of this Circular, no director of PERC, proposed director or executive officer of the Manager and no person or company beneficially owning, or controlling or directing, directly or indirectly, Existing Common Shares or Subordinated Notes carrying more than 10% of the voting rights attached to the Existing Common Shares or Subordinated Notes, respectively, nor any associates or affiliates of the foregoing, had any material interest, direct or indirect, in any transaction since the commencement of PERC’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect PERC or any of its affiliates.

BACKGROUND TO THE RECAPITALIZATION
     Last year, the Board of Directors initiated a strategic review process to evaluate options available to the Company to maximize value for holders of the Company’s EISs. To assist in this review, the Company retained Genuity as its financial advisor and Mr. John D. Prunkl, former director and President of the Company, as a consultant. Together with Genuity, Mr. Prunkl and the Company’s external legal counsel, the Board considered pursuing various strategic alternatives, including a potential sale of the Company or of Primary Energy and the internalization of management of the Company. As part of this review, the Board and its advisors considered the Company’s current arrangements with its manager, EPCOR. Based on this review and following discussions with EPCOR, in late September 2008 the Board and EPCOR decided to jointly initiate a sale process.
     In October 2008, the Company and Primary Energy jointly retained Credit Suisse and Genuity to act as co-lead financial advisors in connection with the sale process. Several potential purchasers were identified and a number of them completed detailed due diligence of the Company, including site visits to the Company’s facilities. Final bids were submitted at the end of April. The Board reviewed the final bids with its financial and legal advisors and concluded that none of the offers would provide adequate value to Securityholders.
     Concurrently with the sale process, the Company commenced efforts to refinance the Credit Facility, due to mature on August 24, 2009. In February 2009, the Company retained Credit Suisse to lead the refinancing process and the parties actively pursued a replacement of the Credit Facility; however, the Company met significant challenges on its refinancing efforts. In particular, the current lending market is such that refinancing the Credit Facility is only feasible if there is no other material debt outstanding, including the Subordinated Notes. The Board has determined, therefore, that converting the Subordinated Notes into equity is required to obtain refinancing of the Credit Facility.
     In the absence of a sale transaction or secured refinancing commitments, the Company does not currently have sufficient cash on hand to pay the amounts that will come due under the Credit Facility on August 24, 2009. If the Company is not able to refinance or extend the term of the Credit Facility on or prior to its maturity date, there will be an event of default under the Credit Facility and all amounts outstanding thereunder will become due and payable. In such a case, the collateral agent will be entitled on behalf of the lenders to, among other things, sell the Company’s assets and apply the proceeds to repay the amounts outstanding under the Credit Facility. An event of default under the Credit Facility in these circumstances will also result in, among other things, an immediate event of default under the Indenture, and the Company will be prohibited from making any payments (of principal or interest) on the Subordinated Notes or making any dividend payments on the Existing Common Shares until all amounts outstanding under the Credit Facility are repaid in full.
     In response to these developments, on June 19, 2009, the Company announced the proposed recapitalization transaction (the “Recapitalization”), which would result in the conversion of all of the Subordinated Notes into newly issued common shares of the Company, immediately followed by a consolidation of all of the common shares of the Company. The Recapitalization is a means by which the Company can reduce its debt and associated interest costs in a manner that the Board believes will address the Company’s near term refinancing needs and create a capital structure that will be attractive to potential lenders and investors. Completion of the proposed Recapitalization will be conditional on, among other things, the concurrent completion of the refinancing of the Credit Facility.
     On June 22, 2009, the Company announced that it had signed a term sheet with anchor lenders to refinance the Credit Facility. The term sheet provides for a new senior secured term loan facility with a principal amount sufficient to repay the Credit Facility (the “Proposed Facility”). The Proposed Facility would require quarterly scheduled amortization payments, a quarterly cash sweep of excess cash flow and mandatory prepayments of net cash proceeds from asset sales that would be expected to result in the substantial de-leveraging of the Company over the term of the Proposed Facility. The Proposed Facility would be guaranteed by all of the Company’s subsidiaries and secured by a pledge of substantially all of the Company’s and its subsidiaries’ assets. The anchor lenders, which includes the Company’s financial advisor, Credit Suisse, or their respective affiliates, are expected to be co-lead arrangers of the Proposed Facility. The Company is currently working diligently towards obtaining financing commitments from the anchor lenders and additional lenders and negotiating definitive loan documentation for the Proposed Facility; however, there can be no assurance that the Company will be able to secure such commitments on the terms described above or at all.
     On June 26, 2009, the Company and EPCOR entered into an agreement pursuant to which the parties agreed, concurrently with completion of the proposed Recapitalization, to make certain amendments to the capital structure of Primary Energy to replicate the effects of the Recapitalization. Following completion of these amendments, Primary Energy will have one class of common membership interests outstanding, approximately 14.3% of which will be owned by EPCOR and approximately 85.7% of which will be owned by the Company. The Company and EPCOR have also agreed to make certain amendments to the Company’s management arrangements with EPCOR, which are aimed at giving the Company greater control over the business. The Company intends to effect these changes to the management arrangements in a manner that should be cost neutral and result in a more effective management structure for the Company. In addition, the parties have agreed that, conditional on the completion of the Recapitalization and effective as of September 1, 2009, provided that EPCOR agrees to the sale, transfer, assignment or redemption of its interests in Primary Energy, the Company will have the right to terminate the Management Agreement for an initial termination fee of US$8 million, which fee shall decline on a monthly basis over a four year period to US$5,000,000. Further details regarding the proposed management restructuring are provided under the heading “Description of the Recapitalization — Primary Energy Restructuring — Management Restructuring” below. Completion of the Recapitalization will be conditional on, among other things, the concurrent completion of the amendments to the capital structure of Primary Energy and the management restructuring.
     The Board believes that, in view of the challenges and risks to the Company’s ongoing viability resulting, in part, from the Company’s current capital structure, the Recapitalization is the best alternative available to, and in the best interest of, the Company and Securityholders. The Board has received the Fairness Opinion from Genuity, which states that the Conversion, if implemented, is fair to the Noteholders from a financial point of view.
     Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions (“MI 61-101”) governs certain transactions which raise the potential for conflicts of interest, including “related party transactions”, as such term is defined under MI 61-101. The agreement between the Company and EPCOR, the Company’s external manager, described above is a “related party transaction” for the purposes of MI 61-101 because EPCOR is a “related party” of the Company, as such term is defined under MI 61-101. In addition, as Cumberland Private Wealth Management Inc. and Kingstown Capital Management LP each hold, or exercise control or direction over, more than 10% of the voting rights attached to the Existing Common Shares and the Company will be issuing securities to them in exchange for their Subordinated Notes, the Recapitalization is a “related party transaction” for the purposes of MI 61-101. MI 61-101 provides that, absent an exemption, a corporation proposing to carry out such a transaction is required, in most circumstances, to prepare a formal valuation of the non-cash assets involved in the transaction and to provide its shareholders with a summary of that valuation, to make disclosure of other specified matters and to obtain the approval of a majority of its minority shareholders.
     With respect to both the formal valuation and the minority approval requirements for the transactions described in this Circular, PERC is relying on the financial hardship exemptions described in sections 5.5(g) and 5.7(e) of MI 61-101, respectively. Based on consultation with PERC’s financial and legal advisors, among other things, the Board of Directors, all of whom are “independent” for the purposes of Part 7 of MI 61-101, unanimously determined that (i) PERC is facing serious financial difficulty as it does not currently have sufficient cash on hand or refinancing commitments to pay the amounts that will come due under the US$135 million Credit Facility on August 24, 2009, (ii) the Recapitalization, which is conditional on the concurrent completion of the agreement with EPCOR, is designed to improve PERC’s financial position by, among other things, (A) eliminating the Subordinated Notes, which have been an obstacle in securing refinancing of the Credit Facility, (B) reducing the Company’s net debt and eliminating interest payable on the Subordinated Notes, and (C) giving the Company greater control over management of the business and the ability to explore new opportunities for the Company, and (iii) the terms of the agreement with EPCOR and the Recapitalization are reasonable in the circumstances of PERC.
DESCRIPTION OF THE RECAPITALIZATION
The following is only a summary of the Recapitalization. This summary is qualified in its entirety by the full text of the Plan of Arrangement. For complete details, reference should be made to the Plan of Arrangement, which is attached as Appendix C to this Circular.
     The Recapitalization will be effected through a plan of arrangement pursuant to Division 5 of Part 9 of the BCBCA which will result in:
•	the conversion of all outstanding Subordinated Notes on the basis of sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes; and

•	the consolidation of all outstanding Existing Common Shares after completion of the Conversion on the basis of one New Common Share for every seventeen (17) Existing Common Shares held.

     As a result of the Recapitalization, the Company’s outstanding share capital will consist of approximately 38.0 million New Common Shares and each EIS unit will be replaced by one New Common Share. Currently, EIS holders own in the aggregate almost 100% of the Existing Common Shares. Following completion of the Recapitalization, current holders of EISs will hold in the aggregate approximately 81.7% of the New Common Shares and the current holders of the Separate Subordinated Notes will hold approximately 18.3% of the New Common Shares. Currently, the Company holds approximately 83.0% of the common equity of Primary Energy and EPCOR owns the remaining 17.0% of the common equity of Primary Energy. Following completion of the amendments to the capital structure of Primary Energy, the Company will hold approximately 85.7% of the common equity of Primary Energy and EPCOR Holdco will hold the remaining approximate 14.3% of the common equity of Primary Energy.
     Certain directors of the Company and senior officers of the Manager, who collectively own 80,000 EISs, have indicated their intention to vote in favour of the Arrangement.
Share Capital
     PERC is authorized to issue an unlimited number of New Common Shares. The New Common Shares issued pursuant to the Consolidation will be of the same class as the Existing Common Shares. Holders of New Common Shares will be entitled to receive dividends as and when declared by the Board and will be entitled to one vote per share on all matters to be voted on at all meetings of shareholders. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of New Common Shares will be entitled to share ratably in the remaining assets available for distribution, after payment of liabilities.
     On June 19, 2009, concurrent with the public announcement of the Recapitalization, the Board suspended the declaration of dividends on all Existing Common Shares. The Board expects that the terms of any new credit facility will effectively prohibit the declaration and payment of dividends on the New Common Shares until the Company is able to achieve certain reductions in outstanding indebtedness under its new credit facility.
The Arrangement
Treatment of Noteholders
     All accrued and unpaid interest on the Subordinated Notes up to and including the day before the Effective Date will be paid in cash on the Effective Date.
     On the Effective Date, in full settlement of the outstanding principal amount of the Subordinated Notes and all obligations under the Subordinated Notes and the Indenture, Noteholders will receive sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes, representing in the aggregate approximately 95.2% of the Existing Common Shares on a Fully Diluted Basis. Pursuant to the Plan of Arrangement, the Subordinated Notes and all entitlements relating to the Subordinated Notes will be irrevocably and fully cancelled on the Effective Date and the Indenture will be terminated.
     No fractional Existing Common Shares will be issued as part of the Conversion. See “Fractional Shares.”
Treatment of Shareholders
     Immediately following the Conversion on the Effective Date, there will be a consolidation of all outstanding Existing Common Shares whereby the Existing Common Shares will be exchanged for New Common Shares on the basis of one New Common Share for every seventeen (17) Existing Common Shares. On the Effective Date, all entitlements relating to the Existing Common Shares will be irrevocably and fully cancelled and extinguished.
     No fractional New Common Shares will be issued as part of the Consolidation. See “Fractional Shares.”
Fractional Shares
     No fractional shares will be issued as a result of the Recapitalization. The Conversion will result in the issuance of a whole number of Existing Common Shares.

     If, as a result of the Consolidation, a holder of Existing Common Shares would otherwise be entitled to a fraction of a New Common Share, the number of New Common Shares issuable to such Shareholder shall be rounded down.
     Noteholders and Shareholders that do not hold their Securities in their own name should contact their broker or other intermediary through which they hold Subordinated Notes and Existing Common Shares, as applicable, to determine the number of New Common Shares issuable to such Noteholder or Shareholder pursuant to the Recapitalization.
TSX Listing
     The Company has applied to have the New Common Shares listed and posted for trading on the TSX as of the Effective Date under the symbol “PRI”. Listing will be subject to the Company fulfilling the listing requirements of the TSX.
     Other than the Existing Common Shares, the Company has no equity securities outstanding.
Court Approval and Completion of the Arrangement
     The Arrangement requires approval by the Court. Prior to the mailing of this Circular, the Company obtained the Interim Order providing for the calling and holding of the Meeting and other procedural matters. A copy of the Interim Order is attached hereto as Appendix D. The Notice of Hearing of Petition also appears as Appendix E and forms part of this Circular.
     PERC has advised the Court that the New Common Shares issued pursuant to the Plan of Arrangement will be issued in reliance upon the exemption from registration under the 1933 Act provided by section 3(a)(10) thereunder, upon the Court’s approval of the Arrangement.
     Subject to the approval of the Arrangement Resolutions by Securityholders, the hearing in respect of the Final Order is scheduled to take place on August 4, 2009 at 10:00 a.m. (Vancouver time) before the Court at 800 Smithe Street, Vancouver, British Columbia, Canada. At the hearing, any Securityholder or other interested party who wishes to participate, or be represented, or to present evidence or argument, may do so subject to filing with the Court and serving upon the solicitors of the Company an Appearance and satisfying any other requirements of the Court as provided in the Interim Order or otherwise. The Court will consider, among other things, the fairness and reasonableness of the Arrangement, and the approval of each of the Noteholders’ Arrangement Resolution and the Shareholders of the Shareholders’ Arrangement Resolution at the Meeting.
     The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court deems fit.
     Assuming the Final Order is granted and the other conditions to closing contained in the Plan of Arrangement are satisfied or waived, it is anticipated that the following will occur substantially simultaneously: (a) the various documents necessary to consummate the Recapitalization will be executed and delivered; (b) a copy of the Final Order will be deposited at the Company’s registered office to give effect to the Arrangement; and (c) the transactions provided for in the Plan of Arrangement will occur in the order indicated. See “Conditions to the Arrangement Becoming Effective.”
     Subject to the foregoing, it is expected that the Effective Time will occur as soon as practicable after the requisite approvals have been obtained and all conditions to the completion of the Arrangement (including the concurrent completion of the refinancing of the Credit Facility) have been satisfied, which is expected to occur prior to the August 24, 2009 maturity date of the Credit Facility.
Primary Energy Restructuring
Amendments to Capital Structure
     On June 26, 2009, the Company and EPCOR entered into an agreement pursuant to which the parties agreed, concurrently with completion of the proposed Recapitalization, to make certain amendments to the capital structure of Primary Energy to replicate the effects of the Recapitalization. Following completion of these amendments, Primary Energy will have one class of common membership interests outstanding. EPCOR will own 6,337,471 new common membership interests of Primary Energy and the Company will own 37,964,706 new common membership interests of Primary Energy, representing approximately 14.3% and 85.7%, respectively, of the outstanding new common membership interests of Primary Energy.

     Holders of the new common membership interests of Primary Energy: (i) will be entitled to receive distributions pro rata based on the number of new common membership interests held as and when declared by the board of managers of Primary Energy, except that for so long as it is a member of Primary Energy, PERC and only PERC will be entitled to receive additional special distributions equal to all of PERC’s ongoing public company and corporate expenses and costs (the “Special Distributions”), which Special Distributions shall accrue daily in arrears and be compounded monthly, whether or not such Special Distributions are declared by the board of managers of Primary Energy and paid; (ii) will be entitled to vote on all matters to be voted on at all meetings of members of Primary Energy; and (iii) upon the voluntary or involuntary liquidation, dissolution or winding-up of Primary Energy, will be entitled to share ratably in the remaining assets available for distribution after payment of liabilities of Primary Energy, including, without limitation, any accrued and unpaid Special Distributions.
     In addition, the Company and EPCOR have agreed to amend the securityholders’ agreement governing Primary Energy to provide that so long as EPCOR owns 10% or more of the equity interests in Primary Energy, the Company will have the right to require EPCOR to sell its interests in a sale of all of the interests of Primary Energy; provided that if EPCOR opposes the sale of its interest, any such sale transaction will require the approval of 2/3 of the votes cast by the Company’s shareholders, such calculation to be made as if EPCOR, solely for this purpose, was a shareholder of the Company that voted against the sale and holds the number of votes deemed on the basis of its pro rata interest in Primary Energy. If EPCOR’s interests in Primary Energy fall below 10%, the Company will have the right to unilaterally require EPCOR to sell its interests in a sale transaction. If the Company exercises its right to require EPCOR to sell its interests in Primary Energy in a sale that is opposed by EPCOR, the Company shall also be required to terminate the Management Agreement and pay the applicable termination fee described above.
     Currently, the Class A Preferred Interests, all of which are held by PERC, have a preferential right over any other class of membership interests of Primary Energy with respect to the payment of dividends and upon liquidation, dissolution, or winding up of Primary Energy. After payment of all amounts owing on the Class A Preferred Interests, the Class B Preferred Interests, all of which are held by EPCOR, have a preferential right over the Class A Common Interests (all of which are held by PERC) and the Class B Common Interests (all of which are held by EPCOR) with respect to the payment of dividends and upon a liquidation, dissolution or winding up of Primary Energy. After all payments have been made on the Class A Preferred Interests and the Class B Preferred Interests, holders of the Class A Common Interests and the Class B Common Interests are entitled to pro rata distributions and are entitled to share ratably in the assets of Primary Energy on a liquidation, dissolution or winding-up of Primary Energy.
     On completion of the Recapitalization and the concurrent amendments to the capital structure of Primary Energy described in this Circular, the priority of the Class A Preferred Interests over all other membership interests and the priority of the Class B Preferred Interests over all common membership interests will be eliminated and all holders of the new common membership interests of Primary Energy will be entitled to pro rata distributions and will be entitled to share ratably in the assets of Primary Energy on a liquidation, dissolution or winding-up of Primary Energy. The amendments to the capital structure of Primary Energy, and the resulting elimination of the preference of the Class A Preferred Interests over all other membership interests of Primary Energy, will occur only if the Recapitalization and the refinancing of the Credit Facility are completed. If the Recapitalization and the refinancing of the Credit Facility are not completed, the capital structure of Primary Energy will remain unchanged and PERC will continue to hold Class A Preferred Interests with preferential rights over all other membership interests of Primary Energy.
     When considering the Recapitalization and the related amendments to the capital structure of Primary Energy, the Board considered the loss of liquidation preference on PERC’s Class A Preferred Interests and determined that amending the capital structure of Primary Energy is in the best interests of the Company. When making this determination the Board considered, among other factors:
•	The related amendments increase the Company’s relative equity ownership of Primary Energy from approximately 83.0% to 85.7%.

•	The related amendments will only occur if the refinancing of the Credit Facility is completed.

•	Pursuing non-consensual proceedings under creditor protection legislation would likely have a material and adverse impact on the value of the Company and Shareholders would be unlikely to have any recovery in such proceedings.

•	The proposed changes to the management structure, and in particular the Company’s right to terminate the Management Agreement in certain circumstances, are important factors that the Company believes will strengthen Primary Energy’s ability to manage its business and grow in the future and the related amendments were critical to achieving these changes.

Management Restructuring
     On closing of the Recapitalization, the Company and EPCOR have also agreed to make the following amendments to the Company’s management arrangements with EPCOR which are aimed at giving the Company greater control over the business:
•	A new Chief Executive Officer will be selected by and report to Primary Energy.

•	Certain key employees of EPCOR will be dedicated full-time to all other executive management functions and will report to the new Chief Executive Officer.

•	EPCOR will continue to provide certain back office and plant management functions.

•	The Company will have the right to terminate the Management Agreement for an initial termination fee of US$8 million which fee shall decline on a monthly basis over a four year period to US$5 million; provided that EPCOR agrees to the sale, transfer, assignment or redemption of its interests in Primary Energy.

•	EPCOR and the Company will agree to terminate, as between themselves, the allocation agreement between the Company,
EPCOR and certain other parties and terminate all existing rights of first offer as between EPCOR and the Company.
     The Company intends to effect these changes to the management arrangements in a manner that should be cost neutral and result in a more effective management structure for the Company. Once these amendments take effect on closing of the Recapitalization, the Company will continue to pay EPCOR a base management fee equal to approximately US$3 million, subject to adjustment for inflation. A portion of the base fee will be allocated towards the costs of EPCOR’s provision of the back office and management functions, which costs will be managed by EPCOR. Another portion of the base fee will be allocated towards the costs of compensating the dedicated employees and reimbursing Primary Energy for the compensation of its new Chief Executive Officer, which costs will be managed by Primary Energy. If the costs of managing the business under these new arrangements exceed Primary Energy’s current costs, Primary Energy will be responsible for such costs to the extent of such increase. See “Risks Relating to the Implementation of the Recapitalization — Dependence on the Manager and Key Personnel and Amendments to the Management Agreement.”
Conditions to the Arrangement Becoming Effective
     The following are the conditions to the Arrangement becoming effective:
(a)	the concurrent completion of the refinancing of the Credit Facility;

(b)	the concurrent completion of the amendments to the capital structure of Primary Energy and management restructuring described above under “Primary Energy Restructuring”;

(c)	subject to any further order of the Court, the Plan of Arrangement must be submitted to the Noteholders and Shareholders for their approval and must be approved in the manner set forth in the Interim Order;

(d)	the Final Order must be obtained in form and substance satisfactory to the Company;

(e)	no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of, or damages on account of or relating to, the Recapitalization and no cease trading or similar order with respect to any securities of the Company shall have become effective or threatened;

(f)	the Company shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization; and

(g)	all applicable governmental, regulatory and judicial consents, and any other third party consents, shall have been obtained.
Fairness Opinion
     At a meeting of the Board of Directors held on June 18, 2009, Genuity rendered its oral opinion, subsequently confirmed in writing, that, as of such date, based upon and subject to the assumptions, limitations and other matters set forth in the Fairness Opinion, in the opinion of Genuity, the Conversion, if implemented, is fair to the Noteholders from a financial point of view.

     The full text of the Fairness Opinion is attached as Appendix F to this Circular and Securityholders are encouraged to read the Fairness Opinion carefully and in its entirety. The Fairness Opinion describes the scope of the review undertaken by Genuity, the assumptions made by Genuity, the limitations on the use of the Fairness Opinion, and the basis of Genuity’s analyses for the purposes of the Fairness Opinion, among other matters. The summary of the Fairness Opinion set forth in this Circular is qualified in its entirety by reference to the full text of the Fairness Opinion. Genuity has provided its written consent to the inclusion of the Fairness Opinion in this Circular. The Fairness Opinion states that it may not be used or relied upon by any person other than the Board of Directors.
Assumptions and Limitations
     The Fairness Opinion is based on various assumptions and limitations including the following:
     Genuity has relied, without independent verification, upon the completeness, accuracy and fair presentation of all of the information, data and other material (financial and otherwise), provided orally by or in the presence of an officer of the Manager or under the supervision of the Board or in written or electronic form by or on behalf of the Company or its subsidiaries to Genuity for the purpose of preparing the Fairness Opinion.
     In addition, the Chairman of the Board of the Company and a senior officer of the Manager provided to Genuity for the purpose of preparing the Fairness Opinion, a factual certificate regarding matters pertaining to the Company.
     The Fairness Opinion was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the Fairness Opinion and the condition and prospects, financial and otherwise, of the Company, as they were reflected in the information obtained by Genuity and as they have been represented to Genuity in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genuity or any party involved in the Conversion.
     The Fairness Opinion is subject to various limitations, including:
     Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion that may come or be brought to Genuity’s attention after the date of the Fairness Opinion. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date thereof, Genuity reserves the right to change, modify or withdraw the Fairness Opinion.
     Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion.
     Genuity has not prepared a valuation or appraisal of the Company or any of the securities or assets of the Company’s associates or affiliates. Genuity was similarly not engaged to provide and has not provided: (i) an opinion as to the fairness of the transaction to Company, to Shareholders or to the holders of EISs, Class A Common Interests, Class A Preferred Interests, Class B Common Interests or Class B Preferred Interests; (ii) an opinion as to the relative fairness of the Recapitalization among or as between Shareholders, Noteholders or the holders of EISs, Class A Common Interests, Class A Preferred Interests, Class B Common Interests or Class B Preferred Interests; (iii) a review of any legal, tax or accounting aspects of the transaction contemplated by the Recapitalization; (iv) an opinion concerning the future trading price of any of the securities of the Company, or of the securities of its associates or affiliates following the completion of the Recapitalization; (v) an opinion as to the fairness of the process underlying the Recapitalization; or (vi) a recommendation to any Noteholder as to how such Noteholder should vote or act with respect to the Conversion.
Independence of Genuity
     Genuity has acted as financial advisor to the Company in connection with the Recapitalization. Under the terms of its engagement agreement dated June 18, 2009 (the “Engagement Agreement”), Genuity will receive a fee in connection with the Fairness Opinion. In addition, Genuity is to be reimbursed for reasonable out-of-pocket expenses and the Company has agreed to indemnify Genuity and certain persons against certain liabilities in connection with the engagement of Genuity, including certain liabilities under applicable securities laws.

     Other than its engagements (i) by the Board in respect of the strategic review process initiated by the Board in the first quarter of 2008, to evaluate options available to the Company to maximize value for holders of EISs and (ii) by the Company and Primary Energy in October of 2008 to act as co-lead in respect of a sale process involving the Company, Genuity has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Company, Primary Energy, EPCOR or any of their respective associates or affiliates, within the past two years, other than the services provided in connection with the Recapitalization. Genuity has been granted, subject to certain conditions, a right of first offer with respect to certain future equity financing transactions of the Company and, in the event that Genuity does assist the Company in such financing transactions, Genuity would receive compensation in connection therewith. Other than as disclosed in the preceding sentence, there are no understandings, agreements or commitments between Genuity and the Company, Primary Energy, EPCOR or any of their respective associates or affiliates with respect to any future business dealings. However, Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Primary Energy, EPCOR or any of their respective associates or affiliates.
     In the ordinary course of its business, Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company.
     The form and content of the Fairness Opinion have been approved by a committee or Genuity’s principals, each of whom is experienced in merger, acquisition, restructuring, divestiture and fairness opinion matters.
Recommendation of the Board of Directors
     The Board of Directors met frequently to consider the terms of the proposed Recapitalization. It received advice from PERC’s external legal counsel, Torys LLP, and from PERC’s financial advisors, Genuity and Credit Suisse. The Board of Directors reviewed the terms of the Recapitalization with management of PERC and considered the views of management, Genuity and Credit Suisse as to the anticipated financial condition of the Company both with and without giving effect to the proposed Recapitalization.
     The following is a summary of some of the factors which the Board of Directors reviewed and considered in relation to the Recapitalization:
•	the challenges faced by the Company in its refinancing efforts in light of the existence of the Subordinated Notes;

•	the strategic significance and benefits of the Recapitalization including the reduction of the Company’s net debt and the elimination of interest payable on the Subordinated Notes;

•	the absence of a sale transaction that would provide adequate value to Securityholders despite a sale process initiated by the Company;

•	the likelihood that if the Company does not proceed with the Recapitalization, the Company will default on its obligations under the Credit Facility which would result in, among other things, a default by the Company under the Indenture;

•	the fact that pursuing non-consensual proceedings under creditor protection legislation would likely have a material and adverse impact on the Company and Shareholders would be unlikely to have any recovery in such proceedings;

•	the Fairness Opinion provided by Genuity to the Board of the Directors; and

•	the required approvals of the Recapitalization by Securityholders and the Court.
     When approving the Recapitalization, the Board also considered, in particular, the relative rights of the Noteholders and the Company’s other stakeholders on completion of the Recapitalization compared to the relative rights of such parties in non-consensual proceedings under creditor protection legislation.
     The Subordinated Notes are unsecured obligations of the Company, guaranteed by Primary Energy and its direct and indirect subsidiaries on an unsecured basis. The indebtedness evidenced by each guarantee is subordinated in right of payment, as set forth in the Indenture, to all existing and future senior indebtedness of such guarantor, including the senior indebtedness of Primary Energy and certain of its affiliates under the Credit Facility (the “Senior Indebtedness”).

     Upon any payment or distribution of the assets of the Company or Primary Energy upon a total or partial liquidation or dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or Primary Energy or their respective property, or an assignment for the benefit of their respective creditors or any marshalling of the Company’s or Primary Energy’s assets or liabilities (an “Insolvency Event”), the holders of Senior Indebtedness will be entitled to receive payment in full of all the Senior Indebtedness before Noteholders are entitled to receive any payment, and until the Senior Indebtedness is paid in full, and all commitments with respect to the Senior Indebtedness shall have been terminated any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear.
     By reason of such subordination provisions contained in the Indenture, in the event of an Insolvency Event, creditors of the Company or Primary Energy who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.
     After payment has been made in full to holders of Senior Indebtedness, the Company believes that the relative ranking of all other parties on an Insolvency Event of Primary Energy would be as follows:
(i)	General unsecured claims, which would include, among others, claims by Noteholders and claims by EPCOR regarding its entitlements under the Management Agreement.

(ii)	Class B Preferred Interests (all of which are held by EPCOR).

(iii)	Class A Common Interests (all of which are held by PERC) and Class B Common Interests (all of which are held by EPCOR).
     After consideration of the relative rights of the Company’s stakeholders described above and the fact that non-consensual proceedings under creditor protection legislation is often costly, time-consuming and inherently uncertain, the Board determined that the Recapitalization is the best alternative for the Company to pursue at this time.
     The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes the material factors that were considered in its decision. In view of the variety of factors considered in connection with its evaluation of the Recapitalization, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. In addition, individual members of the Board of Directors may have given differing weights to different factors. After careful consideration, the Board of Directors unanimously recommends that Securityholders vote in favour of the Arrangement Resolutions.

EFFECT OF THE RECAPITALIZATION
     The following table shows the effect of the Recapitalization on the Company’s consolidated capital structure. As the final terms of the refinancing of the Credit Facility are not currently known, the following table does not show the effect of such refinancing on the Company’s consolidated capital structure.

		Pro Forma
		After
	March 31, 2009	Recapitalization
	($ in thousands, except ratios and percentages)
	(Unaudited)	(Unaudited)
Long-term debt, including current portion	211,112	135,000 (1)
Shareholders’ equity	47,513	117,457 (2)
Total capitalization	258,625	252,457
Debt/Equity	4.4	1.2
Debt as a percentage of total capitalization	81.6%	53.5%

(1)	Assumes the current indebtedness of $135 million under the Credit Facility remains outstanding. The final terms of the new credit facility are not currently known and as such, this number may not be reflective of the total indebtedness that will be outstanding on completion of the Recapitalization and the concurrent refinancing of the Credit Facility. The Company expects that the amounts of indebtedness outstanding under any new credit facility will increase from its current level. For example, if the new credit facility is in the amount of $150 million, the Total capitalization would be $267,457, Debt/Equity would be 1.3 and Debt as a percentage of total capitalization would be 56.1%.

(2)	Reflects the Conversion, net of professional fees of $2.5 million and the write off of existing deferred finance fees of $3.7 million.
CERTAIN REGULATORY AND OTHER MATTERS RELATING TO THE RECAPITALIZATION
Resale of Securities Received in the Recapitalization
United States
     The distribution of the securities issued under the Recapitalization will not be registered under the 1933 Act or the securities laws of any state of the United States. Such securities will instead be issued in reliance upon exemptions under the 1933 Act and applicable exemptions under state securities laws. The New Common Shares received in the Recapitalization in exchange for the Existing Common Shares will be freely transferable under United States federal securities laws, except for such New Common Shares held by persons who are deemed to be “affiliates” (as such term is defined under the 1933 Act) of the Company after the implementation of the Recapitalization. Such securities held by “affiliates” may be resold by them only in transactions permitted by the resale provisions of Rule 144 promulgated under the 1933 Act or as otherwise permitted under the 1933 Act. Persons who may be deemed to be affiliates of an issuer generally include individuals or entities that control, are controlled by, or are under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer.
Canada
     The Existing Common Shares issued in exchange for the Subordinated Notes pursuant to the Conversion and the New Common Shares issued in exchange for the Existing Common Shares pursuant to the Consolidation will be exempt from the prospectus and registration requirements under Canadian securities legislation. As a consequence of these exemptions, certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission or damages, will not be available in respect of such new securities to be issued under the Recapitalization.
     The New Common Shares issued on the Consolidation will generally be “freely tradeable” under securities laws in force in Canada if the following conditions (as specified in National Instrument 45-102 — Resale of Securities) (“NI 45-102”) are satisfied: (i) the trade is not a control distribution (as defined in NI 45-102); (ii) no unusual effort is made to prepare the market or to create a demand for the shares that are the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (iv) if the selling shareholder is an insider or officer of the issuer, the selling shareholder has no reasonable grounds to believe that the issuer in default of securities legislation.

MI 61-101
     MI 61-101 governs certain transactions which raise the potential for conflicts of interest, including “related party transactions”, as such term is defined under MI 61-101. The agreement described under “Background to the Recapitalization” above between the Company and EPCOR, the Company’s external manager, is a “related party transaction” for the purposes of MI 61-101 because EPCOR is a “related party” of the Company, as such term is defined under MI 61-101. In addition, as Cumberland Private Wealth Management Inc. and Kingstown Capital Management LP each hold, or exercise control or direction over, more than 10% of the voting rights attached to the Existing Common Shares, they are each considered to be a “related party” of the Company for the purposes of MI 61-101. Since the Company will be issuing securities to Cumberland Private Wealth Management Inc. and Kingstown Capital Management LP in exchange for their Subordinated Notes, the Recapitalization is a “related party transaction” for the purposes of MI 61-101. MI 61-101 provides that, absent an exemption, a corporation proposing to carry out such a transaction is required, in most circumstances, to prepare a formal valuation of the non-cash assets involved in the transaction and to provide its shareholders with a summary of that valuation, to make disclosure of other specified matters and to obtain the approval of a majority of its minority shareholders.
     With respect to both the formal valuation and the minority approval requirements for the transactions described in this Circular, PERC is relying on the financial hardship exemptions described in sections 5.5(g) and 5.7(e) of MI 61-101, respectively. Based on consultation with PERC’s financial and legal advisors, among other things, the Board of Directors, all of whom are “independent” for the purposes of Part 7 of MI 61-101, unanimously determined that (i) PERC is facing serious financial difficulty as it does not currently have sufficient cash on hand or refinancing commitments to pay the amounts that will come due under the US$135 million Credit Facility on August 24, 2009, (ii) the Recapitalization, which is conditional on the concurrent completion of the agreement with EPCOR, is designed to improve PERC’s financial position by, among other things, (A) eliminating the Subordinated Notes, which have been an obstacle in securing refinancing of the Credit Facility, (B) reducing the Company’s net debt and eliminating interest payable on the Subordinated Notes, and (C) giving the Company greater control over management of the business and the ability to explore new opportunities for the Company, and (iii) the terms of the agreement with EPCOR and the Recapitalization are reasonable in the circumstances of PERC.
Stock Exchange Listing
     The Existing Common Shares are listed on the TSX but have not been posted for trading. The Company has applied to have the New Common Shares listed and posted for trading on the TSX as of the Effective Date under the symbol “PRI”. Listing will be subject to the Company fulfilling the listing requirements of the TSX.
Expenses
     The estimated fees, costs and expenses payable by PERC in connection with the completion of the Recapitalization including, without limitation, financial advisory fees, filing fees, legal and accounting fees and printing and mailing costs are anticipated to be approximately US$2.5 million.
PERC BEFORE THE RECAPITALIZATION
Primary Energy Recycling Corporation
     PERC is a corporation established under the laws of Ontario on June 10, 2005 and continued under the laws of British Columbia on August 5, 2005. The registered office of the PERC is located at Suite 1600, Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada, V6C 3L2 and the head office of PERC is located at Suite 3000, 79 Wellington Street West, Toronto, Ontario, Canada, M5K 1N2. The registered and head office addresses of PERC are those of its external legal counsel and PERC has no employees or assets in Canada.
     PERC holds approximately 84.6% of the total of preferred and common interests of Primary Energy through its holdings of Class A Preferred Interests of Primary Energy and Class A Common Interests. PERC holds approximately 83.0% of the common interests and approximately 85.8% of the preferred interests of Primary Energy.

Primary Energy
     Primary Energy is a limited liability company established under the laws of Delaware on May 23, 2005 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523. Primary Energy owns 100% of Primary Energy Operations LLC (“Primary Operations”), which in turn owns, through its subsidiaries, four wholly-owned recycled energy projects and a 50% interest in a pulverized coal facility (collectively, the “Projects”). Primary Operations is a limited liability company established under the laws of Delaware on June 26, 2003 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523.
EPCOR USA Ventures LLC
     EPCOR, formerly Primary Energy Ventures LLC, is a limited liability company established under the laws of Delaware on December 9, 2004 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523. EPCOR, which is the Manager, provides management and administrative services to the Company, Primary Energy and their subsidiaries pursuant to the terms of the Management Agreement. The Manager indirectly holds, through EPCOR Holdco, approximately 15.4% of the total of preferred and common interests of Primary Energy through its holdings of Class B Preferred Interests and Class B Common Interests of Primary Energy. EPCOR Holdco holds approximately 17.0% of the common interests and approximately 14.2% of the preferred interests of Primary Energy.
     Additional information about the Company, Primary Energy and the Manager can be found in the Company’s annual information form dated March 30, 2009, which is incorporated by reference into this Circular.
Capital of the Company
Existing Common Shares
     The authorized share capital of the Company consists of an unlimited number of Existing Common Shares. As at the date of this Circular there are 31,000,000 Existing Common Shares outstanding of which 30,941,500 are held as components of EISs and 58,500 are held separately.
     Holders of Existing Common Shares are entitled to one vote per Existing Common Share on all matters to be voted on at all meetings of Shareholders.
Subordinated Notes
     As of the date of this Circular, Cdn$96.0 million aggregate principal amount of Subordinated Notes are outstanding. Of these, Cdn$77.5 million aggregate principal amount of Subordinated Notes are currently or were formerly held as a component of an EIS and the remaining Cdn$18.5 million are held as Separate Subordinated Notes. The Subordinated Notes have been issued under the Indenture dated August 24, 2005 among the Company, Primary Energy, as guarantor, and the other guarantors party thereto, and Computershare Trust Company of Canada, as trustee. A copy of the Indenture is available on SEDAR at www.sedar.com.
     Additional information about the Subordinated Notes can be found in the Indenture, which is available at www.sec.gov and on SEDAR at www.sedar.com.
EISs
     As at the date of this Circular, there are 30,941,500 EISs issued and outstanding. Each EIS represents:
•	one Existing Common Share, subject to adjustment in the event of any stock split, recombination or reclassification; and

•	Cdn$2.50 aggregate principal amount of Subordinated Notes.
Capital of Primary Energy
     The authorized capital of Primary Energy consists of an unlimited number of Class A Preferred Interests, Class A Common Interests, Class B Preferred Interests and Class B Common Interests. As at the date of this Circular, the Company owns 100% of the

Class A Preferred Interests and Class A Common Interests and the Manager indirectly owns, through EPCOR Holdco, 100% of the Class B Preferred Interests and Class B Common Interests.
     The Class A Preferred Interests and Class B Preferred Interests are non-voting membership interests. Each Class A Common Interest and Class B Common Interest carries one vote on all matters to be voted on at all meetings of members.
Price range and trading volume for the EISs
     The EISs are listed and posted for trading on the TSX under the symbol “PRI.UN”. The following table shows the high and low sale prices of the EISs and their monthly average trading volumes as reported on the TSX for the periods indicated:

	High	Low	Volume
	Cdn$	Cdn$
2008
May	6.95	6.30	446,920
June	7.68	6.41	413,908
July	6.90	6.40	1,389,492
August	6.73	5.88	242,461
September	6.29	4.84	915,583
October	5.25	3.53	1,034,046
November	4.50	2.28	2,287,847
December	2.85	1.83	1,961,604
2009
January	3.34	2.44	396,156
February	2.99	2.40	209,743
March	3.05	2.06	879,962
April	3.03	2.47	1,185,387
May	2.84	2.47	765,541
June 1 to 26	2.75	1.12	1,994,018
PERC AFTER THE RECAPITALIZATION
PERC Share Capital
     If the Recapitalization is implemented, the authorized capital of the Company will be as described above under “Description of the Recapitalization — Share Capital”.
     As a result of the Recapitalization, the Company’s outstanding share capital will consist of approximately 38.0 million New Common Shares and each EIS unit will be replaced by one New Common Share. Currently, EIS holders own in the aggregate almost 100% of the Existing Common Shares. Following completion of the Recapitalization, the current holders of EISs will hold in the aggregate approximately 81.7% of the New Common Shares and the current holders of the Separate Subordinated Notes will hold approximately 18.3% of the New Common Shares.
     On June 19, 2009, concurrent with the public announcement of the Recapitalization, the Board suspended the declaration of dividends on all Existing Common Shares. The Board expects that the terms of any new credit facility will effectively prohibit the declaration and payment of dividends on the New Common Shares until the Company is able to achieve certain reductions in outstanding indebtedness under its new credit facility.
Capital of Primary Energy
     If the amendments to the capital structure of Primary Energy are implemented, the authorized capital of Primary Energy will be as described above under “Description of the Recapitalization — Primary Energy Restructuring — Amendments to Capital Structure”.
     An aggregate of approximately 44.3 million new common membership interests of Primary Energy will be issued and outstanding as of the Effective Date. Currently, the Company holds approximately 83.0% of the common equity of Primary Energy and EPCOR owns the remaining 17.0% of the common equity of Primary Energy. Following completion of the amendments to the capital structure of Primary Energy, the Company will hold approximately 85.7% of the common equity of Primary Energy and EPCOR Holdco will hold the remaining approximate 14.3% of the common equity of Primary Energy.
     On June 19, 2009, concurrent with the suspension of dividends on the Existing Common Shares, the board of managers of Primary Energy suspended the declaration of dividends on all Class A Common Interests and all Class B Common Interests.
LEGAL PROCEEDINGS
     In the ordinary course of business, the Company and its subsidiaries may, from time to time, be subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. To the knowledge of the Company, none of the Company or its subsidiaries is involved in any legal proceeding which is expected to have a material effect on the Company and no legal proceedings of a material nature are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries.
INCOME TAX CONSIDERATIONS
     The following summaries are of a general nature only and are not intended to be, nor should they be construed to be, legal or tax advice to any particular Securityholder. Consequently, Securityholders are urged to consult their own tax advisors for advice as to the tax considerations in respect of the Recapitalization having regard to their particular circumstances.
Certain Canadian Federal Income Tax Considerations
     The following is a summary of the principal Canadian federal income tax consequences of the Recapitalization to Securityholders who deal at arm’s length with and are not affiliated with the Company and hold their Subordinated Notes and Existing Common Shares, as the case may be, as capital property and will hold Existing Common Shares acquired on the Conversion and New Common Shares acquired on the Consolidation, as the case may be, as capital property. The Subordinated Notes, Existing Common Shares, and New Common Shares will generally be considered to be capital property for this purpose to a Securityholder unless either the Securityholder holds (or will hold) such securities in the course of carrying on a business, or the Securityholder has acquired (or will acquire) such securities in a transaction or transactions considered to be an adventure or concern in the nature of trade.
     This summary is not applicable to (i) a Securityholder that is a “financial institution” or “specified financial institution” as defined in the Canadian Tax Act for purposes of the mark-to-market rules; (ii) a Securityholder to whom an interest in such securities would be a “tax shelter investment” under the Canadian Tax Act; (iii) a Securityholder who has elected to have the “functional currency reporting rules” under the Canadian Tax Act apply to it; or (iv) EPCOR or EPCOR Holdco. Such Securityholders should consult with their own tax advisors.
     This summary is based upon the current provisions of the Canadian Tax Act and the regulations thereunder (the “Regulations”) and the current published administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”). The summary also takes into account all specific proposals to amend the Canadian Tax Act and the Regulations that have been publicly announced by the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that all such Tax Proposals will be enacted in the form proposed, although there can be no assurance that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it address any provincial, territorial or foreign tax considerations.
     This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Securityholder. Securityholders are urged to consult their own tax advisors concerning the tax consequences to them of the Recapitalization.
     All amounts, including the cost of, interest or dividends received and accrued on, and proceeds of disposition from, the Subordinated Notes, Existing Common Shares and New Common Shares must be determined in Canadian dollars at applicable exchange rates for the purposes of the Canadian Tax Act. The amount of interest and any capital gain or capital loss of a Noteholder or Shareholder may be affected by fluctuations in Canadian dollar exchange rates.

Residents of Canada
     The following discussion applies to Securityholders who, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, and at all relevant times, are residents of Canada (“Canadian Holders”). Certain Canadian Holders whose Subordinated Notes, Existing Common Shares and New Common Shares might not otherwise qualify as capital property may, in certain circumstances, treat such Subordinated Notes, Existing Common Shares and New Common Shares and all other “Canadian securities” (as defined in the Canadian Tax Act) held by them as capital property by making an irrevocable election pursuant to subsection 39(4) of the Canadian Tax Act.
Noteholders
Conversion of the Subordinated Notes
     A Canadian Holder will be considered to have disposed of Subordinated Notes upon the exchange of such notes for Existing Common Shares pursuant to the Recapitalization on the Effective Date. A Canadian Holder that is a corporation, partnership, unit trust or any trust of which a corporation or partnership is a beneficiary will generally be required to include in income the amount of interest accrued or deemed to accrue on the Subordinated Notes up to the Effective Date or that became receivable or was received on or before the Effective Date, to the extent that such amounts have not otherwise been included in the Canadian Holder’s income for the year or a preceding taxation year. Any other Canadian Holder, including an individual (other than a trust described in the preceding sentence), will be required to include in income for a taxation year any interest on the Subordinated Notes received or receivable by such Canadian Holder in the year (depending upon the method regularly followed by the Canadian Holder in computing income) except to the extent that such amount was otherwise included in its income for the year or a preceding taxation year.
     In general, a Canadian Holder will realize a capital gain (or capital loss) on the exchange of the Subordinated Notes for Existing Common Shares equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base to the Canadian Holder of such Subordinated Notes and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Taxation of Capital Gains and Capital Losses”.
     A Canadian Holder’s proceeds of disposition of the Subordinated Notes upon the exchange of the Subordinated Notes for Existing Common Shares will be an amount equal to the fair market value (at the time of the exchange) of the Existing Common Shares received in exchange for the Subordinated Notes. A Canadian Holder will be considered to have acquired the Existing Common Shares received on the exchange at a cost equal to their fair market value (at the time of the exchange). For the purposes of determining the adjusted cost base of the Existing Common Shares, the cost of Existing Common Shares acquired on the exchange will be averaged with the cost of all other Existing Common Shares held by the holder as capital property at that time.
     The tax consequences to a Canadian Holder of the Consolidation of Existing Common Shares acquired on the Conversion are as described below under “Shareholders — Consolidation of Existing Common Shares”.
Shareholders
Consolidation of Existing Common Shares
     A Canadian Holder will not be considered to have disposed of their Existing Common Shares pursuant to the Consolidation and no other tax consequences will arise to a Canadian Holder as a result of the Consolidation. The adjusted cost base to a Canadian Holder of their New Common Shares following the Consolidation will be equal to the adjusted cost base of their Existing Common Shares immediately prior to the Consolidation.
Dividends on New Common Shares
     Dividends and deemed dividends on the New Common Shares will be included in a Canadian Holder’s income for purposes of the Canadian Tax Act. Such dividends received by an individual Canadian Holder will be subject to the gross-up and dividend tax credit rules provided for under the Canadian Tax Act. The Company may designate all or a portion of such dividends as “eligible dividends” that are entitled to the enhanced dividend tax credit. The Company will notify its Shareholders of any such designations at the appropriate times. A Canadian Holder that is a corporation will include such dividends in computing its income and will generally be entitled to deduct the amount of such dividends in computing its taxable income. A Canadian Holder that is a “private corporation”

or a “subject corporation” (as such terms are defined in the Canadian Tax Act), may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 % on dividends received or deemed to be received on the New Common Shares to the extent such dividends are deductible in computing the Canadian Holder’s taxable income.
Disposition of New Common Shares
     A Canadian Holder will realize a capital gain (or capital loss) on a disposition or deemed disposition of New Common Shares equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base to the Canadian Holder of such New Common Shares and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is the same as described below under “Taxation of Capital Gains and Capital Losses”.
Alternative Minimum Tax
     Individuals (other than certain trusts) may be subject to an alternative minimum tax under the Canadian Tax Act upon realizing net capital gains or receiving dividends.
Taxation of Capital Gains and Capital Losses
     In general, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Holder in a taxation year will be included in the Canadian Holder’s income in the year and one-half of the amount of any capital loss realized by a Canadian Holder in a taxation year may be deducted from net taxable capital gains realized by the Canadian Holder in the year and any of the three preceding taxation years or in any subsequent year, to the extent and under the circumstances described in the Canadian Tax Act. The amount of any capital loss realized by a holder that is a corporation on the disposition of a share may be reduced by the amount of dividends received or deemed to be received by it on such share (or on a share for which the share has been substituted) to the extent and under the circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, directly or indirectly through a partnership or a trust.
Additional Refundable Tax
     A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 % on certain investment income including amounts in respect of interest and taxable capital gains.
Eligibility for Investment
     Existing Common Shares acquired on the Conversion and, provided that the New Common Shares are listed on the TSX, New Common Shares acquired on the Consolidation will be qualified investments under the Canadian Tax Act and the Regulations for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts within the meaning of the Canadian Tax Act (collectively, the “Plans”). Notwithstanding the foregoing, if the Existing Common Shares or New Common Shares are “prohibited investments” for purposes of a tax-free savings account, a holder will be subject to a penalty tax as set out in the Canadian Tax Act. Holders are advised to consult their own tax advisors in this regard.
Non-Residents of Canada
     The following discussion applies to a Securityholder who, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not resident in Canada and does not use or hold the Subordinated Notes and Existing Common Shares, and will not use or hold Existing Common Shares acquired on the Conversion or New Common Shares in the course of carrying on a business in Canada (a “Non-Resident Holder”). In addition, this discussion does not apply to an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank that carries on a Canadian banking business.

Noteholders
Conversion of the Subordinated Notes
     A Non-Resident Holder will not be subject to Canadian withholding tax on the payment of accrued interest on the Subordinated Notes. Upon the exchange of the Subordinated Notes for Existing Common Shares by a Non-Resident Holder pursuant to the Conversion, no taxes will be payable under the Canadian Tax Act by such Non-Resident Holder.
     The tax consequences to a Non-Resident Holder of the Consolidation of Existing Common Shares acquired on the Conversion are as described below under “Shareholders — Consolidation of Existing Common Shares”.
Shareholders
Consolidation of Existing Common Shares
     A Non-Resident Holder of Existing Common Shares will not be subject to Canadian tax in respect of the Consolidation of Existing Common Shares.
Dividends on New Common Shares
     Dividends paid or credited or deemed to be paid or credited on New Common Shares to Non-Resident Holders will be subject to a non-resident withholding tax under the Canadian Tax Act at the rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention.
Disposition of New Common Shares
     A disposition by a Non-Resident Holder of New Common Shares will not be subject to Canadian tax unless such New Common Shares constitute taxable Canadian property to the Non-Resident Holder at the time of the disposition and relief from taxation is not available under an applicable income tax treaty or convention. Provided the New Common Shares are listed on a designated stock exchange (which includes the TSX) at the time of such disposition, such New Common Shares will not generally constitute taxable Canadian property to a Non-Resident Holder at the time of their disposition unless the Non-Resident Holder at that time owns, or at any time in the 60 months immediately preceding that time owned, either alone or together with persons with whom the Non-Resident Holder does not deal at arm’s length, 25% or more of the issued shares of any class or series of the shares of the Company.
Consequences to the Company
     The exchange by the Company of Subordinated Notes for Existing Common Shares will result in the settlement or extinguishment of the Subordinated Notes pursuant to the Arrangement. The amount paid in settlement of the debt represented by the Subordinated Notes will be equal to the fair market value of the Existing Common Shares issued on the Conversion. The Company will experience a “debt forgiveness” to the extent that the principal amount of the Subordinated Notes exceeds the fair market value of the Existing Common Shares issued on the Conversion, which excess, if any, will be considered a “forgiven amount”. The forgiven amount, if any, will reduce, in prescribed order, certain tax attributes of the Company, including non-capital losses, net capital losses, undepreciated capital cost of depreciable property, cumulative eligible capital and the adjusted cost base of certain capital properties (the “Tax Shield”). Generally, one-half of the amount, if any, by which the forgiven amount exceeds the Tax Shield will be required to be included in the Company’s income for the taxation year in which the Effective Date takes place. No assurances can be given that the exchange will not result in a forgiven amount or that the forgiven amount, if any, will not result in a liability for tax since the amount of any forgiven amount and any possible resulting liability for tax are dependent on a number of factors, some of which are not known with certainty at this time, including the fair market value of the Existing Common Shares on the Effective Date.
Certain United States Federal Income Tax Considerations
     Any discussion of U.S. federal income tax issues set forth in this Circular was written in connection with the promotion and marketing of the transactions described in this Circular. Such discussion was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any U.S. federal tax penalties that may be imposed on such person. Each Securityholder should seek advice based on its particular circumstances from an independent tax advisor.

     The following summary describes the material U.S. federal income tax considerations of the Recapitalization and the ownership and disposition of New Common Shares generally applicable to Securityholders that are U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), proposed, temporary and final U.S. Treasury regulations under the Code, published administrative rulings and judicial decisions, all as in effect as of the date of this Circular and all of which are subject to change (possibly with retroactive effect) or to differing interpretations. This summary applies only to U.S. Holders that hold Securities, and will hold their New Common Shares after the Recapitalization as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular U.S. Holder in light of its particular circumstances or to U.S. Holders subject to special treatment under the U.S. federal income tax laws, including:
•	banks, insurance companies, trusts and financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currency;

•	holders of Securities that hold their Securities as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment; and

•	holders that will hold 5% or more of the Company’s equity, either directly, indirectly through one or more entities, or as a result of certain constructive ownership rules of the Code, following the Recapitalization.
     This summary does not discuss any state, local or non-U.S. tax considerations of the Recapitalization or the ownership or disposition of New Common Shares, applicable to U.S. Holders. The Company will not request an advance ruling from the U.S. Internal Revenue Service regarding the U.S. federal income tax consequences of the Recapitalization. The Company has not received an opinion from U.S. counsel regarding the U.S. federal income tax treatment of the Recapitalization or the U.S. federal income tax consequences to U.S. Holders. All holders should consult their tax advisors regarding the U.S. federal income tax consequences applicable to their particular circumstances.
     For purposes of this summary, a “U.S. Holder” is a beneficial owner of Securities that is a U.S. person. A U.S. person is:
•	an individual who is a U.S. citizen or resident for U.S. federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its worldwide income; or

•	a trust if (i) a U.S. court is able to exercise supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.
     If a partnership holds Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Securities should consult their tax advisors regarding the U.S. federal income tax consequences to them of the Recapitalization and the ownership and disposition of New Common Shares.
General Considerations
United States Federal Income Tax Consequences of the Recapitalization to the Company
     It is possible that the Company will experience an “ownership change” within the meaning of Section 382 of the Code as a result of the Recapitalization. In such case, the Company’s ability to use any net operating losses and other tax attributes that are attributable to periods prior to the Recapitalization to offset taxable income that is effectively connected with the conduct of a trade or business within the United States in taxable periods after the Recapitalization may be limited. Section 382 of the Code may also limit the

Company’s ability to use “net unrealized built-in losses” (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) to offset future taxable income. Very generally, an ownership change occurs if the percentage of stock of the Company owned, in the aggregate, by “5-percent shareholders” (within the meaning of the Code and applicable Treasury Regulations) increases by more than 50 percentage points at any time during a three-year testing period. The risk of an ownership change increases to the extent any 5-percent shareholder increases its ownership of stock of the Company. The Conversion of Separate Subordinated Notes into Existing Common Shares pursuant to the Recapitalization will increase the likelihood of an ownership change. Additionally, the Company will recognize cancellation of indebtedness (“COD”) income for U.S. federal income tax purposes to the extent the principal amount of the Subordinated Notes exceeds the fair market value of the Existing Common Shares issued in the Conversion in satisfaction of such Subordinated Notes. The Company’s current year loss, if any, and net operating loss carryforwards may reduce or eliminate any U.S. federal income tax liability resulting from such COD income. However, no assurances can be given in this regard since the amount of any COD income and any possible resulting liability for tax are dependent on a number of factors, some of which are not known with certainty at this time, including the fair market value of the Existing Common Shares on the Effective Date. To the extent net operating losses (including net operating loss carryforwards) are used to offset COD income, they will not be available to offset future income of the Company. In addition, for purposes of calculating taxable income under the U.S. federal alternative minimum tax (“AMT”), only 90% of a corporation’s taxable income for AMT purposes may be offset by available net operating loss carryforwards. Accordingly, it is possible that the Company may incur a certain amount of AMT due to this limitation. If the Recapitalization results in COD income, the Company may elect, pursuant to recently enacted U.S. tax laws, to defer recognition of such COD income. Notwithstanding the foregoing, if the Company is insolvent within the meaning of the Code at the time of the Recapitalization, COD will be excluded from income to the extent of such insolvency and will result in a reduction of net operating losses of the current year, if any, net operating loss carryovers and certain other tax attributes.
Tax-free Recapitalization Treatment
     The qualification of the exchange of Subordinated Notes for Existing Common Shares, as described below, as a tax-free “recapitalization” for U.S. federal income tax purposes depends upon, under applicable case law principles, whether the Subordinated Notes constitute “securities” for U.S. federal income tax purposes. Although not free from doubt, the Company believes that the Subordinated Notes should constitute securities, and the exchange of Subordinated Notes for Existing Common Shares should qualify as a tax free recapitalization for U.S. federal income tax purposes. Each U.S. Holder is urged to consult its own tax advisors with respect to the U.S. federal income tax consequences of the exchange of the Subordinated Notes for Existing Common Shares. The remainder of this discussion assumes that the exchange of Subordinated Notes for Existing Common Shares is a tax-free recapitalization for U.S. federal income tax purposes.
Exchange of Subordinated Notes for Existing Common Shares — Tax-free Recapitalization Treatment.
     A U.S. Holder that exchanges Subordinated Notes for Existing Common Shares generally will not recognize any gain or loss as a result of such exchange (except to the extent of any Existing Common Shares allocable to accrued interest) and will have a holding period for the Existing Common Shares that includes the holding period of the Subordinated Notes. A U.S. Holder’s adjusted tax basis for Existing Common Shares should be equal to the U.S. Holder’s basis in its Subordinated Notes.
Payments of Accrued but Unpaid Interest
     Accrued but unpaid interest on the Subordinated Notes up to and including the day before the Effective Date will be paid in cash to the record holders of the Subordinated Notes on the Effective Date. Such interest will be taxable to U.S. Holders of the Subordinated Notes in accordance with their regular method of accounting for U.S. federal income tax purposes.
     Market Discount
     In general, a debt obligation with a fixed maturity exceeding one year that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, its revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after acquisition. A debt obligation will not be a market discount bond if such excess is less than a statutory minimum amount. In general, gain realized by the holder upon the disposition of a market discount bond must be recognized as ordinary income to the extent of accrued market discount, except in the case of certain nonrecognition transactions, including recapitalizations. Assuming that the Recapitalization qualifies as a tax-free recapitalization for U.S. federal income tax purposes, then a U.S. Holder should not be required to recognize any accrued market discount upon the exchange of its Subordinated Notes for Existing Common

Shares, although it generally would be required to recognize such accrued market discount upon a subsequent taxable disposition of such Existing Common Shares. However, the treatment of accrued market discount in a nonrecognition transaction is subject to Treasury regulations that have not been issued. In the absence of such regulations, the application of the market discount rules to the Recapitalization is uncertain.
The Consolidation
     No gain or loss should be recognized by a U.S. Holder as a result of the Consolidation. In general, the aggregate tax basis of the New Common Shares held immediately after the Consolidation should be the same as the Shareholder’s aggregate tax basis in the Existing Common Shares held immediately prior to the Consolidation. The Shareholder’s holding period for the New Common Shares held immediately after the Consolidation should include the period during which the Shareholder held the Existing Common Shares surrendered in the Consolidation.
Ownership of New Common Shares
Distributions
     Subject to the PFIC (as defined below) rules discussed below, the gross amount of any cash distribution with respect to New Common Shares, before reduction for Canadian withholding tax, will be taxable to a U.S. Holder of New Common Shares as a dividend to the extent of the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any cash distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, such distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the New Common Shares (thereby increasing the amount of gain or decreasing the amount of loss that a U.S. Holder would recognize on a subsequent disposition of New Common Shares). Any balance in excess of the adjusted basis will be subject to tax as capital gain.
     Subject to certain limitations, dividends paid to non-corporate U.S. Holders, including individuals, may be eligible for a reduced rate of taxation if the Company is deemed to be a “qualified foreign corporation” for U.S. federal income tax purposes. A qualified foreign corporation includes a non-U.S. corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and that the U.S. Treasury Department has determined to be satisfactory for purposes of the qualified dividend provisions of the Code. The U.S. Treasury Department has determined that the income tax treaty between the United States and Canada is satisfactory for purposes of the qualified dividend provisions of the Code. A qualified foreign corporation does not include a non-U.S. corporation that is a PFIC for the taxable year in which a dividend is paid or was a PFIC for the preceding taxable year. Dividends on New Common Shares should be eligible for this reduced rate of taxation as long as the Company is not a PFIC and is eligible for the benefits of the income tax treaty between the United States and Canada and certain holding period and other requirements are satisfied.
     Distributions will be includable in a U.S. Holder’s gross income on the date actually or constructively received by the U.S. Holder. These distributions generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations.
     If the Company makes distributions on the New Common Shares in Canadian dollars, the U.S. dollar value of such distributions should be calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the distribution, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If Canadian dollars are converted into U.S. dollars on the date of actual or constructive receipt of such distribution, a U.S. Holder’s tax basis in such Canadian dollars will be equal to their U.S. dollar value on that date and, as a result, the U.S. Holder generally will not be required to recognize any foreign currency exchange gain or loss. Any gain or loss recognized on a subsequent conversion or other disposition of the Canadian dollars generally will be treated as U.S.-source ordinary income or loss for U.S. foreign tax credit limitation purposes.
     A U.S. Holder may be entitled to claim a U.S. foreign tax credit for, or deduct, Canadian taxes that are withheld on distributions received by the U.S. Holder, subject to applicable limitations in the Code. The amount of foreign income taxes that may be claimed as a credit in any year is subject to complex limitations and restrictions, which must be determined on an individual basis by each holder. U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Sale, Exchange or Other Disposition
     Subject to the PFIC rules discussed below, upon the sale, exchange or other disposition of New Common Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) the U.S. Holder’s adjusted tax basis in the New Common Shares. The capital gain or loss generally will be long-term capital gain or loss if, at the time of sale, exchange or other disposition, the U.S. Holder has held the New Common Shares for more than one year (including any applicable holding period for the Subordinated Notes). Net long-term capital gains of non-corporate U.S. Holders, including individuals, are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss that a U.S. Holder recognizes generally will be treated as U.S.-source gain or loss for U.S. foreign tax credit limitation purposes.
Passive Foreign Investment Company Considerations
     Special U.S. federal income tax rules apply to a U.S. person that holds shares of a non-U.S. corporation that is or has been a passive foreign investment company (“PFIC”) at any time during which the U.S. person has held shares or options to acquire shares. A non-U.S. corporation generally is classified as a PFIC for U.S. federal income tax purposes in any taxable year if, either (i) at least 75% of its gross income is “passive” income, or (ii) on average at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income.
     Based on the projected composition of the Company’s income and assets, the Company does not expect that it will be a PFIC for the current taxable year. This conclusion is based on certain facts and assumptions, and therefore may be subject to change. If the Company were to become a PFIC at any time during which a U.S. Holder held New Common Shares, such U.S. Holder could be subject to special, adverse U.S. federal income tax rules (including increased tax liability and interest charges) on any gain realized on the sale or other disposition of New Common Shares and on any “excess distribution” received. Under certain circumstances, a U.S. person may make certain elections to mitigate some of the tax consequences of holding shares of a PFIC. If the Company were a PFIC, a U.S. Holder would be required to file U.S. Internal Revenue Service Form 8621 for each year in which the U.S. Holder held New Common Shares.
     U.S. Holders should consult their tax advisors regarding possible classification of the Company as a PFIC and the adverse tax consequences that would result from such classification.
Information Reporting and Backup Withholding
     In general, unless a U.S. Holder belongs to a category of certain exempt recipients (such as corporations), information reporting requirements generally may apply to the exchange of Subordinated Notes in the Recapitalization and to the proceeds of dispositions of New Common Shares that are effected through the U.S. office of a broker or the non-U.S. office of a broker that has certain connections with the United States. Such information reporting requirements also generally will apply to payments of dividends on New Common Shares. Backup withholding may apply to these payments if a U.S. Holder fails to provide a correct taxpayer identification number or certification of exempt status, fails to report in full dividend and interest income or, in certain circumstances, fails to comply with applicable certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax, provided the U.S. Holder furnishes the required information to the U.S. Internal Revenue Service in a timely manner.

RISK FACTORS
     The following section describes risks that should be considered by Securityholders in evaluating whether to approve the Arrangement and includes both general and specific risks that could affect the Company’s financial performance. The risks described below are not the only risks facing the Company and Primary Energy. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect Primary Energy’s business operations. Any of the matters highlighted in these risk factors could have a material adverse effect on the Company’s results of operations, business prospects, financial condition or cash flow, in which case, the market price or value of the Company’s securities could be adversely affected.
Risks Relating to the Non-Implementation of the Recapitalization
     The following risk factors specifically apply to the non-implementation of the Recapitalization. There are additional risks attendant to being an investor in our securities that you should review. These risks are described elsewhere in this “Risk Factors” section and in our current annual information form, which is incorporated by reference into this Circular.
We May be Unable to Refinance Our Credit Facility and Continue as a Going Concern
     The Company does not currently have sufficient cash on hand to pay the amounts that will come due under the US$135 million Credit Facility on August 24, 2009 nor does the Company have commitments to refinance the Credit Facility. If the Recapitalization is not consummated, there is a significant risk that the Company will not be able to refinance the Credit Facility prior to its maturity. If the Company is not able to refinance or extend the term of the Credit Facility on or prior to its maturity date, there will be an event of default under the Credit Facility and all amounts outstanding under the Credit Facility will become due and payable. In such a case, the collateral agent will be entitled on behalf of the lenders to, among other things, sell the Company’s assets and apply the proceeds to repay the amounts outstanding under the Credit Facility. An event of default under the Credit Facility in these circumstances will also result in, among other things, an immediate event of default under the Indenture, and the Company will be prohibited from making payments of principal or interest on the Subordinated Notes or making any dividend payments on the Existing Common Shares until all amounts outstanding under the Credit Facility are repaid in full.
     The consolidated financial statements incorporated by reference in this Circular are presented on the assumption that we continue as a going concern in accordance with Canadian GAAP. The going concern basis of presentation assumes that we will continue operations for the foreseeable future and will be able to realize assets and discharge liabilities and commitments in the normal course of business. If this assumption were not used, adjustments would have to be made to the carrying value of our assets and liabilities, reported revenues and expenses and balance sheet classifications. If we are unable to refinance the Credit Facility, based on our current liquidity position and forecasted operating cash flows and capital requirements for the next twelve months, there is significant doubt about the appropriateness of using the going concern assumption.
We May be Required to Pursue Other Alternatives That Could Have a Negative Effect on the Company and its Stakeholders, Including the Sale of Core Assets or Non-Consensual Proceedings Under Creditor Protection Legislation
     In the event that the Recapitalization is not implemented and we are unable to refinance or extend the maturity date of the Credit Facility:
(a)	there will likely be an event of default under the Credit Facility and all amounts outstanding under the Credit Facility will become due and payable, which will result in, among other things, a cross-default under the Indenture;

(b)	the Company’s long-term debt will not be reduced and the associated net reduction in debt service costs would not be achieved; and

(c)	there is a risk that the Company’s cash flow from operations and available liquidity would be insufficient to provide adequate funds to finance its operations and the Company may be unable to meet its obligations as they generally become due.
     To mitigate the factors listed above, in the event that the Recapitalization is not implemented, we may be required to pursue other alternatives that could have a negative effect on the Company and its stakeholders, including the sale of core assets or non-consensual proceedings under creditor protection legislation.

Risks Relating to the Implementation of the Recapitalization
     The following risk factors apply to the implementation of the Recapitalization. There are additional risks attendant to being an investor in our securities that you should review. These risks are described elsewhere in this “Risk Factors” section under the headings “Risks Related to the Business and the Projects” and “Risks Related to Capital Structure” and in our current annual information form, which is incorporated by reference into this Circular.
Absence of Prior Market for Existing Common Shares and New Common Shares
     The number of Existing Common Shares to be issued in exchange for each Cdn$2.50 principal amount of Subordinated Notes pursuant to the Conversion was determined by the Board, in consultation with its financial advisor, Genuity, and considering the principal amount of the Subordinated Notes and the implied value of the Existing Common Shares based on, among many factors, the recent market value of the EISs. However, prior to the Effective Date and the posting for trading of the New Common Shares on the TSX, the Existing Common Shares have only traded as a component of an EIS and there has been no public market for the Existing Common Shares trading separately from an EIS. Accordingly, the Board’s estimate of the market value of the Existing Common Shares may not reflect the price at which the New Common Shares will trade once they have been posted for trading on the TSX and the actual market value of the New Common Shares may prove to be materially lower or higher than the Board’s estimate. In addition, there can be no assurance that an active trading market will develop for the New Common Shares on an ongoing basis. Holders of the New Common Shares may liquidate their investment rather than hold such securities on a long-term basis. Accordingly, the market, if any, for the New Common Shares may be volatile and may be depressed for a period of time until the market has time to absorb these sales and to observe the performance of the Company.
United States Federal Income Tax Consequences of the Recapitalization to the Company
     It is possible that the Company will experience an “ownership change” within the meaning of Section 382 of the Code as a result of the Recapitalization. In such case, the Company’s ability to use any net operating losses and other tax attributes that are attributable to periods prior to the Recapitalization to offset taxable income that is effectively connected with the conduct of a trade or business within the United States in taxable periods after the Recapitalization may be limited. Section 382 of the Code may also limit the Company’s ability to use “net unrealized built-in losses” (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) to offset future taxable income. Very generally, an ownership change occurs if the percentage of stock of the Company owned, in the aggregate, by “5-percent shareholders” (within the meaning of the Code and applicable Treasury Regulations) increases by more than 50 percentage points at any time during a three-year testing period. The risk of an ownership change increases to the extent any 5-percent shareholder increases its ownership of stock of the Company. The Conversion of Separate Subordinated Notes into Existing Common Shares pursuant to the Recapitalization will increase the likelihood of an ownership change. Additionally, the Company will recognize COD income for U.S. federal income tax purposes to the extent the principal amount of the Subordinated Notes exceeds the fair market value of the Existing Common Shares issued in the Conversion in satisfaction of such Subordinated Notes. The Company’s current year loss, if any, and net operating loss carryforwards may reduce or eliminate any U.S. federal income tax liability resulting from such COD income. However, no assurances can be given in this regard since the amount of any COD income and any possible resulting liability for tax are dependent on a number of factors, some of which are not known with certainty at this time, including the fair market value of the Existing Common Shares on the Effective Date. To the extent net operating losses (including net operating loss carryforwards) are used to offset COD income, they will not be available to offset future income of the Company. In addition, for purposes of calculating taxable income under the U.S. federal AMT, only 90% of a corporation’s taxable income for AMT purposes may be offset by available net operating loss carryforwards. Accordingly, it is possible that the Company may incur a certain amount of AMT due to this limitation. If the Recapitalization results in COD income, the Company may elect, pursuant to recently enacted U.S. tax laws, to defer recognition of such COD income. Notwithstanding the foregoing, if the Company is insolvent within the meaning of the Code at the time of the Recapitalization, COD will be excluded from income to the extent of such insolvency and will result in a reduction of net operating losses of the current year, if any, net operating loss carryovers and certain other tax attributes.
Financing Arrangements Could Impact the Business of PERC
     The Company is seeking to obtain new credit facilities to refinance the Credit Facility. The Company does not have commitments to refinance the Credit Facility, and the terms of any refinancing are not yet known and will be dependent on market conditions. Any borrowings by the Company under any credit facilities obtained in the future may increase the level of financial risk to PERC. To the extent that borrowings accrue interest at rates higher than under the Credit Facility, are subject to additional fees or are subject to additional mandatory prepayments of principal, an increased amount of cash will be required to service interest and principal payments under the new credit facilities and will be unavailable for operations. In addition, the amount of cash available for operations will vary from time to time if the interest rates are not fixed. The new credit facilities may also include covenants, events of default and other terms that are more restrictive on the operations of PERC and its subsidiaries than the restrictions under the Credit Facility. In addition, PERC currently has existing indebtedness and other project based financing arrangements in place with various lenders. These project based financing arrangements are typically secured by all of the Project’s assets, contracts and equity interests, as well as the equity interests of certain holding companies. The terms of these project based or other financing arrangements generally impose many covenants and obligations on the part of the borrowers and guarantors. In many cases, a default by any party under other Project operating agreements (such as a power purchase agreement, operations and maintenance agreement or a steam sales agreement) will also constitute a default under the Project’s existing indebtedness or other financing arrangement. Failure to comply with the terms of these loans or other financing arrangements, or events of default thereunder, may prevent cash distributions by the Project and may entitle the lenders to demand repayment and enforce their security against the Project’s assets. In addition, if an event of default under any project financing should occur, the lenders are entitled to take possession of their security.
Dependence on the Manager and Key Personnel and Amendments to the Management Agreement
     Primary Energy and PERC are currently dependent on the Manager and EPCOR USA Inc. (“EPCOR USA”) in respect of the administration and management of Primary Energy and PERC and the operations of the Projects. The Company and EPCOR have agreed to make certain amendments to the Company’s management arrangements, concurrent with completion of the Recapitalization, which are aimed at giving the Company greater control over the business. In exchange for greater business control, the management restructuring may give rise to certain risks, including the incurrence of unanticipated expenses that could negatively affect our results of operations and financial position. The agreement between the Company and EPCOR also provides that, conditional on the completion of the Recapitalization and effective as of September 1, 2009, provided that EPCOR agrees to the sale, transfer, assignment or redemption of its interests in Primary Energy, the Company will have the right to terminate the Management Agreement for an initial termination fee of US$8 million, which fee shall decline on a monthly basis over a four year period to US$5,000,000. Upon termination of the Management Agreement, Primary Energy and PERC will be required to establish replacement management arrangements. If Primary Energy and PERC are not able to obtain or internally replace such management arrangements with a similar cost structure, the financial condition of PERC may be negatively affected.
     Today Primary Energy’s success is dependent on the skills, experience and efforts of the senior management team of the Manager and other key personnel of EPCOR USA. Following the amendments to the Company’s management arrangements, certain EPCOR USA employees will become dedicated employees required to devote their full-time employment to managing the business of Primary Energy. In addition, Primary Energy intends to hire a new Chief Executive Officer. These dedicated employees or the new CEO may terminate their employment and the loss of any of their services could materially harm Primary Energy’s business and financial condition. The Manager or Primary Energy may also not be able to locate or employ on acceptable terms qualified replacements for such dedicated employees or the CEO if their services were no longer available.
Risks Related to the Business and the Projects
Primary Energy Derives its Revenues From Only Two Steel Industry Customers
     All of Primary Energy’s revenues are generated from providing services to entities controlled by only two underlying customers. The percentage of Primary Energy’s revenues generated by each major customer for the year ended December 31, 2008 was 85% and 15%, respectively. In addition, both of Primary Energy’s customers are participants in the U.S. steel industry and, as such, their businesses are affected by risks relating to the steel industry. In particular, the steel industry is cyclical in nature and may be affected by prevailing economic conditions in major world economies. Continuation of a recession in the United States, Canada or globally (or concerns that a recession could continue for a prolonged period) could substantially decrease the demand for steel products and adversely affect the financial condition, production and business of our customers. The steel industry is particularly sensitive to trends in cyclical industries such as non-residential construction, appliance, machinery and equipment, and transportation industries. A disruption or downturn in any of these industries or markets could materially adversely impact the financial condition, production and business of Primary Energy’s customers. A material adverse impact to the business of either of our customers may adversely affect the Projects and the financial condition of Primary Energy.
Revenue May be Reduced Upon Expiration or Termination of Agreements
     Energy generated by the Recycled Energy Projects, in most cases, is provided to customers under agreements that expire at various times. In addition, these agreements may be subject to termination in certain circumstances, including, without limitation, default by the Project owner or operator. When such a contract expires or is terminated, there can be no assurance that it will be renewed. Furthermore, even if such agreements are renewed it is possible that the price received by the relevant Project for energy or capacity under subsequent arrangements may be reduced significantly. It is possible that subsequent contracts may not be available at prices or under terms that permit the operation of a Project on a profitable basis. If this occurs, the affected Project may temporarily or permanently cease operations.
Projects May Not Operate as Planned
     The revenue produced by the Projects is dependent, in whole or in part, on the amount of electric energy and thermal energy generated by them. With respect to each of the Projects, there is a risk of equipment failure (of both Project equipment and equipment operated by the host) for various reasons including, without limitation, component failures, latent defect, design error, operator error, weather conditions or force majeure which could adversely affect revenues. For Project equipment, it is expected that annual capital maintenance expenditures will approximate historical spending levels and will be funded from cash generated from operations. To the extent that maintenance spending corresponds to historical requirements it is not anticipated that there will be a negative impact on revenues. To the extent that such equipment requires either longer than anticipated down times or unexpected capital requirements for maintenance and repair, or suffers disruptions of energy generation for other reasons, the amount of revenue produced may be adversely affected.
     Neither Primary Energy nor its subsidiaries control, or have contractual rights in respect of, the operations of its customers. The host steel mills have the ability to run their plants at their discretion. Since some of the Projects are affected by the level of production at these host steel mills, a Project’s performance may be impacted by its host’s operational decisions. Such operational decisions include, without limitation, production levels and which blast furnaces the host steel mills choose to run.
The Projects Depend on their Electricity and Thermal Energy Customers
     Each Project relies for its revenues on one or more tolling agreement, lease agreement, or other agreement with its host. There is no assurance that these customers will perform their obligations or make required payments on a timely basis. Each of the Projects is dependent upon its industrial host continuing operations at those Projects. Under the revenue producing agreements governing each Project, these hosts are not precluded from ceasing all operations at the Projects, whether due to unforeseen circumstances, force majeure or at the discretion of the host. Any such cessation of operations by a host at a Project would result in customers ceasing purchases of thermal or electric energy from the Projects, which would not necessarily result in an actionable breach of the Project’s revenue producing contracts. Certain Projects rely on their industrial hosts for waste fuel and derive a significant portion of their revenue based on output rather than strictly on Capacity Payments. Accordingly, these Projects rely on their industrial hosts to maintain industrial operations at a high level of output. Various conditions that are not within the control of PERC or the Project operators, and may not be within the control of the host industrial companies, may directly or indirectly result in significant reduction or cessation of industrial operations at any given Project. These conditions include, but are not limited to, competitive pressures, mergers or acquisitions, adverse financial or economic conditions or events (including foreclosure, bankruptcy or liquidation of the industrial company), environmental constraints or incidents, weather conditions, labor actions, fuel shortages, equipment malfunction or refurbishment, accidents or sabotages, mismanagement, governmental action and force majeure. If any of the hosts were to materially curtail or cease manufacturing operations that require energy from a Project, a material portion of the Project’s revenues could be interrupted or would cease, and any contractual remedy or insurance coverage available to PERC may not be sufficient to cover such shortfalls. Moreover, substantial short or long-term changes in industrial operating levels short of material curtailment or cessation of operations can result from decisions by management of the industrial hosts. These changes are not predictable, and such changes may produce material volatility in revenues from any of the Projects so affected.
Operations are Subject to a Number of Natural and Inherent Risks
     The occurrence of a significant event which disrupts the ability of the Projects to produce or sell or provide energy for an extended period, including events which preclude existing customers from obtaining energy, could have a material adverse effect on our business.
     If a Project experiences a force majeure event, the Project would be excused from its obligations under the relevant Project agreement. However, the relevant counterparty may not be required to make payments under the contract so long as the force majeure event continues and may have the right to prematurely terminate the contract. Additionally, to the extent that a forced outage has occurred, the relevant counterparty may not be required to make payments to the affected Project, and/or may prematurely terminate the contract. As a consequence, Primary Energy may not receive any net revenues from the affected Project other than the proceeds from business interruption insurance, if any, that applies to the force majeure event or forced outage after the relevant waiting period, and may incur significant liabilities in respect of past amounts required to be refunded. Accordingly, Primary Energy’s business, financial condition, future results and cash flows could be materially and adversely affected.
Primary Energy’s Cash Flows Are Subject to Variations
     Variations may cause significant fluctuations in cash flows, which may cause the market price of the Company’s securities to fall in certain periods. Variations result from a number of factors, including different usage rates for steam, hot water and electric power during various times of the year. Gas turbines experience reduced generation during warm periods due to the reduced density of air. Additionally, payment of expenses and debt service by PERC, Primary Energy and their subsidiaries fluctuate throughout the year and from year to year. Such variations could materially and adversely affect PERC’s and Primary Energy’s business, financial condition, future results and cash flows.
PERC Has Limited Control Over the Harbor Coal Project
     The Projects are wholly-owned, indirectly, by PERC, with the exception of the Harbor Coal Project. Harbor Coal LLC, an indirect subsidiary of Primary Energy, owns a 50% general partnership interest in PCI Associates which in turn owns the Harbor Coal Project. Harbor Coal LLC has limited control over the operation of the Harbor Coal Project. III/PCI, Inc., the other general partner of PCI Associates and an affiliate of Mittal, manages the operations of the Harbor Coal Project.
     While recent amendments to the Harbor Coal contract reduce the risk ascribed to Harbor Coal LLC’s interest, Primary Energy still has limited control which results in a number of risks at the Harbor Coal Project. The amount of coal consumed is a function of the efficiency of the host’s operations and its determination of the amount of hot metal produced per day for use in steel production and the amount of coal utilized per unit of steel production. These factors impact the amount of coal consumed and correspondingly the profitability of the Harbor Coal Project. Primary Energy must also rely on the technical and management expertise of III/PCI, Inc. to oversee operations and maintenance of the Harbor Coal Project. Primary Energy is also reliant on accounting policies, procedures and financial reporting of Mittal as they impact the accounting and financial reporting of PCI Associates. To the extent that III/PCI, Inc. does not fulfill its obligation to manage the operations of the Harbor Coal Project, or is not effective in doing so, the amount of revenue produced at the Harbor Coal Project may be adversely affected.
Changing Economic and Political Environment
     The risk of terrorist attacks in the United States or elsewhere continues to remain a potential source of disruption to the nation’s economy and financial markets in general. Such events and others which cannot be foreseen could constrain the capital available to our industry and could adversely affect our financial stability and the financial stability of our counterparties in transactions.
The Projects are Subject to Significant Environmental and Other Regulations
     The Projects, facilities and operations are subject to extensive and increasingly stringent federal, state and local laws, regulations, guidance and other requirements governing or relating to, among other things: air emissions; discharges into water; the storage, handling, use and transportation of materials; the prevention of releases of hazardous substances into the environment; the prevention, presence and remediation of hazardous substances in soil and groundwater, both on and off site; land use and zoning matters; and workers health and safety matters. As such, the operation of the Projects carries an inherent risk of environmental, health and safety liabilities (including potential civil actions, compliance or remediation orders, injunctive relief, fines and other penalties), and may result in the Projects being involved from time to time in administrative and judicial proceedings relating to such matters. In addition, the Projects operate on real estate owned by others that may be contaminated. Although management believes that existing indemnities provide appropriate protection against claims related to contamination not caused by the Projects, there can be no assurance that future claims will not be made against the Projects in respect of such contamination that may be material.
     The Projects have obtained environmental permits and other approvals that are required for their operations. Compliance with applicable laws and regulations and future changes to them is material to PERC’s businesses. Although management believes the operations of the Projects are currently in material compliance with applicable environmental laws, licenses, permits and other authorizations required for the operation of the Projects and although there are environmental monitoring and reporting systems in place with respect to all the Projects, there is no guarantee that more stringent laws and regulations will not be imposed, that there will not be more stringent enforcement of applicable laws or regulations or that such systems may not fail, which may result in material expenditures. Failure by the Projects to comply with any environmental, health or safety requirements, or increases in the cost of such compliance, including as a result of unanticipated liabilities or expenditures for investigation, assessment, remediation or prevention, could result in additional expense, capital expenditures, restrictions, temporary or permanent cessation of operations, or delays in the Projects’ activities, the extent of which cannot be predicted.
Operations are Subject to the Provisions of Various Energy Laws and Regulations
     The laws affecting our facilities have undergone major changes recently, and continue to change in their implementation through dynamic regulatory activity shaping the electric industry in the United States. The Energy Policy Act of 2005 (“EPAct 2005”), which was signed into law on August 8, 2005, added new criteria to the definition of a Qualifying Facility that must be satisfied by new Qualifying Facilities. PERC believes that the Recycled Energy Projects are not new Qualifying Facilities and that in any event they would satisfy the new criteria, but if this were not the case for any Recycled Energy Project, it could lose its Qualifying Facility status. This could subject such a Project to additional regulation under the Federal Power Act (“FPA”) and/or state law.
     EPAct 2005 also eliminated, subject to certain conditions to be determined by the United States Federal Energy Regulatory Commission (“FERC”), the requirement under the United States Public Utility Regulatory Policies Act of 1978, as amended that electric utilities must purchase electric energy and capacity from, and sell electric energy and capacity to, Qualifying Facilities. FERC has issued a final rule to implement this change. While the Recycled Energy Projects do not currently sell power to or purchase power from electric utilities, FERC regulations may limit or eliminate their rights to compel such sales or purchases in the future.
     EPAct 2005 also created a new FPA section 203(a)(2), which, if applicable to PERC, could require PERC under certain circumstances to obtain FERC approval before acquiring a Qualifying Facility or other electric utility company.
     Finally, subject to certain exceptions, FERC has revoked the exemptions from FPA sections 205 and 206 (rate regulation of utilities) previously afforded to Qualifying Facilities. To the extent the Recycled Energy Projects engage in wholesale power sales in the future, this revocation would subject them to some degree of rate regulation by FERC.
Regulatory Changes Impacting Competitive Energy Markets Could Affect the Performance of PERC and the Projects
     The independent generation of electricity is severely constrained by state and federal regulatory rules designed to provide monopoly protection to electric utility distribution and in many cases generation businesses. These rules present barriers to a wide range of potentially competitive approaches to the sale of energy services to Primary Energy’s current and future potential host/users. If the state or federal government were to ease or remove these barriers, Primary Energy could face new competition from a variety of alternate energy providers.
Labor Disruptions May Adversely Affect Primary Energy’s Business and Operations
     No personnel provided by EPCOR Holdco and leased to Primary Energy is covered by the provisions of a collective bargaining agreement. Operations at certain of the Projects are entirely conducted by the hosts, which operate such Projects utilizing operating employees employed and supervised by the hosts. At the other Projects, Primary Energy oversees operations which are conducted utilizing operating employees that are employed and supervised by the hosts. In both cases, all operating employees of the hosts are subject to the provisions of collective bargaining agreements maintained by such hosts. Primary Energy has no control over the labor relations of the hosts. While labor relations at the Projects have been stable to date and there have not been any disruptions in operations as a result of labor disputes with employees, the maintenance of a productive and efficient labor environment cannot be assured. In the event of a labor disruption, such as a strike or lock out, the ability of the Project to generate income may be adversely affected.
The Projects’ Operations are Subject to the Risk of Future Legal Proceedings
     The Projects’ operations are subject to all operating hazards and risks normally incidental to industrial operations, including the generation of electricity and production of thermal energy. As a result, at any given time, the Projects and entities associated with the operation of the Projects may be defendants in various legal proceedings and litigation arising in the ordinary course of business. The Projects maintain insurance policies with insurers in amounts and with coverages and deductibles that the Manager believes to be reasonable and prudent. However, there can be no assurance that this insurance will be adequate to protect the Projects from all material expenses related to potential future claims for loss or damage or that these levels of insurance will be available in the future at economical prices. A significant judgment against any Project, the loss of a significant permit or other approval or the imposition of a significant fine or penalty could have a material adverse effect on PERC’s business, financial condition and future prospects.
Insurance May Not be Sufficient to Cover All Losses
     While the Manager believes that the Projects’ insurance coverage addresses all material insurable risks, provides coverage that is similar to what would be maintained by a prudent owner/operator of similar facilities and are subject to deductibles, limits and exclusions which are customary or reasonable given the cost of procuring insurance, current operating conditions and insurance market conditions, there can be no assurance that such insurance will continue to be offered on an economically feasible basis, nor that all events that could give rise to a loss or liability are insurable, nor that the amounts of insurance will at all times be sufficient to cover each and every loss or claim that may occur involving the assets or operations of the Projects or PERC. Levels of insurance coverages maintained to cover insurable risks of the Projects are, in some cases, dictated by the provisions of the various agreements related to those Projects. To the extent any such agreements are extended, amended or renewed, the level and type of insurance coverages mandated by such agreements may change. If a claim is made under any insurance coverage to recover damages related to an insured event, based on the circumstances of such claims and the relative position of the insurance companies issuing such insurance coverages, payment of such claims could be delayed or denied.
Changes in Costs and Technology
     Changes in costs and technology may significantly impact Primary Energy’s business by making certain of the Projects less competitive, by limiting opportunities of the Manager to develop additional projects and by making the acquisition of existing projects less attractive. Traditional coal-fired systems and gas-fired systems may under certain economic conditions produce electricity at lower average prices than the all-in costs to the customer of the Recycled Energy Projects. It is possible that technological advances will further reduce the cost of alternate methods of power generation to a level that is equal to or below that of most waste recycled energy generation. If this were to happen, the competitive advantage of the Projects could be significantly impaired.
Mittal May Purchase the Ironside Project
     Pursuant the Ironside Lease, Mittal has an option to purchase the Ironside Project at a purchase price equal to the greater of certain amounts set out in the Ironside Lease and fair market value (the “Purchase Option”). The Purchase Option may be exercised by Mittal (i) during the first five years of the term of the Ironside Lease, once per year on the anniversary of the lease commencement date upon 30 days prior notice by Mittal; and (ii) following the first five years of the term of the Ironside Lease, at any time upon 30 days prior notice by Mittal. If Mittal exercises its Purchase Option, the loss of the Ironside Project will have a significant impact on the future financial results of Primary Energy.
The Term of the Management Agreement Exceeds the Terms of Existing Customer Contracts
     The Management Agreement has a 20-year term and automatically renews for additional five-year terms unless a majority of the independent managers of Primary Energy and a majority of the independent directors of PERC determine that the Management Agreement will not be renewed and notify the Manager accordingly. However, the Projects’ existing contracts with their customers expire within 2 to 16 years. PERC and Primary Energy are obligated to pay the Manager the full amount of the management fee specified under the Management Agreement regardless of whether a customer elects not to renew its contract with the relevant Project, or even if all of the Projects’ customers elect not to renew their contracts. Further, although the Management Agreement may be terminated in certain circumstances, it may be difficult for PERC to terminate the Management Agreement if it is unsatisfied with the performance of the Manager (or otherwise) without having to pay significant damages to the Manager. If one of more of the Projects’ customers fails to renew its contract and PERC and Primary Energy continue to pay the full amount of the management fee, or if PERC and Primary are required to pay significant damages to terminate the Management Agreement, this may have a significant adverse impact on the future financial results of PERC and Primary Energy. Although PERC and the Manager have entered into an agreement pursuant to which, as of the Effective Date, PERC will have the right to terminate the Management Agreement for a specified price, this right is only exercisable without EPCOR’s support in certain circumstances (see “Background to the Recapitalization”). As such, it may be difficult for PERC to terminate the Management Agreement if it does not obtain an acceptable third party offer to acquire Primary Energy or otherwise raise sufficient funds to purchase EPCOR Holdco’s interests in Primary Energy.

Timely and Accurate Reporting of Financial Results May Depend on the Ability of the Manager to Successfully Ensure that Internal Controls over Financial Reporting Function Properly
     PERC has implemented controls and procedures over financial reporting, designed by management, with the objective of providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Canadian generally accepted accounting principles. However, these measures cannot provide absolute assurance that the potential for misstatements will not exist. In addition, deficiencies in PERC’s internal controls over financial reporting may be identified in the future. PERC’s development of internal controls over financial reporting continues to progress. Any failure to execute the effectiveness of controls in place or implement required new or improved controls, or difficulties encountered in their implementation, could impact our financial results, cause failure to meet reporting obligations on a timely basis or result in material misstatements in the annual or interim financial statements. Inadequate internal controls over financial reporting could also cause investors to lose confidence in the reported financial information, which could cause the stock price to decline.
Risks Related to Capital Structure
Substantial Indebtedness Could Negatively Impact the Financial Flexibility of PERC and the Projects
     The degree to which PERC is leveraged on a consolidated basis could have important consequences to the holders of the Company’s securities, including:
•	PERC’s ability in the future to obtain additional financing for working capital, capital expenditures or other purposes may be limited;

•	PERC may be unable to refinance indebtedness on terms acceptable to PERC or at all;

•	a significant portion of PERC’s cash flow (on a consolidated basis) is likely to be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operations and/or capital expenditures;

•	PERC may be more vulnerable to economic downturns and be limited in its ability to withstand competitive pressures; and

•	PERC may be at a competitive disadvantage to its competitors that have less indebtedness.
United States Federal Income Tax Inversion Legislation
     United States federal income tax legislation dealing with corporate “inversions” (e.g., certain transactions in which a non-U.S. corporation acquires substantially all of the equity interests in or assets of a U.S. corporation or partnership, if after the transaction former equity owners of the U.S. corporation or partnership own a specified level of stock of the non-U.S. corporation) provides in certain circumstances that a non-U.S. corporation may be treated as a U.S. corporation for U.S. federal income tax purposes. The Company has taken the position that the corporate inversion legislation does not apply to cause it to be treated as a U.S. corporation because, among other reasons, the original indirect holder of the Class B Preferred Interests and Class B Common Interests never held any stock of the Company (to the knowledge of the Company). However, there can be no assurance that the IRS will not assert that the Company is subject to these rules. In that case, U.S. withholding taxes would apply to dividends paid on New Common Shares to non-U.S. holders.
Limitations on Enforcement of Certain Civil Judgments by Canadian Investors
     The Manager is organized under the laws of the State of Delaware. All of the assets of the Projects are located outside of Canada and certain of the directors of PERC are residents of the United States. As a result, it may be difficult or impossible for investors to effect service within Canada upon the Manager, PERC or their respective directors, managers or officers who are not residents of Canada, or to enforce or realize against them upon judgments of courts of Canada predicated upon the civil liability provisions of applicable Canadian provincial securities laws.
     The Manager is considered to be a promoter of PERC and has been advised by counsel in the United States that there is some doubt as to the enforceability in the United States by a court in original actions, or in actions to enforce judgments of Canadian courts, of civil liabilities predicated upon such applicable Canadian provincial securities laws.

     The Manager is not contractually prohibited from selling its interest in EPCOR Holdco and EPCOR Holdco is similarly not prohibited from selling its Class B Preferred Interests and Class B Common Interests of Primary Energy.
AUDITORS, TRANSFER AGENT, REGISTRAR AND INDENTURE TRUSTEE
     The auditor of both the Company and Primary Energy is PricewaterhouseCoopers LLP at its principal office in Chicago, Illinois.
     The transfer agent and registrar for the EISs and the Existing Common Shares is Computershare Investor Services Inc. at its principal office in Toronto, Ontario.
     The Note Trustee for the Subordinated Notes is Computershare Trust Company of Canada at its principal office in Toronto, Ontario.
LEGAL MATTERS
     Certain legal matters in connection with the Recapitalization will be passed upon on behalf of PERC by Torys LLP. As at the date of this Circular, partners and associates of Torys LLP own beneficially, directly or indirectly, less than 1% of the outstanding Existing Common Shares and Subordinated Notes.
DOCUMENTS INCORPORATED BY REFERENCE
     The following documents filed by the Company with the various securities commissions or similar regulatory authorities in all the provinces of Canada are specifically incorporated by reference in, and form an integral part of, this Circular:
(a)	the management information circular dated April 6, 2009 delivered in connection with PERC’s annual meeting of Shareholders held on May 8, 2009;

(b)	the audited consolidated financial statements as at December 31, 2008 and 2007 and the consolidated statements of operations, and accumulated shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2008;

(c)	the management discussion and analysis for the year ended December 31, 2008, dated March 17, 2009;

(d)	the annual information form dated March 30, 2009;

(e)	the unaudited interim consolidated financial statements for the three-month period ended March 31, 2009;

(f)	the management discussion and analysis for the three-month period ended March 31, 2009; and

(g)	the material change report of PERC dated June 29, 2009.
     All documents (or amendments to such documents) of the type referred to above (other than confidential material change reports) filed by the Company with any securities commission or similar regulatory authority in Canada after the date of this Circular and prior to the Effective Date will be deemed to be incorporated by reference into this Circular. All of the above documents are available on SEDAR at www.sedar.com A Securityholder may request a copy of any of these documents and the Company will promptly provide one free of charge.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for the purposes of this Circular, to the extent that a statement contained herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

ADDITIONAL INFORMATION
     Financial information regarding the Company is provided in the Company’s comparative financial statements and management discussion and analysis for the Company’s most recently completed financial year.
     Additional information relating to the Company can be obtained on SEDAR at www.sedar.com or by written request directed to V. Michael Alverson, Chief Financial Officer and Vice President, EPCOR USA Ventures LLC, Suite 129, 2000 York Road, Oak Brook, Illinois, 60523, USA.
QUESTIONS AND FURTHER ASSISTANCE
     If you are a Shareholder or Noteholder and have any questions about the information contained in this Circular or require more information with regard to voting your Existing Common Shares or Subordinated Notes at the Meeting, please contact Computershare Investor Services Inc. at service@computershare.com or toll free at 1.800.564.6253.
APPROVAL OF PROXY CIRCULAR BY THE BOARD OF DIRECTORS
     The contents of this Circular and its sending to Shareholders and Noteholders has been approved by the Board of Directors of Primary Energy Recycling Corporation.
DATED June 29, 2009.
BY ORDER OF THE BOARD OF DIRECTORS OF PRIMARY ENERGY RECYCLING CORPORATION

A. Michel Lavigne (signed) A. Michel Lavigne
Chairman of the Board of Directors

CONSENT OF GENUITY CAPITAL MARKETS
     We hereby consent to the inclusion of our firm’s name and to the references to our firm’s opinion dated June 18, 2009 (the “Fairness Opinion”) in the Management Proxy Circular dated June 29, 2009 (the “Circular”) of Primary Energy Recycling Corporation and to the inclusion of the Fairness Opinion as Appendix F to the Circular.
Yours very truly,
GENUITY CAPITAL MARKETS (signed)
Toronto, Ontario
June 29, 2009

AUDITOR’S CONSENT
     We have read the Management Proxy Circular dated June 29, 2009 (the “Circular”) of Primary Energy Recycling Corporation (the “Company”) relating to a proposed recapitalization of the Company pursuant to a plan of arrangement. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.
     We consent to the incorporation by reference in the Circular of our report to the shareholders and board of directors of the Company on the consolidated balance sheets of the Company as at December 31, 2008 and December 31, 2007 and the consolidated statements of operations and accumulated shareholders’ deficit and cash flows for each of the years in the two-year period ended December 31, 2008. Our report is dated March 17, 2009.
PricewaterhouseCoopers LLP (signed)
June 29, 2009
Chicago, Illinois, USA

APPENDIX A
FORM OF NOTEHOLDERS’ ARRANGEMENT RESOLUTION
BE IT RESOLVED THAT:
     (1) the arrangement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement”), including all conditions thereto, pursuant to Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving, among other things, (i) the conversion of all Primary Energy Recycling Corporation’s (the “Company”) outstanding subordinated notes into common shares of the Company on the basis of sixteen (16) common shares for each $2.50 principal amount of subordinated notes, and (ii) immediately following (i), the consolidation of the Company’s common shares on the basis of one (1) new common share for every seventeen (17) pre-consolidation common shares, all as more particularly described and set forth in the Plan of Arrangement (the “Plan”) attached as Appendix C to the management proxy circular of the Company dated June 29, 2009, be and is hereby authorized, approved and adopted;
     (2) notwithstanding the passing of this resolution or the passing of similar resolutions or the approval of the Supreme Court of British Columbia, the board of directors of the Company, without further notice to, or approval of, the securityholders of the Company, is hereby authorized and empowered to (i) amend the Plan, to the extent permitted by the Plan, and (ii) subject to the terms of the Plan, to not proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the BCBCA;
     (3) any director or officer of the Company be and is hereby authorized and directed, for and on behalf of the Company (whether under corporate seal or otherwise), to execute and deliver, or cause to be executed (whether under corporate seal or otherwise), and delivered, any and all documents, agreements and instruments and to perform, or cause to be performed, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing; and
     (4) the proper officers and authorized signatories of Computershare Trust Company of Canada be and are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

A-1

APPENDIX B
FORM OF SHAREHOLDERS’ ARRANGEMENT RESOLUTION
BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:
     (1) the arrangement (as the same may be, or may have been, amended, modified or supplemented, the “Arrangement”), including all conditions thereto, pursuant to Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving, among other things, (i) the conversion of all Primary Energy Recycling Corporation’s (the “Company”) outstanding subordinated notes into common shares of the Company on the basis of sixteen (16) common shares for each $2.50 principal amount of subordinated notes, and (ii) immediately following (i), the consolidation of the Company’s common shares on the basis of one (1) new common share for every seventeen (17) pre-consolidation common shares, all as more particularly described and set forth in the Plan of Arrangement (the “Plan”) attached as Appendix C to the management proxy circular of the Company dated June 29, 2009, be and is hereby authorized, approved and adopted;
     (2) notwithstanding the passing of this resolution or the passing of similar resolutions or the approval of the Supreme Court of British Columbia, the board of directors of the Company, without further notice to, or approval of, the securityholders of the Company, is hereby authorized and empowered to (i) amend the Plan, to the extent permitted by the Plan, and (ii) subject to the terms of the Plan, to not proceed with the Arrangement at any time prior to the Arrangement becoming effective pursuant to the provisions of the BCBCA;
     (3) any director or officer of the Company be and is hereby authorized and directed, for and on behalf of the Company (whether under corporate seal or otherwise), to execute and deliver, or cause to be executed (whether under corporate seal or otherwise and delivered, any and all other documents, agreements and instruments and to perform, or cause to be performed, such other acts and things, as in such person’s opinion may be necessary or desirable to give full effect to these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the doing of any such act or thing; and
     (4) the proper officers and authorized signatories of Computershare Investor Services Inc. be and are hereby authorized and directed to execute and deliver all documents and instruments and to take such other actions as they may deem necessary or desirable to implement these resolutions and the matters authorized hereby, including the transactions required and/or contemplated by the Arrangement, such determination to be conclusively evidenced by the execution and delivery of such documents or other instruments or the taking of such actions.

B-1

APPENDIX C
PLAN OF ARRANGEMENT
UNDER DIVISION 5 OF PART 9 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)
ARTICLE 1
DEFINITIONS AND INTERPRETATION
Section 1.1 Definitions
     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms will have the meanings hereinafter set forth:
“Arrangement” means an arrangement under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company.
“BCBCA” means the Business Corporations Act (British Columbia) and the regulations thereto, now in effect and as it may be amended from time to time prior to the Effective Date.
“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are generally open for business in Vancouver, British Columbia; Toronto, Ontario; and Chicago, Illinois.
“CDS” means CDS Clearing and Depository Services Inc. or any successor thereof.
“Consolidation” has the meaning ascribed thereto in Section 2.2.
“Conversion” has the meaning ascribed thereto in Section 2.1(a).
“Court” means the Supreme Court of British Columbia.
“Credit Facility” means the credit facility dated August 24, 2005 between, among others, a syndicate of financial institutions and Primary Energy Operations LLC, as amended on June 13, 2007, November 30, 2007 and April 7, 2009, as may be further amended, modified or supplemented.
“Effective Date” means the date upon which all conditions to the completion of the Arrangement have been satisfied or waived and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and on which the Final Order is deposited at the Company’s registered office.
“Effective Time” means the time on the Effective Date at which all of the steps in the Arrangement have been completed.
“EIS” means an enhanced income security of the Company, consisting of one Existing Common Share and Cdn$2.50 principal amount of Subordinated Notes.
“Entitlements” means the legal, equitable, contractual and any other rights or claims (whether actual or contingent, and whether or not previously asserted) of any Person: (a) with respect to or arising out of, or in connection with, the Existing Common Shares, including, without limitation, any options, warrants or other rights to acquire Existing Common Shares; (b) with respect to or arising out of, or in connection with, the Subordinated Notes and the Indenture (other than the right to be paid unpaid accrued interest on the Subordinated Notes up to and including the day before the Effective Date); and (c) to acquire or receive any of the foregoing as set forth in clauses (a) or (b).
“Existing Common Shares” means the common shares in the capital of the Company that are duly issued and outstanding immediately prior to the Conversion.

“Final Order” means the final order of the Court approving the Arrangement under Division 5 of Part 9 of the BCBCA, containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended and modified by any court of competent jurisdiction.
“Indenture” means the subordinated note indenture dated August 24, 2005 among PERC, Primary Energy Recycling Holdings LLC and the Note Trustee, under which the Subordinated Notes were issued by the Company, as amended, modified or supplemented from time to time.
“Interim Order” means the interim order of the Court, as the same may be amended by the Court, providing for, among other things, the calling of the Meeting and providing declarations and directions with respect to the Arrangement, as such order may be amended, supplemented or varied by the Court.
“Meeting” means the special meeting of Noteholders and Shareholders to be held on July 30, 2009 to consider the matters set out in the Notice of Meeting.
“Noteholders” means holders of the Subordinated Notes.
“Notice of Meeting” means the notice of the Meeting sent to Noteholders and Shareholders in connection with the Meeting.
“Note Trustee” means Computershare Trust Company of Canada, the trustee under the Indenture.
“PERC” or the “Company” means Primary Energy Recycling Corporation.
“Person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate (including a limited liability company and an unlimited liability company), corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status.
“Plan of Arrangement” means this plan of arrangement pursuant to section 291 of the BCBCA.
“Recapitalization” means the transactions contemplated by this Plan of Arrangement.
“Record Date” means June 24, 2009.
“Shareholders” means holders of Existing Common Shares prior to the Conversion.
“Subordinated Notes” means the 11.75% subordinated notes of the Company due 2017 held as separate subordinated notes or as a component of an EIS.
Section 1.2 Definitions in the BCBCA
     Words and phrases used herein that are defined in the BCBCA and are not otherwise defined herein or in the Arrangement Agreement will have the same meaning herein as in the BCBCA as of the date hereof, unless the context otherwise requires.
Section 1.3 Articles of Reference
     The terms “hereof”, “hereunder”, “herein” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, clause or paragraph of this Plan of Arrangement and include any agreements supplemental hereto. In this Plan of Arrangement, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, clause or paragraph of this Plan of Arrangement.
Section 1.4 Interpretation Not Affected By Headings
     The division of this Plan of Arrangement into articles, sections, subsections, clauses and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.5 Number and Gender
     Unless the context otherwise requires, words importing the singular only will include the plural and vice versa and words importing the use of any gender will include all genders.
Section 1.6 Date for Any Action
     In the event that the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
Section 1.7 Statutory References
     Any reference in this Plan of Arrangement to a statute includes all rules, regulations, policies and blanket orders made thereunder and, unless otherwise specified, all amendments to such statute, regulation, rule, policy or blanket order and any rule, regulation, policy or blanket order that supplements, replaces or supersedes any such statute, regulation, rule, policy or blanket order.
Section 1.8 Currency
     Unless otherwise stated, all references herein to sums of money or currency are expressed in lawful money of Canada.
Section 1.9 Successors and Assigns
     This Plan of Arrangement shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns of any Person named or referred to in this Plan of Arrangement.
Section 1.10 Governing Law
     This Plan of Arrangement shall be governed by and construed in accordance with the laws of British Columbia and the federal laws of Canada applicable therein. All questions as to the interpretation or application of this Plan of Arrangement and all proceedings taken in connection with this Plan of Arrangement shall be subject to the exclusive jurisdiction of the Court.
ARTICLE 2
ARRANGEMENT
Section 2.1 Treatment of Noteholders
(a)	Issuance of Existing Common Shares
     In accordance with the steps and sequence set forth in Section 4.1, on the Effective Date PERC shall issue and shall be deemed to issue to the Noteholders sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes (the “Conversion”). The Noteholders shall and shall be deemed to irrevocably and finally exchange their Subordinated Notes for the Existing Common Shares and the Existing Common Shares shall be and shall be deemed to be received in full and final settlement of the Subordinated Notes and the Indenture and all Entitlements relating to the Subordinated Notes and the Indenture.
(b)	Interest
     On the Effective Date, PERC shall make payments to Noteholders in cash on account of any unpaid interest on the Subordinated Notes which has accrued up to and including the day before the Effective Date.
Section 2.2 Treatment of Shareholders
     In accordance with the steps and sequence set forth in Section 4.1, on the Effective Date PERC shall consolidate all of the Existing Common Shares on the basis of one New Common Share for every seventeen (17) Existing Common Shares (the “Consolidation”). The Shareholders shall and shall be deemed to irrevocably and finally exchange their Existing Common Shares, and the New Common Shares provided therefor shall be and shall be deemed to be received in full and final settlement of the Existing Common Shares and all Entitlements relating to the Existing Common Shares.
Section 2.3 Transfers Free and Clear
     Any transfer of securities pursuant to the Arrangement will be free and clear of any hypothecs, liens, claims, encumbrances, charges, adverse interests or security interests.
ARTICLE 3
CAPITAL REORGANIZATION AND RELATED MATTERS
Section 3.1 Capital Reorganization
     In accordance with the steps and sequence set forth in Section 4.1, the capital structure of PERC shall be reorganized and the Existing Common Shares, the Subordinated Notes, the Indenture and all Entitlements in connection therewith shall be cancelled.
Section 3.2 Issued Shares
     After giving effect to Section 4.1, the issued share capital of PERC shall consist of that number of New Common Shares resulting from the issuances described in Section 2.2. All New Common Shares issued and outstanding as a result of the application of this Plan of Arrangement shall be deemed to be issued and outstanding as fully-paid and non-assessable.
Section 3.3 Cancellation of Subordinated Notes, the Indenture and all Entitlements
     Pursuant to the Recapitalization, the following shall occur:
(a)	the Subordinated Notes and the Indenture shall be irrevocably and finally cancelled; and

(b)	all Entitlements relating to the Subordinated Notes and the Indenture shall be irrevocably and finally cancelled and eliminated.
ARTICLE 4
IMPLEMENTATION OF THE ARRANGEMENT
Section 4.1 Steps of the Arrangement
     Commencing at the Effective Time, the following shall be deemed to occur sequentially in the order set out below without any further act or formality required on the part of any Person:
(a)	all outstanding Subordinated Notes shall be converted into Existing Common Shares on the basis of sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes; and

(b)	immediately following the step in Section 4.1(a), all outstanding Existing Common Shares (including those issued pursuant to the Conversion) shall be consolidated on the basis of one New Common Share for every seventeen (17) Existing Common Shares held.
Section 4.2 Other Steps
     PERC may undertake, at its sole discretion, any other corporate steps or transactions necessary to implement this Plan of Arrangement.
Section 4.3 Fractional Shares
(a)	No fractional shares shall be issued under this Plan of Arrangement, and fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of PERC.

(b)	The Conversion will result in the issuance of a whole number of Existing Common Share.

(c)	If, as a result of the Consolidation, a holder of Existing Common Shares would otherwise be entitled to a fraction of a New Common Share, the number of New Common Shares issuable to such Shareholder shall be rounded down.
Section 4.4 Settlement Procedures
(a)	CDS and Computershare Trust Company of Canada are the only registered holders of the Existing Common Shares and Subordinated Notes. Upon completion of the Recapitalization, CDS shall be the only registered holder of the New Common Shares. The delivery to CDS of one or more global certificates representing the New Common Shares to which the Noteholders and the Shareholders are entitled under this Plan of Arrangement shall be made no later than the third Business Day following the Effective Date.

(b)	The delivery to beneficial owners of New Common Shares issued pursuant to the Consolidation will be made through the facilities of CDS to CDS participants, who, in turn, will effect the delivery of the New Common Shares to the beneficial holders of such New Common Shares pursuant to standing instructions and customary practices. The Company shall have no liability or obligation in respect of all deliveries of New Common Shares from CDS, or its nominee, to CDS participants or from CDS participants to beneficial holders of New Common Shares.
ARTICLE 5
MISCELLANEOUS
Section 5.1 Amendments to Plan of Arrangement
(a)	Subject to Section 5.1(b), the Company reserves the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) filed with the Court and, if made following the Meeting, approved by the Court, and (iii) if made following the Meeting, communicated to Shareholders and Noteholders if and as required by the Court and in the manner directed by the Court. Any amendment, modification or supplement to this Plan of Arrangement will become part of this Plan of Arrangement for all purposes.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by the Company, provided that it concerns a matter which, in the reasonable opinion of the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Shareholders, Noteholders or holders of New Common Shares, as applicable.
Section 5.2 Binding Effect
     This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) the Company, (ii) all of the registered and beneficial Noteholders, (iii) all of the registered and beneficial Shareholders, (iv) all of the registered and beneficial holders of the New Common Shares, and (v) the Note Trustee, all without any further act or formality required on the part of any Person, except as expressly provided herein.
Section 5.3 Conditions Precedent
     The implementation of this Plan of Arrangement shall be conditional upon the fulfillment, satisfaction or waiver of the following conditions precedent:
(a)	the concurrent completion of the refinancing of the Credit Facility;

(b)	the concurrent completion of the amendments to the capital structure of Primary Energy Recycling Holdings LLC and the Company’s management restructuring as contemplated pursuant to the agreement among PERC, Primary Energy Recycling Holdings LLC, EPCOR USA Ventures LLC and EPCOR USA Holdings LLC dated June 26, 2009.

(c)	the Plan of Arrangement shall have been approved at the Meeting, with or without amendment in accordance with the Interim Order;

(d)	the Final Order shall have been obtained in form and substance satisfactory to the Company;

(e)	no action shall have been instituted and be continuing on the Effective Date for an injunction to restrain, a declaratory judgment in respect of, or damages on account of or relating to, the Recapitalization and no cease trading or similar order with respect to the Existing Common Shares shall have become effective or threatened;

(f)	the Company shall have taken all necessary corporate actions and proceedings in connection with the Recapitalization; and

(g)	all applicable governmental, regulatory and judicial consents, and any other third party consents, shall have been obtained.
ARTICLE 6
GENERAL
Section 6.1 Further Assurances
     Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, the Company will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required in order to document or evidence any of the transactions or events set out herein.
Section 6.2 Paramountcy
     From and after the Effective Time (a) this Plan of Arrangement will take precedence and priority over any and all rights related to Existing Common Shares and Subordinated Notes issued prior to the Effective Time, (b) the rights and obligations of Shareholders and Noteholders and any trustee and transfer agent therefor, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent, whether or not previously asserted) and all Entitlements based on or in any way relating to Existing Common Shares or Subordinated Notes will be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

APPENDIX D
INTERIM ORDER

NO. S-094795 VANCOUVER REGISTRY
IN THE SUPREME COURT OF BRITISH COLUMBIA
IN THE MATTER OF SECTION 288 OF THE BUSINESS CORPORATIONS ACT
(BRITISH COLUMBIA), S.B.C. 2002, CHAPTER 57,
AND AMENDMENTS THERETO
AND
IN THE MATTER OF THE PROPOSED ARRANGEMENT
INVOLVING PRIMARY ENERGY RECYCLING CORPORATION
PRIMARY ENERGY RECYCLING CORPORATION
PETITIONER
INTERIM ORDER

BEFORE MASTER SCARTH	)	FRIDAY, THE 26TH DAY OF
	)	JUNE 2009
)
     THIS WITHOUT NOTICE APPLICATION of the Petitioner, Primary Energy Recycling Corporation (“PERC”), for an Interim Order pursuant to its Petition filed on June 26, 2009, coming on for hearing at Vancouver, British Columbia on June 26, 2009, AND ON HEARING Craig A.B. Ferris, counsel for PERC, AND UPON READING the Petition herein and the Affidavit of Celia Cuthertson, sworn June 25, 2009 (the “Cuthertson Affidavit”) and filed herein:
     THIS COURT ORDERS THAT
Definitions
1. As used in this Interim Order, unless otherwise defined, all capitalized terms shall have the respective meanings ascribed to them in the draft Notice of Special Meeting and Management Proxy Circular (the “Circular”) attached as Exhibit “A” to the Cuthertson Affidavit.

The Meeting
2. PERC is authorized to call, hold and conduct the special meeting of the holders of the common shares of PERC (the “Existing Common Shares”) and the holders of 11.75% Subordinated Notes Due 2017 (the “Subordinated Notes”) on July 30, 2009 at the TSX Broadcast Centre, Main Floor, The Exchange Centre, 130 King Street West, Toronto (the “Meeting”) for the Shareholders and Noteholders to consider, and if deemed advisable, to pass, with or without variation, the Shareholders’ Arrangement Resolution and Noteholders’ Arrangement Resolution, and to authorize, approve and adopt the Arrangement in substantially the same form as the Plan of Arrangement attached as Appendix C to the Circular.
3. The Meeting shall be called, held and conducted in accordance with the Notice, the Business Corporations Act (British Columbia) (the “BCBCA”) and the articles and by-laws of PERC, subject to the terms of this Interim Order or any further order of this Court, and the rulings of the Chair of the Meeting, such rulings and direction not to be inconsistent with this Interim Order.
Adjournments and Postponements
4. Notwithstanding the BCBCA, PERC, if it deems advisable, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote respecting the adjournment or postponement. Notice of any adjournments or postponements shall be given by such method as PERC may determine is appropriate in the circumstances, including by press release, news release, newspaper advertisement or by notice sent to Securityholders by one of the methods specified in paragraph 9 of this Interim Order.
5. The Record Date (as defined in paragraph 7 below) shall not change in respect of adjournments or postponements of the Meeting.
Amendments
6. Prior to the Meeting, PERC is authorized to make such amendments, revisions and/or supplements to the Plan of Arrangement as it may determine without any additional notice, and the Plan of Arrangement as so amended, revised or supplemented shall be the Plan of Arrangement submitted to the meeting and the subject of the Arrangement Resolutions.

Record Date
7. The record date for determining the Securityholders entitled to receive notice of, attend and vote at the Meeting shall be June 24, 2009, as previously approved by the Board of Directors of PERC (the “Record Date”), or such other date as the Board of Directors may determine, and as disclosed in the Meeting Materials.
Notice of the Meeting
8. The Circular is hereby deemed to represent sufficient and adequate disclosure, including for the purposes of Section 290(1)(a) of the BCBCA, and PERC shall not be required to send to the Securityholders any other or additional statement pursuant to Section 290(1)(a) of the BCBCA.
9. The Circular and forms of proxy (collectively referred to as the “Meeting Materials”) in substantially the same form attached as Exhibits “A” and “B” to the Cuthertson Affidavit (subject to the ability of PERC to change dates and make amendments or provide such additional communications or documents thereto as counsel for PERC may advise are necessary or desirable, provided that such changes, amendments, communications or documents are not inconsistent with the terms of this Interim Order) shall be distributed not later than twenty-one (21) days prior to the Meeting as follows:
(a)	in the case of the registered Securityholders, by prepaid ordinary mail, by expedited parcel post, by email or by facsimile, by courier or by delivery in person, addressed to each such holder at his, her or its address, as shown on the books and records of PERC as of the Record Date;

(b)	in the case of non-registered Securityholders, by providing multiple copies of the Meeting Materials to intermediaries and registered nominees in a timely manner;

(c)	in the case of the directors and auditors of PERC, by pre-paid ordinary mail, by expedited parcel post, by email or by facsimile, by courier, or by delivery in person, addressed to the individual directors and the auditors;
and that such mailing, delivery and distribution shall constitute good and sufficient notice of the Meeting.

10. The accidental failure or omission to give notice of the Meeting, or distribute the Meeting Materials in accordance with paragraph 9 above, or the non-receipt of such notice or the Meeting Materials, shall not constitute a breach of this Interim Order or a defect in the calling of the Meeting, or invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of PERC, then it shall use its reasonable best efforts to rectify it by the method and in the time most practicable in the circumstances.
11. No other form of service of the Meeting Materials or any portion thereof need be made or notice given or other material served in respect of these proceedings or the Meeting, except as may be directed by a further order of this Court.
Deemed Receipt of Notice
12. The Meeting Materials, including the Notice of Hearing of Petition, shall be deemed to have been received (i) in the case of mailing, when deposited in a post office or public letter box, (ii) in the case of delivery in person, by courier or by expedited parcel post, upon receipt at the intended recipient’s address, and (iii) in the case of email or facsimile, when the email or facsimile message is received.
Updating Meeting Materials
13. Notice of any amendments, updates or supplement to any of the information provided in the Meeting Materials may be communicated to Securityholders by press release, news release, newspaper advertisement or by notice sent to the Securityholders by any of the means set forth in paragraph 9 herein, as determined by the Board of Directors of PERC.
Quorum and Voting
14. The quorum for the Meeting shall be the presence, in person or by proxy, of (a) two persons who are, or who represent by proxy, Shareholders who, in the aggregate, hold at least 5% of the outstanding Existing Common Shares entitled to be voted at the Meeting; and (b) one or more persons who are, or who represent by proxy, Noteholders who, in the aggregate, hold at least 5% of the aggregate principal amount of Subordinated Notes entitled to be voted at the Meeting.

15. The vote required to pass the Shareholders’ Arrangement Resolution shall be the affirmative vote of at least two-thirds of votes cast by Shareholders present in person or represented by proxy at the Meeting and entitled to vote on such resolution. The vote required to pass the Noteholders’ Arrangement Resolution shall be the affirmative vote of at least a majority in number of Noteholders holding not less than 75% of the aggregate principal amount of Subordinated Notes (including Separate Subordinated Notes as defined in the Circular) present in person or by proxy voting together as a single class.
16. The votes taken at the Meeting shall be taken on the basis that Each Shareholder as of the Record Date will have one vote for each Existing Common Share held as of the Record Date, and each Noteholder as of the Record Date will have one vote for each Cdn$2.50 principal amount of Subordinated Notes held as of the Record Date.
17. Holders of EISs are obligated to vote their Subordinated Notes and the corresponding Existing Common Share component of such EISs either both in favour of, or both against, the Noteholders’ Arrangement Resolution and Shareholders’ Arrangement Resolution.
Permitted Attendees
18. The only persons entitled to attend or speak at the Meeting shall be: (i) the registered Securityholders or their respective proxyholders; (ii) the officers, directors, auditors and advisors of PERC; and (iii) other persons who may receive the permission of the Chair of the Meeting. The only persons entitled to be represented and to vote at the Meeting shall be the registered Securityholders as of the close of business on the Record Date, or their respective proxyholders.
Solicitation of Proxies
19. PERC is authorized to use the forms of proxy, in substantially the same forms attached as Exhibit “B” to the Cuthertson Affidavit. PERC is authorized, at its expense, to solicit proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine. PERC may waive, in its discretion, the time limits for the deposit of proxies if it deems it advisable to do so.

20. The procedure for the use of proxies at the Meeting shall be set out in the Meeting Materials.
Application for the Final Order
21. Upon approval of the Arrangement Resolution in the manner set forth in paragraph 15 of this Interim Order, PERC may apply to this Court for a Final Order approving the Arrangement and declaring that the terms and conditions of the Arrangement are fair with respect to PERC and the Securityholders.
22. The application is to be heard at 10:00 a.m. on August 4, 2009 or so soon thereafter as it may be adjourned to, and shall be heard at the Courthouse at 800 Smithe Street, Vancouver, British Columbia.
23. Any Securityholder seeking to appear at the hearing of the application for the Final Order shall, by or before 4:00 p.m. (Vancouver time) on August 2, 2009:

(a)	file an appearance, in the form prescribed by the Rules of Court, with this Court;

and

(b)	deliver the filed Appearance to the Petitioner’s solicitors at:

LAWSON LUNDELL LLP
Suite 1600 Cathedral Place
925 West Georgia Street
Vancouver, British Columbia
V6C 3L2 Canada

Attention: Craig A.B. Ferris; and

(c)	deliver a copy of the Appearance to:

TORYS LLP
Suite 3000
TD Centre
79 Wellington Street, West
Toronto, Ontario
M5K 1N2 Canada

Attention: Andrew Gray.

24. Sending the Notice of Hearing of Petition and this Interim Order in accordance with paragraph 9 of this Interim Order shall constitute good and sufficient service of the within proceedings and no other form of service need be made and no other material need be served on such person in respect of these proceedings and that service of the affidavits in support is dispensed with.
25. The only persons entitled to notice of any further proceedings herein, including any hearing to sanction and approve the Arrangement, and to appear and be heard thereon, shall be the solicitors for PERC and any persons who have delivered an Appearance in accordance with this Interim Order.
26. In the event the hearing for the Final Order is adjourned, only those persons who have filed and delivered an Appearance in accordance with this Interim Order need be served and provided with notice of the adjourned hearing date.
Precedence; Variance
27. To the extent of any inconsistency or discrepancy with respect to the matters provided for in this Interim Order between this Interim Order and the terms of any instrument creating, governing or collateral to the Existing Common Shares or Subordinated Notes, or the articles or by-laws of PERC, this Interim Order shall govern.
28. PERC shall be entitled, at any time, to apply to vary this Interim Order.
29. Rules 44 and 51A of the Rules of Court will not apply to any further applications in respect of this proceeding, including the application for the Final Order and any application to vary this Interim Order.

/s/ [ILLEGIBLE]
BY THE COURT [ILLEGIBLE]
DEPUTY DISTRICT REGISTRAR
APPROVED AS TO FORM
/s/ Craig Ferris
Solicitor for the Petitioner
Lawson Lundell LLP

APPENDIX E
NOTICE OF HEARING OF PETITION

NO. S-094795
VANCOUVER REGISTRY
IN THE SUPREME COURT OF BRITISH COLUMBIA
IN THE MATTER OF SECTION 288 OF THE BUSINESS CORPORATIONS ACT
(BRITISH COLUMBIA), S.B.C. 2002, CHAPTER 57,
AND AMENDMENTS THERETO
AND
IN THE MATTER OF THE PROPOSED ARRANGEMENT
INVOLVING PRIMARY ENERGY RECYCLING CORPORATION
PRIMARY ENERGY RECYCLING CORPORATION
PETITIONER
NOTICE OF HEARING OF PETITION

TO:	THE SHAREHOLDERS OF PRIMARY ENERGY RECYCLING CORPORATION

AND TO:	THE HOLDERS OF 11.75% SUBORDINATED NOTES DUE 2017 OF PRIMARY ENERGY CORPORATION
     A Petition has been filed by Primary Energy Recycling Corporation (“PERC”) in the Supreme Court of British Columbia for approval of a plan of arrangement (the “Arrangement”) pursuant to Section 288 of the Business Corporations Act (British Columbia), S.B.C. 2002, Chapter 57, as amended (the “BCBCA”);
     By an Interim Order of the Supreme Court of British Columbia, pronounced June 26, 2009, the Court has given directions as to the calling of a special meeting of the holders of common shares (the “Shareholders”) and the holders of 11.75% Subordinated Notes Due 2017 (the “Noteholders”) for the purposes of considering and voting upon and approving the Arrangement;
     An application for a Final Order approving the Arrangement and for a declaration that the terms and conditions of the Arrangement are fair to PERC and to Shareholders and Noteholders shall be made before the presiding judge in Chambers at the Courthouse, 800 Smith Street, Vancouver, British Columbia on 4th day of August 2009 at 10:00 a.m. (Vancouver time), or so soon thereafter as counsel may be heard (the “Final Application”).
     Any Shareholders or Noteholders affected by the Final Order sought may appear either in person or by counsel) and make submissions at the hearing of the Final Application if such person has filed with the Court at the Court Registry, 800 Smithe Street, Vancouver, British Columbia, an Appearance in the form prescribed by the Rules of Court of the Supreme Court of British Columbia and delivered a copy of the filed appearance, together with all material on which such person intends to rely at the hearing of the Final Application, including an outline of such person’s proposed submissions, to PERC at its address for delivery set out below by or before 4:00 p.m. (Vancouver time) on August 2, 2009.

E-1

     The Petitioner’s address for delivery is c/o , Lawson Lundell LLP, Suite 1600 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia V6C 3L2, Canada, Attention: Craig A.B. Ferris, with a copy to Torys LLP, Suite 3000, 270 Wellington Street West, Toronto-Dominion Centre, Toronto, Ontario M5K 1N2, Attention: Andrew Gray.
     If you wish to be notified of any adjournment of the final application, you must give notice of your intention by filing and delivery the form of “appearance” as aforesaid. You may obtain a form of “Appearance” at the Court Registry, 800 Smithe Street, Vancouver, British Columbia, V6Z 2E1.
     At the hearing of the final application the Court may approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court deems fit.
     If you do not file an appearance and attend either in person or by counsel at the time of such hearing, the Court may approve the Arrangement, as presented, or may approve it subject to such terms and conditions as the court shall deem fit, all without any further notice to you. If the Arrangement is approved, it will significantly affect the rights of the Shareholders and Noteholders.
     A copy of the said Petition and other documents in the proceedings will be furnished to any member of PERC upon request in writing addressed to the solicitors of the Petitioners at its address for delivery set out above.
     DATED at Vancouver, British Columbia, this 26th day of June, 2009.

“Craig Ferris”
Solicitor for the Petitioner
Craig A.B. Ferris

E-2

APPENDIX F
FAIRNESS OPINION

Genuity Capital Markets
Scotia Plaza, Suite 4900
40 King Street W, PO Box 1007
Toronto, ON M5H 3Y2
T 416.603.6000
F 416.603.3099
genuitycm.com
Strictly Private and Confidential
June 18, 2009
The Board of Directors
Primary Energy Recycling Corporation
2000 York Road, Suite 129
Oak Brook, Illinois 60523
United States of America
Attention: A. Michel Lavigne, Chairman of the Board of Directors
To the Board of Directors:
     Genuity Capital Markets (“Genuity”) understands that Primary Energy Recycling Corporation (the “Company”) is proposing a recapitalization transaction (the “Recapitalization”), which contemplates a plan of arrangement under Division 5 of Part 9 of the Business Corporations Act (British Columbia) that will result in: (i) the conversion of all outstanding 11.75% Subordinated Notes Due 2017 (the “Notes”) to common shares (the “Existing Common Shares”) of the Company on the basis of sixteen (16) Existing Common Shares for each Cdn$2.50 principal amount of Subordinated Notes (the “Conversion”); and (ii) the consolidation of all outstanding Existing Common Shares after completion of the Conversion on the basis of one new common share of the Company (the “New Common Shares”) for every seventeen (17) Existing Common Shares. The terms of the Recapitalization are described in the plan of arrangement (the “Plan of Arrangement”) which is attached as Appendix C to the final draft form of the Company’s notice of meeting and management proxy circular, together with all appendices thereto (the “Circular”).
     The board of directors of the Company (the “Board”) has retained Genuity to provide advice and assistance to the Board and its legal advisors in evaluating the Recapitalization, including the preparation and delivery to the Board of Genuity’s opinion as to whether the Conversion, if implemented, is fair to the holders of the Notes (the “Noteholders”) from a financial point of view (the “Opinion”).
Engagement
     Genuity was formally engaged by the Board through an agreement between the Company and Genuity (the “Engagement Agreement”) effective June 18th, 2009. The Engagement Agreement provides the terms upon which Genuity has agreed to act as the Board’s financial advisor in connection with the Recapitalization, including the provision of the Opinion. The terms of the Engagement Agreement provide that Genuity is to be paid a fee for its services as a financial advisor, including fees on delivery of the Opinion. In addition, Genuity is to be reimbursed for certain of its out-of-pocket expenses and to be indemnified by the Company in certain circumstances.

     Genuity has consented to the inclusion of the Opinion, in its entirety, together with a summary of the Opinion in a form acceptable to Genuity in the Circular prepared in connection with the Recapitalization.
Relationship with Interested Parties
     Other than its engagements (i) by the Board in the first quarter of 2008. in respect of the strategic review process initiated by the Board to evaluate options available to the Company to maximize value for holders (the “EIS Holders”) of the Company’s enhanced income securities (“EISs”) and (ii) by the Company and Primary Energy Recycling Holdings LLC (“Primary Energy’’) in October of 2008 to act as co-lead in respect of a sale process involving the Company, Genuity has not been engaged to provide any financial advisory services nor has it participated in any financings involving the Company. Primary Energy, EPCOR USA Ventures LLC (“EPCOR”) or any of their respective associates or affiliates, within the past two years, other than the services provided in connection with the Recapitalization. Genuity has been granted, subject to certain conditions, a right of first offer with respect to certain future equity financing transactions of the Company and, in the event that Genuity does assist the Company in such financing transactions, Genuity would receive compensation in connection therewith. Other than as disclosed in the preceding sentence, there are no understandings, agreements or commitments between Genuity and the Company, Primary Energy, EPCOR or any of their respective associates or affiliates with respect to any future business dealings. However, Genuity may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, Primary Energy, EPCOR or any of their respective associates or affiliates.
     In the ordinary course of its business, Genuity acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Genuity conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company.
Credentials of Genuity Capital Markets
     Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, institutional sales and trading, and equity research services. Genuity has professionals and offices across Canada, as well as in the United States. The Opinion expressed herein represents the opinion of Genuity the form and content of which have been approved for release by a committee of its principals, each of whom is experienced in merger, acquisition, restructuring, divestiture and fairness opinion matters.
Scope of Review
     In connection with the Opinion, Genuity reviewed, analyzed, considered, and relied upon (without attempting to verify independently the completeness or accuracy thereof) or carried out, among other things, the following:

(a)	the Circular, the Plan of Arrangement and the resolution of the Noteholders to approve the Plan of Arrangement, to be passed by the requisite number of affirmative votes of the Noteholders at the meeting of Noteholders, the full text of which is set out as Appendix A to the Circular;

(b)	the credit facility dated August 24, 2005 between, among others, a syndicate of financial institutions and Primary Energy Operations LLC, as amended on June 13, 2007, November 30, 2007 and April 7, 2009;

(c)	an organizational chart describing the Company and its various interests in subsidiaries, affiliates, joint ventures and other operating companies;

(d)	a representation letter dated the date hereof provided to Genuity by senior management of the Company (the “Certificate”);

(e)	each of the audited financial statements, including related notes to the audited financial statements and managements’ discussion and analysis of operating results of the Company for the three fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008;

(f)	the management information circulars of the Company with respect to each of the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008;

(g)	the annual information forms of the Company with respect to each of the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008;

(h)	certain internal financial information and other data relating to the business and financial prospects of the Company, that were provided to Genuity by the Company and are not publicly available;

(i)	discussions with senior management of the Company, regarding the business plans, operations and financial projections for, and current financial position of the Company, including discussions relating to the consequences to the Noteholders of completing the Conversion and not completing the Conversion;

(j)	the terms of the Notes, the Existing Common Shares and the EISs of the Company as well as the common membership interests (the “Common Interests”), the class A preferred membership interests (the “Class A Interests”) and the class B membership interests (the “Class B Interests”) of Primary Energy;

(k)	known, feasible alternative transactions to the Recapitalization;

(l)	discussions with the Company’s auditors and internal and external legal counsel to the Company with respect to various matters relating to the Company and the Recapitalization;

(m)	a review of current debt capital market and equity capital market conditions;

(n)	public information (including that prepared by industry research analysts) relating to the business, operations, financial condition, equity trading history, and debt trading history of the Company and other selected public issuers we considered relevant; and

(o)	such other corporate, industry and financial market information, investigations and analyses as Genuity considered necessary or appropriate in the circumstances.
     Genuity has assumed the accuracy and fair presentation of, and has relied upon, the audited financial statements of the Company and the reports of the relevant auditors thereon.
Assumptions and Limitations
     Genuity has not prepared a valuation or appraisal of the Company or any of its securities or assets or the securities or assets of the Company’s associates or affiliates (nor have we been provided with any such valuation or appraisal) and the Opinion should not be construed as such. Genuity has, however, conducted such analyses as it considered necessary in the circumstances. Genuity was similarly not engaged to provide and has not provided: (i) an opinion as to the fairness of the transaction to the Company, the holders of the Existing Common Shares (the “Existing Common Shareholders”), the EIS Holders, the holders of the Common Interests (the “Common Interest Holders”), the holders of the Class A Interests (the “Class A Interest Holders”) or the holders of the Class B Interests (the “Class B Interest Holders”); (ii) an opinion as to the relative fairness of the Recapitalization among or as between the Existing Common Shareholders, the Noteholders, the EIS Holders, the Common Interest Holders, the Class A Interest Holders and the Class B Interest Holders; (iii) a review of any legal, tax or accounting aspects of the transaction contemplated by the Recapitalization. Without limiting the generality of the foregoing, Genuity has not reviewed and is not opining upon the tax treatment under the Conversion to Noteholders; (iv) an opinion concerning the future trading price of any of the securities of the Company, or of the securities of its associates or affiliates following the completion of the Recapitalization; (v) an opinion as to the fairness of the process underlying the Recapitalization; or (vi) a recommendation to any Noteholder how such Noteholder should vote or act with respect to the Recapitalization.
     Genuity has relied, without independent verification, upon the completeness, accuracy and fair presentation of all of information, data and other material (financial and otherwise), provided orally by or in the presence of an officer of the manager of the Company or under the supervision of the Board or in written or electronic form by or on behalf of the Company or its subsidiaries to Genuity for the purpose of preparing the Opinion (collectively, the “Information”) and Genuity has assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make that Information not misleading. The Opinion is conditional upon such completeness, accuracy and fair presentation of the Information including as to the absence of any undisclosed material change. Subject to the exercise of professional judgment and except as expressly described herein, Genuity has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. With respect to the financial models, forecasts, projections and estimates provided to Genuity and used in the analysis supporting the Opinion, Genuity has noted that projecting future results of any company is inherently subject to uncertainty and has assumed that such financial models, forecasts, projections and estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the matters covered thereby and in rendering the Opinion Genuity expresses no view as to the reasonableness of such forecasts, projections and estimates or the assumptions on which they are based.
     The Chairman of the Board of the Company and a senior officer of the manager of the Company have represented to Genuity in the Certificate delivered as of the date hereof, among other things, that (a) the Information provided by or on behalf of the Company or any of its subsidiaries to Genuity for the purpose of preparing the Opinion, (i) was, at the date the Information was provided to Genuity, and is (including as supplemented from the date originally provided) at the date hereof complete, true and correct in all material respects, (ii) did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Recapitalization and (iii) did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Recapitalization necessary to make the Information not misleading in light of the circumstances under which the Information was provided; and that (b) since the dates on which the Information was provided to Genuity, except as disclosed in writing to Genuity or as otherwise publicly disclosed by the Company, there has been no material change (as that term is defined in the Securities Act (Ontario)), financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof that would have or that could reasonably be expected to have a material effect on the Opinion.
     The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, as they were reflected in the Information and as they have been represented to Genuity in discussions with management of the Company. In its analyses and in preparing the Opinion, Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Genuity or any party involved in the Recapitalization. Genuity has also assumed that all draft documents referred to under “Scope of Review” above are accurate reflections, in all material respects, of the final form of such documents.
     The Opinion has been provided for the use of the Board in connection with its evaluation of the Recapitalization and, except as contemplated herein or in the Engagement Agreement, may not be used by any other person or relied upon by any other person and may not be quoted from, publicly disseminated or otherwise communicated to any other person without the express prior written consent of Genuity. The Opinion is given as of the date hereof and Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion that may come or be brought to Genuity’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, Genuity reserves the right to change, modify or withdraw the Opinion.
     Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not reasonably susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.
Conclusion
     Based upon and subject to the foregoing, Genuity is of the opinion that, as of the date hereof, the Conversion, if implemented, is fair to the Noteholders from a financial point of view.
Yours very truly,
GENUITY CAPITAL MARKETS

Please direct all inquiries to:
Questions and Further Assistance
If you have any questions about the information contained in this document or require assistance in completing your proxy form, please contact the proxy solicitation agent at:
100 University Avenue
11th Floor, South Tower
Toronto, Ontario
M5J 2Y1
North American Toll Free Number: 1.866.725.6498